Execution Copy

AGREEMENT AND PLAN OF REORGANIZATION

BY AND AMONG

VERITEX HOLDINGS, INC.,

FREEDOM MERGER SUB, INC.

AND

LIBERTY BANCSHARES, INC.

Dated as of August 1, 2017

i

Section 11.16.	Extension; Waiver	68
Section 11.17.	Amendments	69

EXHIBITS
Exhibit A:	Form of Voting Agreement
Exhibit B:	Form of Director Support Agreement
Exhibit C:	Form of Option Termination and Release Agreement
Exhibit D:	Bank Merger Agreement
Exhibit E:	Form of Release by Directors/Officers

v

INDEX OF DEFINED TERMS

Acquiring Bank	5	Environmental Notice	45
Acquiring Bank Board	54	ERISA	56
Acquisition Proposal	65	Exchange Act	33
Affiliate	64	Exchange Agent	10
Aggregate Buyer Stock Value	5	Exchange Fund	10
Aggregate Cash Consideration	5	Execution Date	1
Aggregate Merger Consideration	5	FDIA	12
Aggregate Option Consideration	5	FDIC	65
Aggregate Stock Consideration	5	Final Closing Statement	9
Agreement	1	Final Tangible Common Equity	9
Bank Merger	5	FRB	29
Bank Merger Agreement	5	GAAP	7
Bankruptcy Exception	14	Governmental Authority	65
Best Knowledge	65	Hazardous Material	65
BHC Act	12	Holder	10
Business Day	65	Indemnified Party	51
Buyer	1	Initial Resolution Period	9
Buyer Adjustment Notice	7	Integrated Mergers	1
Buyer Board	54	Interim Closing Statement	8
Buyer Common Stock	3	Investment Securities	66
Buyer Disclosure Schedules	30	IRS	19
Buyer Reports	33	Law	66
Calculation Date	9	Liens	13
Certificate	3	Loans	22
Change in Recommendation	37	Material Adverse Change	66
Closing	2	Merger	1
Closing Date	2	Merger Sub	1
Code	1	Minimum Allowance Amount	47
Contracts	17	Minimum Tangible Common Equity	7
Derivative Transactions	24	NASDAQ	6
Determination Date	6	Neutral Auditor	9
Determination Date VWAP	6	Objection Notice	9
Diluted Target Shares	6	Officer Releases	58
Director Releases	58	Option Cancellation Payment	4
Director Support Agreements	1	Option Holder Release Agreements	4
Disclosing Party	65	Per Option Amount	6
Dissenting Shareholder	3	Per Share Cash Consideration	6
DP Contracts	30	Per Share Merger Consideration	6
Effective Time	2	Per Share Stock Consideration	6
Employee Plan	27	Person	66
Employee Plans	27	Preferred Shares	31
Environmental Inspections	44	Preliminary Closing Statement	8
Environmental Laws	65	Proceedings	16

Properties	66	Target Bank Call Reports	15
Property	66	Target Board	1
Proprietary Rights	21	Target Closing Shares	7
Proxy Statement	29	Target Common Stock	3
Qualified Benefit Plan	28	Target Disclosure Schedules	12
RAP	15	Target Employee Plan	27
Recipient	66	Target Employees	51
Registration Statement	49	Target Financial Statements	15
Regulatory Agency	66	Target Interim Statements	15
Regulatory Agreement	25	Target Meeting	36
Representative	66	Target Option	4
Required Approvals	2	Target PEO	27
Requisite Target Vote	14	Target PEO Employee Plan	27
SEC	29	Target Representatives	43
Secondary Investigation	44	Target Stock Option Plans	4
Second-Step Merger	1	Tax	67
Securities Act	49	Tax Return	67
Subject Information	67	Taxes	67
Subsidiary	67	TBOC	2
Superior Proposal	67	TDB	50
Surviving Corporation	2	Terminated Employees	51
Tangible Common Equity	7	Termination Date	59
Tangible Expenses	7	Termination Fee	60
Target	1	Transmittal Materials	10
Target Audited Statements	15	Treasury Shares	3
Target Bank	1	TXSOS	2
Target Bank Board	56	Voting Agreement	1

AGREEMENT AND PLAN OF REORGANIZATION
THIS AGREEMENT AND PLAN OF REORGANIZATION (this “Agreement”), dated as of the 1st day of August, 2017 (the “Execution Date”), is by and among Veritex Holdings, Inc., a Texas corporation and registered bank holding company (“Buyer”), Freedom Merger Sub, Inc., a Texas corporation and a wholly-owned Subsidiary of Buyer (“Merger Sub”), and Liberty Bancshares, Inc., a Texas corporation and registered bank holding company (“Target”).
RECITALS:
WHEREAS, the Boards of Directors of Buyer and Merger Sub have unanimously determined that it is advisable and in the best interests of their respective companies and shareholders to consummate the strategic business combination transaction contemplated herein on the terms and subject to the conditions set forth in this Agreement, pursuant to which (i) Merger Sub will merge with and into Target, with Target as the surviving corporation in the Merger (the “Merger”), and (ii) immediately thereafter, Target will merge with and into Buyer, with Buyer being the surviving corporation (the “Second-Step Merger”, and together with the Merger, the “Integrated Mergers”);
WHEREAS, the Board of Directors of Target (the “Target Board”) has unanimously determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests of Target’s shareholders, and has approved this Agreement and the transactions contemplated hereby, including the Merger, all upon the terms and subject to the conditions set forth herein;
WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Buyer’s willingness to enter into this Agreement, (i) certain executive officers and each director of Target and of Liberty Bank, a Texas banking association and wholly-owned Subsidiary of Target (“Target Bank”), who are shareholders of Target and certain other shareholders of Target, all of whom are listed on Schedule 1, have entered into a Voting Agreement in the form attached hereto as Exhibit A (collectively, the “Voting Agreement”) pursuant to which each such Person has agreed, among other things, to vote the shares of Target Common Stock held by such Person in favor of the Merger, subject to the terms of the Voting Agreements; and (ii) each of the directors of Target and Target Bank has entered into a Director Support Agreement in the form attached hereto as Exhibit B (collectively, the “Director Support Agreements”)
WHEREAS, for federal income Tax purposes, the parties intend that the Integrated Mergers together will qualify as a reorganization within the meaning of § 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and the rules and regulations promulgated thereunder and that this Agreement is hereby adopted a plan of reorganization for the purposes of Code §§ 354 and 361 and the applicable regulations; and
WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.
NOW, THEREFORE, for and in consideration of the foregoing and of the mutual representations, warranties, covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereby agree as follows:

ARTICLE I
THE MERGER
Section 1.01.    The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, Merger Sub shall merge with and into Target, with Target as the surviving corporation (sometimes referred to in such capacity as the “Surviving Corporation”), pursuant to the provisions of Chapter 10 and Chapter 21 of the Texas Business Organizations Code (the “TBOC”).
Section 1.02.    The Closing; Effective Time.
(a)    The transactions contemplated under this Agreement shall be consummated on a date (the “Closing Date”) which shall be the last Business Day of the month during which all necessary regulatory, corporate and other approvals have been received, and all associated mandatory waiting periods have expired (the “Required Approvals”) or such other date as may be mutually agreeable to Buyer and Target. On the Closing Date, a meeting (the “Closing”) will take place at which the parties to this Agreement will exchange certificates, letters and other documents in order to determine whether all of the conditions set forth in ARTICLE VII and ARTICLE VIII have been satisfied or waived or whether any condition exists that would permit a party to this Agreement to terminate this Agreement. If no such condition then exists or if no party elects to exercise any right it may have to terminate this Agreement, then and thereupon the appropriate parties shall execute such documents and instruments as may be necessary or appropriate in order to effect the transactions contemplated by this Agreement. The Closing shall take place at 10:00 a.m., local time at the offices of Norton Rose Fulbright US, LLP, 2200 Ross Avenue, Suite 3600, Dallas, Texas 75201, on the Closing Date, or at such other time and place to which Buyer and Target may agree.
(b)    The “Effective Time” means the effective time of the Merger as specified in the Certificate of Merger filed with and certified by the Texas Secretary of State (“TXSOS”), which time shall be specified as 12:01 a.m. on the first day of the month following the Closing Date.
Section 1.03.    Effects of the Merger. At the Effective Time, the corporate existence of Merger Sub and Target shall, as provided in the provisions of Law heretofore mentioned, be continued in the Surviving Corporation, and the Surviving Corporation shall be deemed to be a continuation in entity and identity of Merger Sub and Target. All rights, franchises and interests of Merger Sub and Target, respectively, in and to any type of property and choses in action shall be transferred to and vested in Surviving Corporation by virtue of such Merger without reversion or impairment, without further act or deed and without any assignment having occurred, but subject to any existing Liens thereon. The Merger shall have all other effects set forth in Section 10.008 of the TBOC.
Section 1.04.    Certificate of Formation and Bylaws. As a result of the Merger, the Certificate of Formation and bylaws of Merger Sub, shall continue in effect as the Certificate of Formation and bylaws of the Surviving Corporation until the same shall be amended and changed as provided by applicable Law.
Section 1.05.    Directors and Officers. The directors and officers of Merger Sub as of the Effective Time, shall be the directors and officers of the Surviving Corporation, and such directors and officers shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Certificate of Formation and bylaws of the Surviving Corporation or as otherwise provided by applicable Law.

Section 1.06.    Conversion of Securities. At the Effective Time by virtue of the Merger and without any further action on the part of Buyer, Merger Sub, Target or any holder of any of the following securities:
(a)    No Effect on Buyer Common Stock. Each share of common stock, par value $0.01 per share, of Buyer (the “Buyer Common Stock”) issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall not be affected by the Merger.
(b)    Conversion of Merger Sub Common Stock. Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one (1) share of common stock, par value $0.01 per share, of the Surviving Corporation.
(c)    Conversion of Target Common Stock. Each share of common stock, par value $1.00 per share, of Target issued and outstanding immediately prior to the Effective Time (“Target Common Stock”), excluding any Target Common Stock held by a Dissenting Shareholder and Treasury Shares, shall be cancelled and converted into and represent the right to receive from the Buyer, without interest, the Per Share Merger Consideration. All shares of Target Common Stock that have been converted in the Merger shall be cancelled automatically and shall cease to exist, and the holders of certificates which immediately prior to the Effective Time represented such shares of Target Common Stock (each, a “Certificate”), shall cease to have any rights with respect to those shares of Target Common Stock, other than the right to receive from the Buyer following the Effective Time the Per Share Merger Consideration for each share of Target Common Stock represented by the Certificate pursuant to this Section 1.06(c) and in accordance with procedures set forth in Section 2.03.
(d)    Cancellation of Treasury Shares. Notwithstanding anything in this Agreement to the contrary, each share of Target Common Stock held in the treasury of Target and each share of Target Common Stock owned by any direct or indirect wholly-owned Subsidiary of Target immediately prior to the Effective Time (collectively, “Treasury Shares”) (other than (i) shares of Target Common Stock held, directly or indirectly, in trust accounts, managed accounts and the like or otherwise held in a fiduciary capacity that are beneficially owned by third parties and (ii) shares of Target Common Stock held in respect of a debt previously contracted), shall be automatically cancelled without any conversion and no payment or distribution shall be made with respect thereto.
(e)    Dissenting Shareholders. Notwithstanding anything in this Agreement to the contrary, shares of Target Common Stock that are held by shareholders of Target who have complied with the terms and provisions of Subchapter H of Chapter 10 of the TBOC (each a “Dissenting Shareholder”) shall be entitled to those rights and remedies set forth in Subchapter H of Chapter 10 of the TBOC; provided, however, that if a shareholder of Target fails to perfect, withdraws or otherwise loses any such right or remedy granted by the Subchapter H of Chapter 10 of the TBOC, each share of Target Common Stock held by such shareholder shall be converted into and represent only the right to receive the consideration as specified in Section 1.06(c). Target shall give Buyer prompt notice upon receipt by Target of any demands for payment of the value of such shares of Target Common Stock and of withdrawals of such notice and any other instruments provided pursuant to applicable Law, and Buyer shall have the right to direct all negotiations and proceedings with respect to any such demands. Target shall not, except with the prior written consent of Buyer, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment, or waive any failure to timely deliver a written demand for appraisal or the taking of any other action by such Dissenting Shareholder as may be necessary to perfect appraisal rights under applicable Law. Any payments made in respect of shares held by a Dissenting Shareholder shall be made by the Surviving Corporation (or Buyer as its successor following consummation of the Second-Step Merger).
(f)    Treatment of Target Stock Options. Each option to purchase shares of Target Common Stock (“Target Option”) granted under the Liberty Bancshares, Inc. 2009 Stock Option Plan or pursuant to a nonqualified stock option agreement or agreement with Target (collectively, the “Target Stock Option Plans”), including those Target Options that are set forth on Confidential Schedule 3.02(a) of the Target Disclosure Schedule, that is unexpired, outstanding and unexercised (whether vested or unvested) immediately prior to the Effective Time, shall, without any further action on the part of any holder thereof, fully vest and shall be cancelled at the Effective Time and shall not be assumed by Buyer, and no Target Option shall be substituted with any equivalent option or right to purchase Buyer Common Stock. Upon cancellation thereof, each such Target Option shall be converted automatically into the right to receive an amount in cash, without interest, equal to the product of (i) the number of shares of Target Common Stock available for purchase pursuant to such Target Option (the “Target Option Shares”) multiplied by (ii) the excess, if any, of the Per Option Amount (as defined in Section 2.01(i)) over the exercise price per share of such Target Option Shares (the “Option Cancellation Payment”); provided, that the right to receive such cash consideration shall be conditioned upon the holder thereof executing and delivering to Target an option holder termination and release agreement in the form attached hereto as Exhibit C (collectively, the “Option Holder Release Agreements”) contemplated by Section 8.16. To the extent that any Target Option that has an exercise price per share of Target Common Stock that is greater than or equal to the Per Option Amount, such Target Option shall be cancelled in exchange for no consideration. Buyer shall deliver the Option Cancellation Payment to each holder of a Target Option on the first Business Day following the Effective Time (assuming the delivery and effectiveness of the requisite Option Holder Release Agreement). Payments to the holders of Target Options shall be subject to applicable withholding under the Code, or any provision of state, local or foreign Tax Law, with respect to the making of such payment, and Buyer shall deliver such withheld amount to the applicable taxing authority.
Section 1.07.    No Fractional Buyer Common Stock. Notwithstanding anything in this Agreement to the contrary, Buyer will not issue any certificates or scrip representing fractional shares of Buyer Common Stock otherwise issuable pursuant to the Merger. In lieu of the issuance of any such fractional shares, Buyer shall pay to each former holder of Target Common Stock otherwise entitled to receive such fractional share an amount of cash determined by multiplying (a) the Determination Date VWAP by (b) the fraction of a share of Buyer Common Stock which such holder would otherwise be entitled to receive pursuant to Section 1.06(c).
Section 1.08.    Anti-Dilution Provisions. If, between the Execution Date and the Effective Time, either party should change the number or class of its outstanding shares by reason of a stock split, reverse stock split, reclassification, recapitalization, combination, exchange of shares or readjustment, or a share dividend thereon is declared with a record date within said period, the Per Share Merger Consideration and any dependent items shall be adjusted accordingly and proportionately; provided, that for the avoidance of doubt, no such adjustment shall be made with regard to the shares of Buyer Common Stock to be issued hereunder to holders of Target Common Stock if (i) Buyer issues additional shares of Buyer Common Stock, if Buyer receives consideration for such shares in a bona fide merger, acquisition or other business combination or any other third party transaction (including an offering or sale of shares of Buyer Common Stock), or (ii) Buyer issues stock options, restricted stock units or grants or similar equity awards or Buyer Common Stock upon exercise or vesting of any such grants or awards.

Section 1.09.    Bank Merger. Immediately after the Integrated Mergers, Buyer shall cause the Target Bank to merge with and into Veritex Community Bank (“Acquiring Bank”), a Texas banking association and a wholly-owned Subsidiary of Buyer (such merger, the “Bank Merger”) with Acquiring Bank as the surviving bank. The Bank Merger shall be implemented pursuant to an agreement and plan of merger, in a form attached hereto as Exhibit D (the “Bank Merger Agreement”).
Section 1.10.    Change of Method. Target and Buyer shall be empowered, upon their mutual agreement, at any time prior to the Effective Time, to change the method or structure of effecting the combination of Target and Buyer (including the provisions of ARTICLE I), if and to the extent they both deem such change to be necessary, appropriate or desirable; provided, however, that no such change shall (i) alter or change the Per Share Merger Consideration, (ii) adversely affect the Tax treatment of Target’s shareholders or Buyer’s shareholders pursuant to this Agreement, (iii) adversely affect the Tax treatment of Target or Buyer pursuant to this Agreement or (iv) materially impede or delay the consummation of the transactions contemplated by this Agreement in a timely manner. The Parties agree to reflect any such change in an appropriate amendment to this Agreement executed by both parties in accordance with Section 11.17.
Section 1.11.    Tax Free Reorganization. For U.S. federal income Tax purposes, (a) the parties intend that (i) the Integrated Mergers shall together be treated as a single integrated transaction that qualifies as a “reorganization” within the meaning of the Code § 368(a), and (ii) Buyer, Merger Sub and Target shall each be a party to such reorganization within the meaning of the Code § 368(b), (b) this Agreement is intended to be, and is hereby adopted as, a “plan of reorganization” for purposes of the Code §§ 354, 361 and 368 and within the meaning of Treasury Regulation § 1.368-2(g), and (c) unless otherwise required by applicable Law, each of Buyer and Target (i) shall report the Integrated Mergers together as a “reorganization” within the meaning of the Code § 368(a), (ii) shall not take any Tax reporting position inconsistent with such characterization and (iii) shall properly file with their federal income Tax Returns all information required by Treasury Regulations § 1.368‑3.
ARTICLE II
DETERMINATION OF MERGER CONSIDERATION AND EXCHANGE PROCEDURES
Section 2.01.    Determination of Merger Consideration. For purposes of this Agreement:
(a)    “Aggregate Buyer Stock Value” means the dollar value equal to the Determination Date VWAP multiplied by the Aggregate Stock Consideration.
(b)    “Aggregate Cash Consideration” means $25,000,000, as it may be adjusted pursuant to Section 2.02.
(c)    “Aggregate Merger Consideration” means the sum of the Aggregate Cash Consideration, plus the Aggregate Stock Consideration.
(d)    “Aggregate Option Consideration” means the aggregate cash amount paid by Buyer for the cancellation of Target Options pursuant to Section 1.06(f) hereof.
(e)    “Aggregate Stock Consideration” means, a number of shares of Buyer Common Stock, which number shall vary based on the Determination Date VWAP, as determined by the methodology set forth in the following table:

Determination Date VWAP	Aggregate Stock Consideration
Equal to or greater than $22.07, but less than $24.83	The number of shares of Buyer Common Stock stated in the Buyer Adjustment Notice contemplated by Section 2.02(a) (which number shall not be less than 1,450,000).
Equal to or greater than $24.83 but less than $30.35	1,450,000 shares of Buyer Common Stock.
Equal to or greater than $30.35 but less than $33.11	A number of shares of Buyer Common Stock equal to (A) $44,006,050 divided by (B) the Determination Date VWAP, rounded to the nearest whole share.
Equal to or greater than $33.11	1,329,167 shares of Buyer Common Stock.
Confidential Schedule 2.01(e) sets forth an illustrative example of the application of the methodology described in this Section 2.01(e) to determine the Aggregate Stock Consideration based upon various Determination Date VWAPs.
(f)    “Determination Date” means the third (3rd) trading day preceding the Closing Date.
(g)    “Determination Date VWAP” means the average of the daily volume-weighted average sales price per share of Buyer Common Stock on the NASDAQ Stock Market, Inc. Global Select Market System (the “NASDAQ”), for the twenty (20) consecutive trading days ending on and including the Determination Date, as reported by Bloomberg Financial, LP.
(h)    “Diluted Target Shares” means the number of shares of Target Common Stock that would be outstanding immediately before the Effective Time, if all unexercised and unexpired Target Options were exercised to purchase shares of Target Common Stock available for purchase pursuant to such Target Options; provided, however, that any Target Option that has an exercise price per share of Target Common Stock that is greater than or equal to the Per Option Amount shall not be included for purposes of calculating the total shares of Target Common Stock outstanding immediately before the Effective Time.
(i)    “Per Share Cash Consideration” means the amount of cash equal to the quotient of (A) the Shareholder Cash Consideration, divided by (B) the number of Target Closing Shares, rounded to the nearest cent, without interest.
(j)    “Per Share Merger Consideration” means (A) the Per Share Cash Consideration and (B) the Per Share Stock Consideration.
(k)    “Per Share Stock Consideration” means a fraction of a share of Buyer Common Stock equal to the quotient of (A) the Aggregate Stock Consideration divided by (B) the number of Target Closing Shares, rounded to the nearest five decimal places.
(l)    “Per Option Amount” means an amount equal to the quotient of (A) the sum of the Aggregate Cash Consideration plus the Aggregate Buyer Stock Value plus the aggregate exercise price that would be paid to exercise all unexercised and unexpired Target Options immediately prior to the Effective Time divided by (B) the number of Diluted Target Shares, rounded to the nearest cent.
(m)    “Shareholder Cash Consideration” means the difference between the Aggregate Cash Consideration minus the Aggregate Option Consideration.

(n)    “Target Closing Shares” means the number of issued and outstanding shares of Target Common Stock immediately prior to the Effective Time. For the avoidance of doubt, the Target Closing Shares shall not include Treasury Shares.
Section 2.02.    Adjustments to the Merger Consideration.
(a)    Adjustment Based on Determination Date VWAP. If the Determination Date VWAP is equal to or greater than $22.07 but less than $24.83, then Buyer shall increase (A) the number of shares of Buyer Common Stock in the Aggregate Stock Consideration from 1,450,000 and/or (B) the Aggregate Cash Consideration, such that the Aggregate Merger Consideration is equal to $61,004,950 (valuing the Aggregate Stock Consideration based on the Determination Date VWAP). The determination as to whether the increase is affected through an increase in the number of shares of Buyer Common Stock, cash or a combination of both shall be in Buyer’s sole and absolute discretion. Buyer shall deliver written notice (the “Buyer Adjustment Notice”) to Target of its election with respect to the increase of the consideration contemplated by this Section 2.02 at least two (2) Business Days prior to the Closing Date setting forth the number of shares of Buyer Common Stock constituting the Aggregate Stock Consideration and the amount of cash constituting the Aggregate Cash Consideration. For the purpose of clarity, Buyer’s determination of an adjustment under this Section 2.02(a) shall not reduce the Aggregate Cash Consideration to less than $25,000,000 or the Aggregate Stock Consideration to fewer than 1,450,000 shares of Buyer Common Stock.
(b)    Adjustment Based on Minimum Tangible Common Equity. Subject to Section 8.07 hereof, if the Final Tangible Common Equity (as defined in Section 2.02(f)) is less than $32,750,000 (the “Minimum Tangible Common Equity”) as reflected on the Final Closing Statement (as defined in Section 2.02(f)), then the Aggregate Cash Consideration shall be adjusted downward on a dollar for dollar basis in an amount equal to the difference between Minimum Tangible Common Equity and the Final Tangible Common Equity. The reduction contemplated by this Section 2.02(b) shall be effected after the increase, if any, to the Aggregate Cash Consideration pursuant to Section 2.02(a).
(c)    For purposes of this Agreement:
(i)    “Tangible Common Equity” means (A) Target’s stockholders’ equity less preferred stock, and goodwill, core deposit intangibles and other intangible assets, net of accumulated amortization, on a consolidated basis, as such components are determined pursuant to generally accepted accounting principles in the United States (“GAAP”) minus (B) the Transaction Expenses through the Closing Date to the extent not paid or accrued by Target or otherwise accounted for in connection with the determination required by subsection (A) of this Section 2.02(c)(i) whether or not required under GAAP. The calculation of Tangible Common Equity shall include accruals for all ad valorem Taxes owed by Target on a pro-rated basis for the period ending on the Closing Date. The calculation of Tangible Common Equity shall exclude unrealized gains and losses on Target Bank’s investment securities.
(ii)    “Transaction Expenses” means all of the costs and expenses of Target and Target Bank incurred (or to be incurred) in connection with the transactions contemplated by this Agreement through the Closing Date, including without limitation, (A) the amount of any costs, fees, expenses and commissions payable to any broker, finder, financial advisor or investment banking firm in connection with this Agreement or the transactions contemplated hereby; (B) the amount of all legal and accounting fees and other expenses incurred in connection with the negotiation, execution or performance of this Agreement or the consummation of the transactions contemplated hereby; (C) the premium or additional cost or expense incurred to purchase the D&O Tail Policy pursuant to Section 5.17; (D) any amount required to be added to Target’s allowance for loan and lease losses pursuant to Section 5.19; (E) the estimated amount of any penalty/liquidated damages and de-conversion costs associated with the termination of Target’s Contracts (including with any provider of electronic banking and data processing services prior to or following the Closing Date as provided in Section 5.18); (F) the amount of any payments to be made pursuant to any existing employment, change in control, salary continuation, deferred compensation or other similar agreements or arrangements or severance, noncompetition, retention or bonus arrangements between Target or the Target Bank and any other Person (including any “excess parachute payments” within the Code § 280G or similarly applicable state Law); (G) the accrual of any future benefit payments due under any salary continuation, deferred compensation or other similar agreements through the date of the final payment; (H) the amount of any cost to fully fund, terminate and liquidate any Target Employee Plan and to pay all related expenses and fees, including expenses and fees associated with any governmental filings in connection with such termination, to the extent such termination is required hereunder or requested by Buyer; and (I) such other amounts as are agreed upon by Target and Buyer. For purpose of clarity, (y) payments to be made by Buyer post-Closing pursuant to agreements between Buyer and senior management and loan officers of Target or Target Bank, and severance payments made by Target or Target Bank to Terminated Employees (as defined in Section 6.10(b)) at or prior to the Effective Time pursuant to Target or Target Bank’s existing severance policy as set forth in Confidential Schedule 3.30 of the Target Disclosure Schedules on the date of this Agreement, shall not be Transaction Expenses, and (z) retention or “stay-put” bonuses agreed to or paid by Target or Target Bank to Target or Target Bank employees shall be Transaction Expenses. The Transaction Expenses shall be calculated on an after-tax basis to the extent that, and only to the extent that, GAAP and/or the Code and applicable regulations permit such treatment with respect to a cost or expense, and the tax rate utilized shall be Target’s annual effective tax rate as of the Closing Date estimated in good faith.
(d)    Confidential Schedule 2.02(d) sets forth a projection of Tangible Common Equity (the “Preliminary Closing Statement”), which is derived from the Target Financial Statements described in Section 3.05(a).
(e)    Not later than fifteen (15) days after each month-end during the period from the date of this Agreement until the Effective Time, Target shall prepare in good faith and deliver to Buyer an updated Preliminary Closing Statement as of such month-end (each such statement, an “Interim Closing Statement”). Each such Interim Closing Statement shall be prepared in a manner consistent with the Preliminary Closing Statement and each earlier Interim Closing Statement. In the event Buyer disputes any part of any Interim Closing Statement, it shall give prompt notice to Target of such disputed item or items and Target and Buyer shall cooperate in good faith to resolve such dispute as promptly as possible.

(f)    Not later than three (3) Business Days prior to the anticipated Closing Date, Target shall prepare in good faith and deliver to Buyer an updated Preliminary Closing Statement as of the close of business on fifth (5th) Business Day prior to the anticipated Closing Date (the “Calculation Date”) (such statement, the “Final Closing Statement”). Such Final Closing Statement shall be prepared in a manner consistent with the Preliminary Closing Statement. The Tangible Common Equity set forth in the Final Closing Statement is referred to as the “Final Tangible Common Equity”.
(g)    Subject to applicable Law, Buyer shall have the right to review, and shall have reasonable access to, all relevant work papers, schedules, memoranda and other documents prepared by Target or its Subsidiaries or their respective accountants in connection with Target’s preparation of the Preliminary Closing Statement and the Final Closing Statement, as well as to executive, finance and accounting personnel of Target and its Subsidiaries and any other information which Buyer may reasonably request in connection with its review of the Preliminary Closing Statement and the Final Closing Statement; provided, however, that Target and its Subsidiaries shall not be required to provide Buyer access to or to disclose information where such access or disclosure would reasonably be expected to waive the protection of any privilege or the work product doctrine. The parties will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.
(h)    In the event Buyer disputes the Final Closing Statement (including the Final Tangible Common Equity), Buyer shall, within two (2) Business Days following the delivery of the Final Closing Statement, give Target written notice of its objections thereto (the “Objection Notice”), describing the nature of the dispute in reasonable detail and specifying those items and amounts as to which Buyer disagrees and, based on the information at its disposal, specifying Buyer’s good faith proposed calculation of Final Tangible Common Equity. If Buyer does not timely deliver an Objection Notice within such three (3) Business Day period, the Final Tangible Common Equity set forth in the Final Closing Statement delivered by Target shall be utilized for the calculation of any adjustments to the Aggregate Cash Consideration pursuant to Section 2.02(b) and, absent fraud, shall be final and binding on all the parties.
(i)    If Buyer timely delivers an Objection Notice, then Closing shall be delayed and Buyer and Target shall cooperate in good faith to resolve such dispute. If Buyer and Target cannot resolve the dispute within five (5) Business Days after the date of the Objection Notice (the “Initial Resolution Period”), Buyer and Target shall appoint a mutually acceptable independent accounting firm of national or regional reputation (the “Neutral Auditor”) to arbitrate the dispute under the rules the Neutral Auditor imposes. The Neutral Auditor shall be limited to addressing only the particular disputes referred to in the Objection Notice, and the Neutral Auditor’s resolution of any disputed item shall be no greater than the higher amount, and no less than the lower amount, calculated or proposed by Target and Buyer with respect to such disputed item, as the case may be. Upon reaching its determination of the Final Tangible Common Equity, the Neutral Auditor shall deliver a copy of its calculation of the Final Tangible Common Equity to Buyer and Target. The determination of the Neutral Auditor shall be made within twenty (20) calendar days after its engagement (which engagement shall be made no later than five (5) calendar days after the end of the Initial Resolution Period) and, absent fraud, shall be final and binding on all the parties. No party or its Affiliates shall seek further recourse to courts, other tribunals or otherwise, other than to enforce the final decision of the Neutral Auditor as to the determination of the Final Tangible Common Equity. Fifty percent (50%) of the aggregate fees, expenses and costs of the Neutral Auditor shall be borne by Buyer, and the other fifty percent (50%) of such fees, expenses and costs shall be reflected in Transaction Expenses. For the avoidance of doubt, the dispute resolution process contemplated by Section 2.02(h) and Section 2.02(i) shall be only to determine the disputed items reflected on the Final Closing Statement and necessary to the calculation of the Final Tangible Common Equity as of the Calculation Date, regardless of the date on which the Neutral Auditor delivers its calculation; provided, however, that if the dispute resolution process by this Section 2.02(i) delays the Closing Date by more than fifteen (15) Business Days and the Neutral Auditor determines that the calculation of Final Book Value originally made by Target was correct, then any increase or decrease in the shareholders’ equity of Target after the Calculation Date shall be determined by the Neutral Auditor (as of the date of its determination) and included in the calculation of the Final Tangible Common Equity. If the Closing Date is delayed by the dispute resolution process, the Closing Date shall be rescheduled and held on a date mutually acceptable to Buyer and Target within three (3) Business Days after the Final Tangible Common Equity is finally determined pursuant to the dispute resolution process.
Section 2.03.    Exchange Procedures.
(a)    On the Business Day before the Closing Date, Buyer shall deposit or cause to be deposited in trust with Continental Stock Transfer & Trust (the “Exchange Agent”) (i) certificates for shares or evidence of shares in book entry form representing the Aggregate Stock Consideration, and (ii) cash in an aggregate amount sufficient to make the appropriate payments (A) of the Aggregate Cash Consideration, as may be adjusted pursuant to Section 2.02, (B) to holders of Dissenting Shares pursuant to Section 1.06(e), if any (such certificates and cash being referred to as the “Exchange Fund”). Buyer shall also make available to the Exchange Agent, for addition to the Exchange Fund, from time to time as needed, cash sufficient to pay cash in lieu of fractional shares pursuant to Section 1.07. The Exchange Fund shall not be used for any other purpose, except as provided in this Agreement.
(b)    As promptly as reasonably practicable following the Effective Time, but in no event later than ten (10) days thereafter, Buyer shall cause the Exchange Agent to mail or deliver to each person who was, immediately prior to the Effective Time, a holder of record of Target Common Stock (a “Holder”) a letter of transmittal (which will specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and contain instructions for use in effecting the surrender of the Certificates in exchange for the Per Share Merger Consideration into which each share of Target Common Stock represented by such Certificate(s) shall be converted pursuant to this Agreement (collectively, the “Transmittal Materials”)). Upon surrender to the Exchange Agent of a Certificate, together with Transmittal Materials properly completed and duly executed, the Holder of such Certificate shall be entitled to receive in exchange for each share of Target Common Stock represented by such Certificate, and Buyer shall cause the Exchange Agent to deliver, the applicable Per Share Merger Consideration into which each share of Target Common Stock represented by such Certificate(s) has been converted pursuant to this Agreement and such Certificate shall forthwith be canceled. Within five (5) Business Days after surrender to the Exchange Agent by a Holder of its Certificate(s), accompanied by properly completed Transmittal Materials, the Exchange Agent shall pay and distribute to such Holder of Target Common Stock the Per Share Merger Consideration in respect of each share of Target Common Stock represented by its Certificate(s), as applicable. Until surrendered in accordance with this Section 2.03, each share represented by the Certificate (other than Certificates representing Dissenting Shares) shall represent for all purposes the right to receive the Per Share Merger Consideration without any interest thereon.
(c)    After the Effective Time, the share transfer ledger of Target shall be closed and there shall be no transfers on the share transfer books of Target of the Target Common Stock which were outstanding immediately before such time. If, after the Effective Time, Certificates are presented to Buyer, they shall be promptly presented to the Exchange Agent and exchanged as provided in this Section 2.03.
(d)    No dividends or other distributions declared after the Effective Time with respect to the shares of Buyer Common Stock and payable to the Holders thereof shall be paid to the Holder of a Certificate until such Holder surrenders such Certificate to the Exchange Agent in accordance with this Section 2.03. After the surrender of a Certificate in accordance with this Section 2.03, the Holder thereof shall be entitled to receive any such dividends or other distributions, without interest thereon, which had become payable after the Effective Time with respect to the shares of Buyer Common Stock represented by such Certificate.
(e)    Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains unclaimed by the shareholders of Target for six (6) months after the Exchange Agent mails the Transmittal Materials pursuant to this Section 2.03 shall be delivered to Buyer upon demand, and any shareholders of Target who have not theretofore complied with the exchange procedures in this Section 2.03 shall look to Buyer only, and not the Exchange Agent, for the payment of the Per Share Merger Consideration in respect of such shares. If outstanding Certificates for Target Common Stock are not surrendered or the payment for them is not claimed before the date on which such shares of Buyer Common Stock or cash would otherwise escheat to any governmental unit or agency, the unclaimed items shall, to the extent permitted by abandoned property or any other applicable Law, become the property of Buyer (and to the extent not in its possession shall be delivered to it), free and clear of all claims or interest of any Person previously entitled to such property.
(f)    If any shares of Buyer Common Stock are to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be appropriately endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form (reasonably satisfactory to Buyer) for transfer, and that the Person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other Taxes required by reason of the issuance of a certificate representing shares of Buyer Common Stock in any name other than that of the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or not payable.
(g)    None of Buyer, Target, the Exchange Agent or any other Person shall be liable to any former holder of Target Common Stock for any share of Buyer Common Stock (or dividends or distributions with respect thereto) or cash properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.
(h)    If any Certificate has been lost, stolen or destroyed, then upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Buyer or the Exchange Agent, the posting by such Person of a bond in such amount as Buyer or the Exchange Agent may direct (not to exceed the amount of Per Share Merger Consideration relating to the shares of Target Common Stock represented by relevant missing Certificate) as indemnity against any claim that may be made against Buyer, the Surviving Corporation, Acquiring Bank, or Target with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Per Share Merger Consideration deliverable in respect to the Target Common Stock represented by such Certificate thereof pursuant to this Agreement.

(i)    Notwithstanding any other provision in this Agreement to the contrary, Buyer, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Target Common Stock or Target Options or otherwise pursuant to this Agreement such amounts as Buyer, the Surviving Corporation or the Exchange Agent, in its reasonable discretion, determines it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld and timely paid over to the appropriate Governmental Authority by Buyer, the Surviving Corporation or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.
(j)    Former shareholders of Target shall be entitled to vote after the Effective Time at any meeting of Buyer’s shareholders the number of shares of Buyer Common Stock into which their shares of Target Common Stock are converted, regardless of whether such shareholders of Target have surrendered their Certificates in exchange therefore.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF TARGET
Except as disclosed in the disclosure schedules delivered by Target to Buyer concurrently herewith (the “Target Disclosure Schedules”); provided, that (a) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (b) the mere inclusion of an item in the Target Disclosure Schedules as an exception to a representation or warranty shall not be deemed an admission by Target that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Change and (c) any disclosures made with respect to a section of ARTICLE III shall be deemed to qualify (i) any other section of ARTICLE III specifically referenced or cross-referenced and (ii) other sections of ARTICLE III to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections, Target hereby represents and warrants to Buyer as follows:
Section 3.01.    Organization and Ownership.
(a)    Target is a bank holding company registered under the Bank Holding Company Act of 1956, as amended (the “BHC Act”). Target is a corporation duly organized, validly existing and in good standing under all Laws of the State of Texas. Target has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as it is now being conducted and is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified except where the failure to be so qualified or in good standing would not reasonably be expected to result in a Material Adverse Change to Target. True and complete copies of the Certificate of Formation and bylaws of Target, as amended to date, have been made available to Buyer.
(b)    Target Bank is a Texas banking association, duly organized, validly existing and in good standing under the Laws of the State of Texas. Target Bank has all requisite corporate power and authority to carry on its business as now being conducted, to own, lease and operate its properties and assets as now owned, leased or operated and to enter into and to carry on the business and activities now conducted by it. True and complete copies of the Articles of Association and bylaws of Target Bank, as amended to date, have been made available to Buyer. Target Bank is an insured bank as defined in the Federal Deposit Insurance Act of 1950, as amended (the “FDIA”).

The nature of the business of Target Bank does not require it to be qualified to do business in any jurisdiction other than the State of Texas. Target Bank has no equity interest, direct or indirect, in any other bank or corporation or in any partnership, joint venture or other business enterprise or entity, except as acquired through settlement of indebtedness, foreclosure, the exercise of creditors’ remedies or in a fiduciary capacity, and the business carried on by Target Bank has not been conducted through any other direct or indirect Subsidiary or Affiliate of Target Bank.
(c)    Target is the sole record and beneficial owner of all of the issued and outstanding shares of capital stock of Target Bank, free and clear of all pledges, claims, liens, charges, options, rights of first refusal, encumbrances and security interests of any kind or nature whatsoever (including any limitation on voting, sale, transfer or other disposition or exercise of any other attribute of ownership) (collectively, “Liens”) except as set forth in Confidential Schedule 3.01(c) of the Target Disclosure Schedules, and no other Person or entity has any equity or other ownership interest in Target Bank. Target does not, directly or indirectly, own or control any Affiliate or Subsidiary, other than Target Bank. Target has no equity interest, direct or indirect, in any other bank or corporation or in any partnership, joint venture or other business enterprise or entity, and the business carried on by Target has not been conducted through any other direct or indirect Subsidiary or Affiliate of Target other than Target Bank.

Section 3.02.    Capitalization.
(a)    The authorized capital stock of Target consists of (i) 15,000,000 shares of Target Common Stock, $1.00 par value per share, of which 2,028,378 shares are issued and outstanding as of the Execution Date and (ii) 5,000,000 preferred shares, $1.00 par value per share (the “Target Preferred Shares”), none of which are issued and outstanding. Confidential Schedule 3.02(a) of the Target Disclosure Schedules sets forth for each of the Target Options, the number of shares subject to thereto and the exercise prices, the names of the holders, dates of grant, vesting schedule and dates of termination. Except for the Target Options, all which are set forth on Confidential Schedule 3.02(a) of the Target Disclosure Schedules, and the 2,028,378 issued and outstanding shares of Target Common Stock, there are no other (a) outstanding equity securities of any kind or character, or (b) outstanding subscriptions, options, convertible securities, rights, warrants, calls or other agreements or commitments of any kind issued or granted by, or binding upon, Target to purchase or otherwise acquire any security of or equity interest in Target, obligating Target to issue any shares of, restricting the transfer of or otherwise relating to shares of its capital of any class. Copies of the Target Options (and all relevant Employee Plans and forms of agreements related thereto) governing all Target Options and the vesting thereof have been made available to Buyer. There are no outstanding contractual obligations of Target to vote or dispose of any shares of Target capital stock and, to the Best Knowledge of Target, there are no shareholder agreements, voting trusts or similar agreements relating to the shares of capital stock of Target. All of the outstanding shares of Target Common Stock have been, or upon the exercise of the Target Options, will be, duly authorized, validly issued and fully paid and nonassessable, and no securities of Target have been issued in violation of the preemptive rights of any Person. The shares of Target capital stock have been issued in material compliance with the securities Laws of the United States and other jurisdictions having applicable securities Laws. Except as set forth on Confidential Schedule 3.02(a) of the Target Disclosure Schedules, there are no restrictions applicable to the payment of dividends on the shares of Target Common Stock except pursuant to applicable Laws, and all dividends declared before the Execution Date have been paid.
(b)    The authorized capital stock of Target Bank consists of 1,500,000 shares of common stock, $1.00 par value per share, of which 1,500,000 shares are issued and outstanding.

Target is in possession of all certificates evidencing all of the outstanding shares of capital stock of Target Bank. All of the outstanding shares of capital stock or other securities evidencing ownership of Target Bank are duly authorized, validly issued, fully paid and nonassessable and have not been issued in violation of the preemptive rights of any Person and have been issued in material compliance with applicable securities Laws. Except as set forth in Confidential Schedule 3.02(a) of the Target Disclosure Schedules, there are no restrictions applicable to the payment of dividends on the shares of the capital stock of Target Bank, except pursuant to applicable Laws, and all dividends declared before the Execution Date on such capital stock have been paid. Except for the 1,500,000 issued and outstanding shares of Target Bank common stock, there are no (i) outstanding equity securities of any kind or character, or (ii) outstanding subscriptions, contracts, options, convertible securities, preemptive rights, warrants, calls or other agreements or commitments of any kind issued or granted by, binding upon or otherwise obligating Target Bank to issue, sell or otherwise dispose of, or to purchase, redeem or otherwise acquire, any shares of capital stock of Target Bank. There are no outstanding contractual obligations of Target to vote or dispose of any shares of capital stock of Target Bank. There are no shareholder agreements, voting trusts or similar agreements relating to the capital stock of Target Bank.
Section 3.03.    Execution and Delivery.
(a)    Target has full corporate power and authority to execute and deliver this Agreement and the other agreements to which Target is a party that are contemplated by this Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other agreements to which Target is a party that are contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by the Target Board and the Target Board has declared them advisable, and has directed that the Agreement be submitted to Target’s shareholders for the purpose of acting on this Agreement. Other than (i) approval by two-thirds of the outstanding shares of Target Common Stock (the “Requisite Target Vote”), and (ii) the approval of the Bank Merger Agreement by Target as sole shareholder of Target Bank, no other corporate proceedings or approvals are necessary or required on the part of Target to approve this Agreement or the other agreements to which Target is a party that are contemplated by this Agreement and to consummate the transactions contemplated hereby and thereby. This Agreement and the other agreements and documents contemplated hereby to which Target is a party have been or at Closing will be duly executed by Target and each such agreement or document constitutes or at Closing will constitute a legal, valid and binding obligation of Target, enforceable against Target in accordance with its respective terms and conditions, except as enforceability may be limited by bankruptcy, conservatorship, insolvency, moratorium, reorganization, receivership or similar Laws and judicial decisions affecting the rights of creditors generally and by general principles of equity (whether applied in a proceeding at Law or in equity) (the “Bankruptcy Exception”).
(b)    The execution and delivery of the Bank Merger Agreement and the other agreements to which Target Bank is a party that are contemplated by this Agreement and the Bank Merger Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by the Target Bank Board and the Target Bank Board has declared them advisable, and has directed that the Bank Merger Agreement be submitted to Target Bank’s sole shareholder for the purpose of acting on the Bank Merger Agreement.

Section 3.04.    No Violation. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, nor compliance by Target or Target Bank with any of the terms or provisions hereof (if the required regulatory and shareholder approvals and any requisite consents of third parties are obtained) will (a) violate any provision of the charters, articles, certificates or bylaws of Target or Target Bank; (b) violate any Law applicable to Target or Target Bank or any of their Properties or assets; or (c) except as set forth in Confidential Schedule 3.04 of the Target Disclosure Schedules, violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or the lapse of time, or both, would constitute a default) under, result in the termination or cancellation under, accelerate the performance required by or rights or obligations under, result in the creation of any Lien upon any of the respective Properties or assets of Target or Target Bank under, or require the prior consent of a third party pursuant to, any of the terms, conditions or provisions of any note, bond, mortgage, indenture or deed of trust, or any material license, lease, agreement, contract or other instrument or obligation to which Target or Target Bank is a party, or by which Target or Target Bank or any of their respective Properties, assets or business activities may be bound or subject, excluding from the foregoing clause (c) such violations, conflicts, breaches or defaults which either individually or in the aggregate would not be reasonably expected to result in a Material Adverse Change to Target.

Section 3.05.    Financial Statements; Call Reports.
(a)    Target has made available to Buyer copies of the audited consolidated financial statements of Target as of and for the years ended December 31, 2016, 2015 and 2014 (the “Target Audited Statements”) and the unaudited unconsolidated financial statements of Target as of June 30, 2017 (the “Target Interim Statements” and together with the Target Audited Financial Statements the “Target Financial Statements”). The Target Financial Statements (including, in each case, any related notes), were prepared in accordance with GAAP (except as may be indicated in the notes to such financial statements) and fairly presented, in all material respects, the financial position of Target at the dates and for the periods indicated therein and, subject, in the case of the Target Interim Statements, to normal and recurring year-end adjustments and the absence of notices that will not, individually or in the aggregate, be material.
(b)    Target has made available to Buyer true and complete copies of the Reports of Condition and Income for Target Bank filed during 2016, 2015 and 2014 and the Reports of Condition and Income for Target Banks filed during 2017 prior to the Execution Date (collectively, the “Target Bank Call Reports”). Each of the Target Bank Call Reports fairly presents, in all material respects, the financial position of Target Bank and the results of its operations at the dates and for the periods indicated therein in conformity, in all material respects, with the instructions for the preparation of Target Bank Call Reports as promulgated by applicable Governmental Authorities.
(c)    The allowance for loan and lease losses shown in the Target Financial Statements and the Target Bank Call Reports was, and the allowance for loan and lease losses to be shown on any financial statements of Target and/or Target Bank or the Target Bank Call Reports as of any date subsequent to Execution Date will be calculated in accordance with GAAP and/or regulatory accounting principles (“RAP”) (as applicable) in all material respects as applied to banking institutions and all applicable rules and regulations, and in the reasonable opinion of Target’s management, such allowance for loan and lease losses is, as of the dates of such financial statements and/or call reports, adequate to absorb all reasonably anticipated losses in the loan portfolio of Target Bank, and recourse obligations in respect of loans sold by Target Bank in light of the size characteristics of such portfolios, economic conditions, borrower capacity and other pertinent factors, and no facts have subsequently come to the knowledge of Target which would cause it to modify in any material way the amount of the allowance for loan and lease losses contained in the financial statements or the Target Bank Call Reports.

Section 3.06.    Litigation. Except as set forth in Confidential Schedule 3.06 of the Target Disclosure Schedules, neither Target nor Target Bank is a party to any, and there are no pending or, to the Best Knowledge of Target, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Target or Target Bank (collectively, “Proceedings”). There are no Proceedings which are reasonably likely, individually or in the aggregate, to result in a Material Adverse Change to Target or Target Bank, nor, to the Best Knowledge of Target, is there any reasonable basis for any Proceeding against Target or Target Bank that is reasonably likely, individually or in the aggregate, to result in a Material Adverse Change to Target or Target Bank. There is no injunction, order, judgment or decree in effect with respect to Target or Target Bank or the assets or Properties of Target or Target Bank.

Section 3.07.    Governmental Consents and Approvals. Except as set forth in Confidential Schedule 3.07 of the Target Disclosure Schedules, no approval, consent, order or authorization of, or registration, declaration or filing with, any Governmental Authority is required on the part of Target or Target Bank in connection with the execution, delivery or performance of this Agreement or the agreements contemplated hereby, or the consummation by Target or Target Bank of the transactions contemplated hereby or thereby.
Section 3.08.    No Undisclosed Liabilities.    Target and Target Bank have no material liability or obligation, accrued, absolute, contingent or otherwise and whether due or to become due (including unfunded obligations under any Employee Plan or liabilities for federal, state or local Taxes or assessments) that are not reflected in or disclosed in the Target Financial Statements or the Target Bank Call Reports, except (a) those liabilities, obligations and expenses incurred in the ordinary course of business and materially consistent with past business practices since December 31, 2016, (b) liabilities, obligations and expenses incurred as a result of or arising from this Agreement or any other agreement or document contemplated hereby, or any of the transactions contemplated hereby or thereby, or (c) liabilities, obligations and expenses as disclosed on Confidential Schedule 3.08 of the Target Disclosure Schedules.

Section 3.09.    Title to Tangible Assets. True and complete copies of all existing deeds, leases and title insurance policies for all Properties and all mortgages, deeds of trust, security agreements and other documents describing Liens to which each such Property is subject have been made available to Buyer. Target and Target Bank have good and indefeasible title to, or valid leasehold interest in, all of their respective tangible assets and Properties including all personal property reflected in the Target Financial Statements and the Target Bank Call Reports or acquired thereafter, subject to no Liens of any kind except (a) as described in Confidential Schedule 3.09 of the Target Disclosure Schedules, (b) as reflected in the Target Financial Statements or the Target Bank Call Reports, (c) statutory Liens not yet delinquent, (d) consensual landlord Liens, (e) minor defects and irregularities in title and encumbrances that do not materially impair the use thereof for the purpose for which they are held, (f) pledges of assets in the ordinary course of business to secure public funds deposits, and (g) those assets and Properties disposed of for fair value in the ordinary course of business since December 31, 2016.
Section 3.10.    Absence of Certain Changes or Events. Except as disclosed on Confidential Schedule 3.10 of the Target Disclosure Schedules, since December 31, 2016, (i) Target and Target Bank have conducted their businesses, in all material respects, only in the ordinary course consistent with past practice; (ii) there has not been any fact, event, change, occurrence, condition, development, circumstance or effect that, individually or in the aggregate, has had or would reasonably be expected to result in a Material Adverse Change to Target or Target Bank; and (iii) as of the Execution Date, other than in connection with the negotiation and execution of this

Agreement, none of Target or any of its Subsidiaries has taken any action that, if taken after the Execution Date, would constitute a breach of any of the covenants set forth in Section 5.05(a) - Section 5.05(dd).

Section 3.11.    Leases, Contracts and Agreements.
(a)    Confidential Schedule 3.11 of the Target Disclosure Schedules lists each of the following types of contracts to which Target or Target Bank is a party or by which any of their respective properties or assets is bound (collectively, the “Contracts”):
(i)    any contract that would be required to be filed by Target as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act, or disclosed by Target on a Current Report on Form 8-K if Target was required to file such reports under applicable Law;
(ii)    any contract that limits the ability of Target or any of its Subsidiaries to compete in any line of business or with any Person or in any geographic area or, to Target’s Best Knowledge, upon consummation of the Merger will materially restrict the ability of Buyer or any of its Affiliates to engage in any line of business in which a bank holding company or bank may lawfully engage;
(iii)    any contract that obligates Target or its Subsidiaries (or, following the consummation of the transactions contemplated hereby, Buyer and its Subsidiaries) to conduct business with any third party on an exclusive or preferential basis, or that grants any Person other than Target or any of its Subsidiaries “most favored nation” status or similar rights;
(iv)    any contract to which any Affiliate, officer, director or employee of Target is a party or beneficiary, and any contract that by its terms calls for an annual payment by Target and its Subsidiaries of more than $5,000 to which any independent contractor or consultant of Target is a party or beneficiary;
(v)    any contract that limits the payment of dividends by Target or any of its Subsidiaries;
(vi)    any contract with respect to the formation, creation, operation, management or control of a joint venture, partnership, limited liability company or other similar agreement or arrangement;
(vii)    any contract relating to indebtedness of Target of more than $50,000;
(viii)    any contract that by its terms calls for annual payments or receipt by Target and its Subsidiaries under such contract of more than $50,000 (other than pursuant to Loans originated or purchased by Target or Target Bank in the ordinary course of business and consistent with past practice);

(ix)    any contract that provides for potential indemnification payments by Target or any of its Subsidiaries or the potential obligation of Target or any of its Subsidiaries to repurchase Loans;
(x)    any contract that is material to Target’s and its Subsidiaries’ balance sheets or their financial conditions or results of operations;
(xi)    any contract that provides any rights to investors in Target, including registration, preemptive or anti-dilution rights or rights to designate members of or observers to Target’s or any of its Subsidiaries’ Board of Directors;
(xii)    any contract that is a data processing, software programming or licensing contract involving the payment of more than $50,000 per annum;
(xiii)    any contract that requires a consent to or otherwise contains a provision relating to a “change of control,” of Target or Target Bank or that would or would reasonably be expected to prevent, materially delay or impair the consummation of the transactions contemplated by this Agreement;
(xiv)    Target Benefit Plan, including any contract with any professional employer organization providing employees and services to Target or any of its Subsidiaries;
(xv)    any contract in respect of any (A) owned real property or (B) leased premises with respect to which Target or any of its Subsidiaries is either a landlord or tenant (or subtenant); or
(xvi)    any contract not of the type described in clauses (i) through (xiv) above and which involved the payments by, or to, Target or any of its Subsidiaries in the fiscal year ended December 31, 2016, or which could reasonably be expected to involve such payments during the fiscal year ending December 31, 2017, of more than $50,000 (other than pursuant to Loans originated or purchased by Target or any of its Subsidiaries in the ordinary course of business and consistent with past practice).
(b)    Each Contract is valid and binding on Target or Target Bank, as applicable, and in full force and effect, except as, either individually or in the aggregate, would not be reasonably expected to have a Material Adverse Change on Target. Target and each of its Subsidiaries has performed all obligations required to be performed by it to date under each Contract, except where such noncompliance, either individually or in the aggregate, would not be reasonably expected to have a Material Adverse Change on Target. To Target’s Best Knowledge, (i) each counterparty to each Contract has performed all obligations required to be performed by it to date under such Contract, and (ii) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a default on the part of Target or any of its Subsidiaries under any such Contract, except where such default, either individually or in the aggregate, would not be reasonably expected to have a Material Adverse Change on Target.

Section 3.12.    Taxes and Tax Returns.
(a)    Each of Target and its Subsidiaries has duly and timely filed or caused to be filed (giving effect to all applicable extensions) all material Tax Returns required to be filed by any of them, and all such Tax Returns are true, correct, and complete in all material respects.
(b)    All material Taxes of Target and its Subsidiaries that are due, whether or not shown on any Tax Return, have been fully and timely paid. Each of Target and its Subsidiaries has withheld and paid to the relevant Governmental Authority on a timely basis all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any Person.
(c)    Neither Target nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return. Neither Target nor any of its Subsidiaries has granted any extension or waiver of any statute of limitation period applicable to any material Tax that remains in effect. The U.S. federal income Tax Returns of Target and its Subsidiaries for all years to and including 2013 have been examined by the Internal Revenue Service (the “IRS”) or are Tax Returns with respect to which the applicable period for assessment under applicable Law, after giving effect to extensions or waivers, has expired.
(d)    No claim has been made in writing by any Governmental Authority in a jurisdiction where Target or any of its Subsidiaries does not file Tax Returns that Target or such Subsidiary is or may be subject to taxation by that jurisdiction.
(e)    There are no Liens for Taxes on any of the assets of Target or any of its Subsidiaries other than Liens for Taxes not yet due and delinquent.
(f)    Neither Target nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any material amount of Taxes, and there are no threatened in writing or pending disputes, claims, audits, examinations, investigations, or other proceedings regarding any material Tax of Target and its Subsidiaries or the assets of Target and its Subsidiaries which have not been paid, settled or withdrawn.
(g)    With respect to any taxable year (or portion thereof) beginning on or after January 1, 2013 and ending on the Closing Date, neither Target nor any of its Subsidiaries (i) has made or is required to make any change in accounting methods or (ii) received or sought a private letter ruling, closing agreement or gain recognition agreement with respect to Taxes.
(h)    Neither Target nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable year (or portion thereof) ending after the Closing Date as a result of any (i) intercompany transaction or excess loss account of Target or its Subsidiaries described in Treasury Regulations promulgated under the Code § 1502 (or any corresponding or similar provision of state, local, or non- U.S. Tax Law), (ii) installment sale or open transaction made on or prior to the Closing Date, (iii) prepaid amount received on or prior to the Closing Date, (iv) change in Target or its Subsidiaries method of accounting for a taxable period ending on or prior to the Closing Date under the Code § 481 (or corresponding or similar provision of state or local Tax laws), or (v) closing agreement as described in the Code § 7121 (or any corresponding or similar provision of state or local Tax laws).
(i)    Neither Target nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Target and its Subsidiaries or such an agreement or arrangement that is a credit or other commercial agreement the primary purpose of which does not relate to Taxes that provides for Tax indemnity obligations). Neither Target nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group of which Target was the common Buyer) or (B) has any liability for the Taxes of any Person (other than Target or any of its Subsidiaries) arising from the application of Treasury Regulation § 1.1502-6, or any similar provision of state, local or foreign Law, as a transferee or successor, by contract or otherwise.
(j)    Neither Target nor any of its Subsidiaries has distributed stock to another Person, or has its stock distributed by another Person (i) during the two-year period ending on the date hereof that was intended to be governed in whole or in part by the Code § 355, or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of the Code § 355(e)) in conjunction with the transactions contemplated herein.
(k)    Neither Target nor any of its Subsidiaries has engaged in any “reportable transaction” within the meaning of the Code § 6707A or Treasury Regulation § 1.6011-4(b)(1) or a transaction that is substantially similar to a listed transaction as defined under the Code §§ 6011, 6111 and 6112.
(l)    Neither Target nor any of its Subsidiaries has taken any action, or knows of any fact or circumstance, that could reasonably be expected to prevent the Integrated Mergers, taken together, from being treated as an integrated transaction that qualifies as a “reorganization” within the meaning of the Code § 368(a).
(m)    Neither Target nor any of its Subsidiaries have been a United States real property holding corporation within the meaning of the Code § 897(c)(2) during the applicable period specified in the Code § 897(c)(l)(A)(ii).
(n)    Neither Target nor any of its Subsidiaries has been required to disclose on its federal income Tax Returns any position that could give rise to a substantial understatement of federal income tax within the meaning of the Code § 6662.
(o)    Confidential Schedule 3.12(o) of the Target Disclosure Schedules lists all “nonqualified deferred compensation plans” (within the meaning of the Code § 409A) to which Target or any of its Subsidiaries is a party. Each such nonqualified deferred compensation plan to which Target or any its Subsidiaries is a party complies with the requirements of paragraphs (2), (3) and (4) of the Code § 409A(a) by its terms and has been operated in accordance with such requirements. Neither Target nor any of its Subsidiaries have any obligation to gross up, indemnify, or otherwise reimburse any individual for any excise taxes, interest, or penalties incurred pursuant to the Code § 409A.
(p)    The exercise price of all Target Options is at least equal to the fair market value of the Target Common Stock on the date such Target Options were granted, and neither Target, Buyer, nor any of their respective Subsidiaries has incurred or will incur any liability or obligation to withhold Taxes under the Code § 409A upon the vesting of any Target Options. All Target Options are exercisable for “service recipient stock” (as defined under Treasury Regulation § 1.409A-1(b)(5)(iii)).
(q)    Except as set forth on Confidential Schedule 3.12(q)(i) of the Target Disclosure Schedules, there is no agreement, plan, arrangement or other contract covering any current or former employee or other service provider of Target or any of its Subsidiaries to which or by which Target or any of its Subsidiaries or their assets are bound that, considered individually or collectively with any other such agreements, plans, arrangements or other contracts, will, or would reasonably be expected to, as a result of the transactions contemplated by this Agreement (whether alone or upon the occurrence of any additional or subsequent events), give rise directly or indirectly to the payment of any amount that could reasonably be expected to be non-deductible under the Code § 162 (or any corresponding or similar provision of state, local or foreign Tax law) or be characterized as a “parachute payment” within the meaning of the Code § 280G (or any corresponding or similar provision of state, local or foreign Tax law). Confidential Schedule 3.12(q)(ii) of the Target Disclosure Schedules lists each Person who (x) as of the Closing, could be reasonably expected to be a “disqualified individual” (within the meaning of the Code § 280G and the regulations promulgated thereunder) with respect to Target or any of its Subsidiaries and (y) who could reasonably be expected to receive an “excess parachute payment” within the meaning of the Code § 280G (or any corresponding or similar provision of state, local or foreign Tax law. Target has made available to Buyer true, correct and complete copies of the Code § 280G calculations (whether or not final) with respect to each such disqualified individual in connection with the transactions contemplated hereby. Except as set forth on Confidential Schedule 3.12(q)(iii) of the Target Disclosure Schedules, neither Target nor any of its Subsidiaries is under any obligation to gross up any Taxes imposed under the Code § 4999.
Section 3.13.    Insurance. Confidential Schedule 3.13 of the Target Disclosure Schedules contains a complete list of all policies of insurance, including fidelity and bond insurance, maintained by Target and Target Bank. All such policies (a) are sufficient for compliance by Target and Target Bank, in all material respects, with all requirements of applicable Law and all agreements to which Target and/or Target Bank are parties, (b) are valid, outstanding and enforceable, except as enforceability may be limited by the Bankruptcy Exception, and (c) are presently in full force and effect, and no written notice has been received of the cancellation, or threatened or proposed cancellation, of any such policy and there are no unpaid premiums due thereon. Neither Target nor Target Bank is in default with respect to the material provisions of any such policy or has failed to give any notice or present any known claim thereunder in a due and timely fashion. Each material Property of Target and Target Bank is insured for the benefit of Target and/or Target Bank in amounts deemed adequate by Target’s and Target Bank’s respective management against risks customarily insured against. Except as set forth in Confidential Schedule 3.13 of the Target Disclosure Schedules, there have been no claims under any policy of insurance (including fidelity bonds) of Target and/or Target Bank since January 1, 2015 and to the Best Knowledge of Target, there are no facts that would reasonably be expected to form the basis of a claim under such policies of insurance.

Section 3.14.    Proprietary Rights. Except as set forth on Confidential Schedule 3.14 of the Target Disclosure Schedules, Target and Target Bank do not require the use of any material patent, patent application, patent right, invention, process, trademark (whether registered or unregistered), trademark application, trademark right, trade name, service name, service mark, copyright or any trade secret (collectively, “Proprietary Rights”) for the business or operations of Target and Target Bank. Confidential Schedule 3.14 sets forth the Proprietary Rights that are owned, held or licensed by Target or Target Bank. Except as set forth in Confidential Schedule 3.14 of the Target Disclosure Schedules, Target and Target Bank have not received within the past three (3) years any written notice of infringement of or conflict with the rights of others with respect to the use by Target or Target Bank of Proprietary Rights, and there is no claim or action by any such Person pending or, to the Best Knowledge of Target, threatened, with respect thereto.

Section 3.15.    Transactions with Certain Persons and Entities. Except as set forth in Confidential Schedule 3.15 of the Target Disclosure Schedules, neither Target nor Target Bank owes any amount to (excluding deposit liabilities), or has any loan, contract, lease, commitment or other obligation from or to, any of the present or former directors or officers of Target or Target Bank, 5% or greater holder of any security of Target or any of their Affiliates (other than compensation for current services not yet due and payable and reimbursement of expenses arising in the ordinary course of business), and none of such Persons owes any amount to Target or Target Bank. Except as set forth in Confidential Schedule 3.16(a)(ii) of the Target Disclosure Schedules, there are no agreements, instruments, commitments, extensions of credit, Tax sharing or allocation agreements or other contractual agreements of any kind between or among Target, whether on its own behalf or in its capacity as trustee or custodian for the funds of any Employee Plan, and any of its Affiliates.
Section 3.16.    Loan Portfolio and Reserve for Loan Losses.
(a)    As of the date hereof, except as set forth in Confidential Schedule 3.16(a)(i) and 3.16(a)(ii), respectively, of the Target Disclosure Schedules, neither Target nor any of its Subsidiaries is a party to any written or oral (i) loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) in which Target or any Subsidiary of Target is a creditor which as of June 30, 2017, under the terms of which the obligor was, as of June 30, 2017, over 90 days or more delinquent in payment of principal or interest, or (ii) Loans with any director, executive officer or 5% or greater shareholder of Target or any of its Subsidiaries, or to the Best Knowledge of Target, any Affiliate of any of the foregoing.
(b)    Set forth in Confidential Schedule 3.16(b) of the Target Disclosure Schedules is a true, correct and complete list of (i) all of the Loans of Target and its Subsidiaries that, as of June 30, 2017, were classified by Target as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, together with the aggregate principal amount of and accrued and unpaid interest on such Loans, by category of Loan (e.g., commercial, consumer, etc.), together with the aggregate principal amount of such Loans by category and (ii) each asset of Target or any of its Subsidiaries that, as of June 30, 2017, is classified as “Other Real Estate Owned” and the book value thereof.
(c)    All evidences of indebtedness that are reflected as assets of Target and Target Bank are (i) evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) legal, valid and binding obligations of the respective obligors thereof, enforceable in accordance with their respective terms (except as limited by the Bankruptcy Exception), (iii) except as set forth in Confidential Schedule 3.06 of the Target Disclosure Schedules, not subject to any asserted or, to the Best Knowledge of Target, threatened, defenses, offsets or counterclaims that may reasonably be asserted against Target, Target Bank or the present holder thereof, and (iv) except for the Loans listed on Confidential Schedule 3.16(c) which are unsecured, secured by valid charges, mortgages, pledges, security interests, restrictions, claims, liens or encumbrances, as applicable, which have been perfected.
(d)    To Target’s Best Knowledge, each outstanding Loan of Target and its Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in accordance with the relevant notes or other credit or security documents, the written underwriting standards of Target and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable

Laws. Target has not entered into any oral modifications or amendments or additional agreements related to the Loans that are not reflected in its records. To Target’s Best Knowledge, there is no valid claim or defense to the enforcement of any Loan and none has been asserted, and Target has no knowledge of any acts or omissions that would give rise to any claim or right of rescission, set off, counterclaim or defense.
(e)    Target has furnished or made available to Buyer true, correct and complete copies of all of the credit and collateral files of the Target Bank as of June 30, 2017. The credit and collateral files of Target Bank contain all material information (excluding general, local or national industry, economic or similar conditions) known to Target or the Target Bank that is reasonably required to evaluate, in accordance with generally prevailing practices in the banking industry, the collectability of the Loan portfolio of the Target Bank (including Loans that will be outstanding if it advances funds it is obligated to advance), except for items identified on Target Bank’s internal exception list dated as of June 30, 2017 which has been made available to Buyer. Target has also furnished to Buyer a list of all Loans made or committed to be made between June 30, 2017 and the Execution Date.
(f)    None of the agreements pursuant to which Target or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.
(g)    There are no outstanding Loans made by Target or any of its Subsidiaries to any “executive officer” or other “insider” (as each such term is defined in Regulation O promulgated by the Federal Reserve Board) of Target or its Subsidiaries, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.
(h)    Neither Target nor any of its Subsidiaries is now nor has been since January 1, 2015, subject to any fine, suspension, settlement or other administrative sanction by, or any reduction in any loan purchase commitment from, any Governmental Authority relating to the origination, sale or servicing of mortgage or consumer Loans.
Section 3.17.    Deposits. Except as set forth on Confidential Schedule 3.17 of the Target Disclosure Schedules, no deposit of Target Bank (a) is a “brokered” deposit (as such term is defined in 12 C.F.R. § 337.6(a)(2)); (b) was acquired through a deposit listing service; or (c) is subject to any encumbrance, legal restraint or other legal process (other than garnishments, pledges, set off rights, escrow limitations and similar actions taken in the ordinary course of business).

Section 3.18.    Investment Securities and Commodities.
(a)    Each of Target and its Subsidiaries has good title to all securities and commodities owned by it (except those sold under repurchase agreements), free and clear of any Lien, except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of Target or its Subsidiaries. Such securities and commodities are valued on the books of Target in accordance with GAAP in all material respects.
(b)    Target and its Subsidiaries and their respective businesses employ investment, securities, commodities, risk management and other policies, practices and procedures that Target believes are prudent and reasonable in the context of such businesses. Prior to the date of this Agreement, Target has made available to Buyer the material terms of such policies, practices and procedures.
Section 3.19.    Risk Management Instruments.
(a)    Confidential Schedule 3.19(a) of the Target Disclosure Schedules sets forth a list of all interest rate swaps, caps, floors, option agreements, futures, forward contracts and other similar derivative transactions and risk management arrangements (each a “Derivative Transactions”) entered into as of the date of this Agreement for the account of the Target or Target Bank or for the account of a customer of Target or Target Bank. All Derivative Transactions, whether entered into for the account of Target or Target Bank or for the account of a customer of Target or Target Bank, were entered into in the ordinary course of business and in accordance with prudent banking practice and in material compliance with applicable Laws and other policies, practices and procedures employed by Target or Target Bank, as applicable, and are legal, valid and binding obligations of Target or Target Bank , as applicable, enforceable against it in accordance with their terms (except as such enforcement may be limited by the Bankruptcy Exception), and are in full force and effect.
(b)    Target and Target Bank have duly performed in all material respects all of their obligations thereunder to the extent required, and, to the Best Knowledge of Target, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.
(c)    The financial position of Target and Target Bank on a consolidated basis under or with respect to each such Derivative Transaction has been reflected in the books and records of Target and Target Bank in accordance with GAAP.
Section 3.20.    Employee Relationships. Each of Target and Target Bank has complied in all material respects with all applicable material Laws relating to its relationships with its employees, and Target believes that the relationship between Target Bank and its employees is satisfactory. To the Best Knowledge of Target, no key executive officer or manager of any of the operations of Target Bank or any group of employees of Target Bank has or have any present plans to terminate their respective employment with Target Bank. Confidential Schedule 3.20 of the Target Disclosure Schedules contains a list of all employees of Target Bank and their respective annual base compensation.
Section 3.21.    Condition of Assets. All tangible assets used by Target and Target Bank are in good operating condition, ordinary wear and tear excepted, and comply, in all material respects, with all applicable Laws, whether federal, state or local. None of the Target Bank’s premises or equipment is in need of maintenance or repairs other than ordinary routine maintenance or repairs that are not material in nature or cost.
Section 3.22.    Environmental Compliance. Except as set forth in Confidential Schedule 3.22 of the Target Disclosure Schedules:
(a)    To the reasonable Best Knowledge of the executive officers of Target, Target and Target Bank and all of their Properties and operations are in material compliance with all applicable Environmental Laws. Target has not received any written notice of any past, present, or future conditions, events, activities, practices or incidents that would reasonably be expected to materially interfere with or prevent the compliance of Target and Target Bank with all applicable Environmental Laws.

(b)    To the reasonable Best Knowledge of the executive officers of Target, Target and Target Bank have obtained all material permits, licenses and authorizations that are required under all applicable Environmental Laws.
(c)    To the reasonable Best Knowledge of the executive officers of Target, no Hazardous Materials exist on, about or within any of the Properties, nor have any Hazardous Materials previously existed on, about or within or been used, generated, stored, transported, disposed of, on or released from any of the Properties, except as would not be expected to have or cause a Material Adverse Change to Target or Target Bank. The use that Target and Target Bank make of the Properties will not result in the use, generation, storage, transportation, accumulation, disposal or release of any Hazardous Material on, in or from any of the Properties, except as would not be expected to have or cause a Material Adverse Change to Target or Target Bank.
(d)    There is no action, suit, proceeding, investigation, or inquiry before any Governmental Authority pending or, to the Best Knowledge of Target, threatened, against Target or Target Bank relating in any way to any Environmental Law. To the reasonable Best Knowledge of the executive officers of Target, Target Bank has no liability for remedial action under any Environmental Law. Target and Target Bank have not received any written request for information by any Governmental Authority with respect to the condition, use or operation of any of the Properties nor has Target or Target Bank received any written notice from any Governmental Authority or other Person with respect to any violation of or claimed or potential liability of any kind under any Environmental Law (including any letter, notice or inquiry from any Person informing Target or Target Bank that it is or may be liable in any way under any Environmental Laws or requesting information to enable such a determination to be made).

Section 3.23.    Regulatory Compliance.
(a)    Except as set forth in Confidential Schedule 3.23(a) of the Target Disclosure Schedules, neither Target nor Target Bank is now nor has been, since January 1, 2014, (i) subject to any cease-and-desist or other order or enforcement action issued by, (ii) a party to any written agreement, consent agreement or memorandum of understanding with, (iii) a party to any commitment letter or similar undertaking to, (iv) subject to any order or directive by, (v) ordered to pay any civil penalty by, (vi) a recipient of a supervisory letter from, or (vii) subject to any board resolutions adopted at the request or suggestion of, any Regulatory Agency or other Governmental Authority that restricts the conduct of its business or that relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business or its compliance with Laws (each of the items set forth in the preceding clauses (i) through (vii), a “Regulatory Agreement”). There are no pending or, to the Best Knowledge of Target, threatened investigations by any Regulatory Agency that would reasonably result in a Regulatory Agreement with respect to Target or Target Bank.
(b)    Except as set forth on Confidential Schedule 3.23(b) of the Target Disclosure Schedules, since January 1, 2014, all reports, records, registrations, statements, notices and other documents or information required to be filed by Target and Target Bank with any Regulatory Agency have been duly and timely filed and, to the Best Knowledge of Target, all information and data contained in such reports, records or other documents are true, accurate, correct and complete in all material respects.
Section 3.24.    Absence of Certain Business Practices. Neither Target nor Target Bank nor, to the Best Knowledge of Target, any of their respective officers, employees or agents, nor, to the

Best Knowledge of Target, any other Person acting on their behalf, has, directly or indirectly, since January 1, 2014, given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the business of Target or Target Bank (or assist Target or Target Bank in connection with any actual or proposed transaction) that (a) may reasonably be expected to subject Target or Target Bank to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (b) if not given in the past, such failure to pay would reasonably have been expected to result in a Material Adverse Change to Target or Target Bank, or (c) if not continued in the future, such failure to pay would reasonably be expected to result in a Material Adverse Change to Target or Target Bank.
Section 3.25.    Books and Records. The minute books, stock certificate books and stock transfer ledgers of Target and Target Bank (a) have been kept accurately in the ordinary course of business and in compliance in all material respects with applicable legal requirements and good corporate governance practices, (b) are complete and correct in all material respects (with respect to the stock certificate books and stock transfer ledgers of Target only, based upon information provided by Target’s shareholders), (c) the transactions entered therein represent bona fide transactions (with respect to the stock certificate books and stock transfer ledgers of Target only, based upon information provided by Target’s shareholders), and (d) do not fail to reflect any material transactions involving the business of Target or Target Bank that properly should have been set forth therein and that have not been accurately so set forth.
Section 3.26.    Internal Controls. Target and Target Bank maintain an adequate system of internal accounting controls that provide reasonable assurance that (a) transactions are executed with management’s authorization; (b) transactions are recorded as necessary to permit preparation of the consolidated financial statements of Target and to maintain accountability for Target’s consolidated assets; (c) access to Target’s assets is permitted only in accordance with management’s authorization; (d) the reporting of Target’s assets is compared with existing assets at regular intervals; and (e) extensions of credit and other receivables are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. Neither Target’s nor Target Bank’s systems, controls, data or information are recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of Target, Target Bank or their accountants and consultants, except as would not reasonably be expected to have a materially adverse effect on the system of internal accounting controls described in the preceding sentence.

Section 3.27.    Forms of Instruments, Etc. Target has made and will make available to Buyer copies of all of Target Bank’s standard forms of notes, mortgages, deeds of trust and other routine documents of a like nature used on a regular and recurring basis in the ordinary course of its business.

Section 3.28.    Fiduciary Responsibilities. Each of Target and Target Bank has performed in all material respects all of its duties as a trustee, custodian, guardian or as an escrow agent in a manner that complies in all material respects with all applicable Laws, agreements, instruments and common Law standards, where the failure to so perform would result in a Material Adverse Change to Target or Target Bank.

Section 3.29.    Guaranties. Except in the ordinary course of business, consistent with past business practices and in material compliance with applicable Law, neither Target nor Target Bank has guaranteed the obligations or liabilities of any other Person.
Section 3.30.    Employee Benefit Plans.
(a)    Set forth on Confidential Schedule 3.30 of the Target Disclosure Schedules is a complete and correct list of all “employee benefit plans” (as defined in ERISA § 3(3) whether or not subject to ERISA), all specified fringe benefit plans as defined in Code § 6039D, and all other bonus, incentive, compensation, deferred compensation, profit sharing, stock option, stock appreciation right, stock bonus, stock purchase, employee stock ownership, savings, severance, supplemental unemployment, layoff, salary continuation, retirement, pension, health, life insurance, disability, group insurance, vacation, holiday, sick leave, fringe benefit or welfare plan, or any other similar plans, agreements, policies or understandings (whether written or oral, qualified or nonqualified, funded or unfunded), and any trusts, escrows or other agreements related thereto, which (a) are currently maintained or contributed to by Target or Target Bank, or with respect to which Target or Target Bank has any liability, or (b) provide benefits to any officer, employee, service provider (including employees and service providers provided to Target or Target Bank through a contractual agreement with a third-party professional employer organization (“Target PEO”)), former officer, former employee or former service provider of Target or Target Bank, or the dependents of any thereof (herein collectively the “Employee Plans” and each individually an “Employee Plan”). Confidential Schedule 3.30 of the Target Disclosure Schedules designates the Employee Plans for which Target or Target Bank is the plan sponsor (“Target Employee Plan”) and the Employee Plans for which a Target PEO is the plan sponsor (“Target PEO Employee Plan”).
(b)    With respect to each Employee Plan, Target has made available to Buyer true, current and complete copies of each of the following: (i) where the Employee Plan has been reduced to writing, the plan document together with all amendments; (ii) where the Employee Plan has not been reduced to writing, a written summary of all material plan terms; (iii) where applicable, any trust agreements or other funding arrangements, custodial agreements, insurance policies and contracts, administration agreements and similar agreements, and investment management or investment advisory agreements, now in effect; (iv) any summary plan descriptions and summaries of material modifications relating to any Employee Plan; (v) in the case of any Employee Plan that is intended to be qualified under Code § 401(a), the most recent determination, opinion or advisory letter from the Internal Revenue Service; (vi) in the case of any Employee Plan for which a Form 5500 is required to be filed, the three most recently filed Form 5500, with schedules and financial statements attached (if applicable); (vii) actuarial reports received for any Employee Plans with respect to the three most recently completed plan years; (viii) the most recent nondiscrimination tests performed under the Code; and (ix) notices, letters or other correspondence received during the three years prior to the date hereof from the Internal Revenue Service, Department of Labor, Pension Benefit Guaranty Corporation or other Governmental Authority relating to the Employee Plan.
(c)    Neither Target nor Target Bank has any liability or contingent liability with respect to any Target PEO Employee Plan except to the extent that Target or Target Bank is contractually obligated to make payments to the Target PEO for coverage under such Target PEO Employee Plan. As of the Execution Date, all such payments have been made.
(d)    No Employee Plan is, and has not been for the past six (6) years: (i) a “multiemployer plan” within the meaning of ERISA § 3(37); (ii) a “multiple employer plan” within the meaning of Code § 413(c); (iii) a “multiple employer welfare arrangement” within the meaning of ERISA § 3(40); or (iv) subject to the minimum funding standards of Code § 412 or ERISA § 302. Neither Target nor any of its Subsidiaries has (x) ever incurred or reasonably expects to incur, either directly or indirectly, any liability under Title IV of ERISA or related provisions of the Code or similar local Law relating to employee benefit plans; (y) ever failed to timely pay premiums to the Pension Benefit Guaranty Corporation; or (z) ever engaged in any transaction which would give rise to material liability under ERISA § 4069 or ERISA § 4212(c).
(e)    Each Target Employee Plan and, to the knowledge or Target, each Target PEO Employee Plan, has been established, administered and maintained in all material respects in accordance with its terms and in compliance with all applicable Laws. Each Employee Plan that is intended to be qualified under Code § 401(a) (a “Qualified Benefit Plan”) has received a favorable and current determination or opinion letter from the Internal Revenue Service, or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income taxes under the Code §§ 401(a) and 501(a), respectively, and nothing has occurred that could reasonably be expected to adversely affect the qualified status of any Qualified Benefit Plan. Nothing has occurred with respect to any Employee Plan that has subjected or could reasonably be expected to subject Target or any of its Subsidiaries or, with respect to any period on or after the Closing Date, Buyer or any of its Affiliates, to a penalty under ERISA § 502 or to tax or penalty under Code § 4975.
(f)    A Each Employee Plan can be amended, terminated, or otherwise discontinued after the Closing in accordance with its terms, without liability to Buyer or any of its Affiliates other than ordinary administrative expenses typically incurred in a termination event, and neither Target nor any of its Subsidiaries has any commitment or obligation and has not made any representations to any employee, officer, manager, independent contractor, or consultant, whether or not legally binding, to adopt, amend, modify, or terminate any Employee Plan in connection with the consummation of the transactions contemplated by this Agreement or otherwise.
(g)    Other than as required under ERISA § 601 et. seq. or other applicable Law, no Employee Plan provides post-termination or retiree health or life insurance benefits to any individual for any reason, and neither Target nor any of its Subsidiaries has any liability to provide post-termination or retiree health or life insurance benefits to any individual.
(h)    There is no pending or threatened action relating to an Employee Plan (other than routine claims for benefits), and no Employee Plan has within the three (3) years prior to the date hereof been the subject of an examination or audit by a Governmental Authority or the subject of an application or filing under or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority.
(i)    Each individual who is classified by Target or any of its Subsidiaries as an independent contractor, consultant, or advisor has been properly classified for purposes of participation and benefit accrual under each Target Employee Plan.
(j)    All benefits, contributions and premiums relating to each Employee Plan have been timely paid in accordance with the terms of such Employee Plan and all applicable Laws, and all benefits accrued under any unfunded Employee Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with, GAAP.

Section 3.31.    Compliance with Laws, Permits and Instruments.
(a)    Target and Target Bank are in compliance with all applicable Laws, except where the failure, whether individually or in the aggregate, to be so in compliance is not reasonably expected to cause a Material Adverse Change to Target or Target Bank. Target and Target Bank, and their respective employees and agents, hold all material licenses, registrations, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses as now being conducted. Target Bank is designated as an intermediate small bank for purposes of the Community Reinvestment Act and has a Community Reinvestment Act rating of “satisfactory”.
(b)    Target Bank is in material compliance with the Bank Secrecy Act (12 U.S.C. §§ 1730(d) and 1829(b)), the United States Foreign Corrupt Practices Act and the International Money Laundering Abatement and Anti-Terrorist Financing Act, otherwise known as the U.S.A. Patriot Act, the Fair Housing Act (42 U.S.C. § 3601 et seq.), the Home Mortgage Disclosure Act (12 U.S.C. § 2801 et seq.), the Equal Credit Opportunity Act (15 U.S.C. § 1691 et seq.), and the Flood Disaster Protection Act (42 USC § 4002, et seq.), and all regulations promulgated thereunder. Target Bank has properly certified all foreign deposit accounts and has made all necessary tax withholdings on all of its deposit accounts; furthermore, Target Bank has timely and properly filed and maintained all requisite Currency Transaction Reports and other related forms, including any requisite Custom Reports required by any agency of the United States Treasury Department, including the IRS. Target Bank has timely filed all Suspicious Activity Reports with the Financial Institutions – Financial Crimes Enforcement Network (U.S. Department of the Treasury) required to be filed by it pursuant to the Laws referenced in this Section 3.31(b). Since January 1, 2014, Target has not received any written notices of any violation of such acts or any of the regulations promulgated thereunder, and it has not received any written notice of any, and to the Best Knowledge of Target Bank there is no, threatened administrative inquiry, proceeding or investigation with respect to its compliance with such Laws.
(c)    All loans of Target Bank have been made in compliance in all material respects with all applicable statutes and regulatory requirements at the time of such loan or any renewal thereof, including the Texas usury statutes as currently interpreted, Regulation Z (12 C.F.R. § 226 et seq.) issued by the Board of Governors of the Federal Reserve System (“FRB”), the Federal Consumer Credit Protection Act (15 U.S.C. § 1601 et seq.), the Texas Consumer Credit Code (Tex. Rev. Civ. Stat. Ann. Art. 5062-2.01, et seq.) and all statutes governing the operation of banks operating in the State of Texas. Each such loan was made by Target Bank in the ordinary course of its lending business.
(d)    All real property owned or operated by Target and Target Bank and the use thereof is in compliance with all applicable Laws, including building, zoning and other Laws, subject to any qualifications regarding such compliance set forth elsewhere in this Agreement and except where the failure, whether individually or in the aggregate, to be so in compliance would not reasonably be expected to cause a Material Adverse Change to Target or Target Bank.
Section 3.32.    Target Information. The information relating to Target and its Subsidiaries which is provided by Target or its representatives for inclusion in the proxy statement in definitive form relating to the meeting of Target’s shareholders to be held in connection with this Agreement and the transactions contemplated hereby (including any amendments or supplements thereto, the “Proxy Statement”) and the registration statement on Form S-4 in which the Proxy Statement will be included as a prospectus, to be filed with the Securities and Exchange Commission (“SEC”) by Buyer in connection with the transactions contemplated by this Agreement, or in any other document filed with any other Regulatory Agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements in such information, in light of the circumstances in which they are made, not misleading.
Section 3.33.    Data Processing Agreements. Target Bank obtains its data processing services, ATM, and other information technology services exclusively through the contracts or agreements with the Persons described on Confidential Schedule 3.33 of the Target Disclosure Schedules (“DP Contracts”). A true and correct executed copy of each DP Contract, as in effect as of the Execution Date, has been provided to Buyer. Other than the DP Contracts, Target has no agreement with any other Person for data processing, ATM or other technology services.
Section 3.34.    Dissenting Shareholders. To the Best Knowledge of Target, there is no plan or intention on the part of any shareholders of Target to exercise their appraisal rights in the manner provided by applicable Law.
Section 3.35.    Business Combination. This Agreement and the transactions contemplated hereby are exempt from the requirements of Subchapter M of Chapter 21 of the TBOC and any other applicable state takeover Law or state Law that purports to limit or restrict business combinations or the ability to acquire or vote shares.
Section 3.36.    Fairness Opinion. Before the execution of this Agreement, Target has received a written opinion from Performance Trust Capital Partners, LLC that, subject to the terms, conditions and qualifications set forth therein, as of the date thereof, the consideration to be received by the shareholders of Target pursuant to this Agreement is fair to such shareholders from a financial point of view. Such opinion has not been amended or rescinded.
Section 3.37.    Brokerage Fees and Commissions. Other than as set forth in Confidential Schedule 3.37 of the Target Disclosure Schedules, no agent, representative or broker has represented Target or Target Bank in connection with the transactions described in this Agreement.
Section 3.38.    Regulatory Approvals. Target is not aware of any circumstance regarding Target or Target Bank that would be reasonably likely to materially impede or delay the receipt of all requisite regulatory approvals necessary to consummate the Integrated Mergers and the Bank Merger in a timely manner.
Section 3.39.    Representations Not Misleading. No representation or warranty by Target contained in this Agreement contains or will contain on the Closing Date any untrue statement of a material fact or omits or will omit on the Closing Date to state a material fact necessary to make the statements contained herein, in light of the circumstances under which they were made, not misleading. To the Best Knowledge of Target, all written statements, exhibits, schedules, and other documents furnished to Buyer by Target or Target Bank as part of the due diligence for this Agreement are accurate in all material respects.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER
Except as disclosed in the disclosure schedule delivered by Buyer to Target concurrently herewith (the “Buyer Disclosure Schedules”); provided, that (a) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (b) the mere inclusion of an item in the Buyer Disclosure Schedules as an exception to a representation or warranty shall not be deemed an admission by Buyer that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Change and (c) any disclosures made with respect to a section of ARTICLE IV shall be deemed to qualify (1) any other section of ARTICLE IV specifically referenced or cross-referenced and (2) other sections of ARTICLE IV to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections, Buyer hereby represents and warrants to Target as follows:
Section 4.01.    Organization.
(a)    Buyer is a registered bank holding company under the BHC Act. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Texas. Buyer has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as it is now being conducted and is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified except where the failure to be so qualified or in good standing would not reasonably be expected to result in a Material Adverse Change to Buyer. True and complete copies of the Certificate of Formation and bylaws of Buyer, as amended to date, have been made available to Target.
(b)    Acquiring Bank is a Texas banking association, duly organized, validly existing and in good standing under the Laws of the state of Texas and the United States. Acquiring Bank has all requisite corporate power and authority to carry on its business as now being conducted, to own, lease and operate its properties and assets as now owned, leased or operated and to enter into and to carry on the business and activities now conducted by it. True and complete copies of the Certificate of Formation and bylaws of Acquiring Bank, as amended to date, have been made available to Target. Acquiring Bank is an insured bank as defined in the FDIA.
Section 4.02.    Capitalization.
(a)    The authorized capital of Buyer consists of 75,000,000 common shares, $0.01 par value per share, and 10,000,000 preferred shares, $0.01 par value per share. As of the date of this agreement, 2017, there were (i) 20,351,356 shares of Buyer Common Stock issued and outstanding, (ii) 24,500 shares of Senior Non-Cumulative Perpetual Preferred Stock, Series D, $0.01 par value per share, issued and outstanding (the “Preferred Shares”), (iii) 499,297 shares of Buyer Common Stock reserved for issuance upon the exercise of outstanding options to purchase shares of Buyer Common Stock and 167,900 shares of Buyer Common Stock reserved for vesting of outstanding restricted stock units shares of Buyer Common Stock, 800 of which vest on the date of this Agreement, (iv) 25,000 shares of Buyer Common Stock reserved for issuance upon the exercise of outstanding warrants to purchase shares of Buyer Common Stock, (v) 10,000 shares of Buyer Common Stock held in treasury, and (vi) no other shares of capital stock or other voting securities of Buyer issued, reserved for issuance or outstanding. Except as set forth on Confidential Schedule 4.02 of the Buyer Disclosure Schedules, to the knowledge of Buyer there are no shareholder agreements, voting trusts or similar agreements relating to the shares of Buyer Common Stock. All of the issued and outstanding shares of Buyer Common Stock have been duly authorized, validly issued and are fully paid and nonassessable, and have not been issued in violation of the preemptive rights of any Person. All of the shares of Buyer Common Stock have been issued in material compliance with the securities Laws of the United States and other jurisdictions having applicable securities Laws. There are no restrictions applicable to the payment of dividends on the shares of Buyer Common Stock except to the extent provided by the terms of the Preferred Shares and pursuant to applicable Laws, and all dividends declared before the Execution Date have been paid.

(b)    All of the outstanding shares of capital stock or other securities evidencing ownership of Acquiring Bank are duly authorized, validly issued, fully paid and nonassessable and have not been issued in violation of the preemptive rights of any Person and have been issued in material compliance with applicable securities Laws. Buyer is the sole beneficial and record owner of all of the issued and outstanding shares of capital stock of Acquiring Bank, free and clear of all Liens of any kind or character and no other Person has any equity or other ownership interest in Acquiring Bank.
Section 4.03.    Execution and Delivery.
(a)    Buyer has full corporate power and authority to execute and deliver this Agreement and the other agreements to which Buyer is a party that are contemplated by this Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other agreements to which Buyer is a party that are contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by the Buyer Board. Other than the adoption and approval of the Bank Merger Agreement by Buyer, as Acquiring Bank’s sole shareholder, no other corporate proceedings or approvals are necessary on the part of Buyer to approve this Agreement or the other agreements to which Buyer is a party that are contemplated by this Agreement and to consummate the transactions contemplated hereby and thereby. This Agreement and the other agreements and documents contemplated hereby to which Buyer is a party have been, or at Closing will be, duly and validly executed and delivered to Target, and each constitutes or at Closing will constitute a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms and conditions, except as enforceability may be limited by the Bankruptcy Exception.
(b)    The execution and delivery of the Bank Merger Agreement and the other agreements to which the Acquiring Bank is a party that are contemplated by this Agreement and the Bank Merger Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by the Acquiring Bank Board and the Acquiring Bank Board has declared them advisable, and has directed that the Bank Merger Agreement be submitted to Acquiring Bank’s sole shareholder for the purpose of acting on the Bank Merger Agreement.
Section 4.04.    No Violation. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, nor compliance by Buyer or Acquiring Bank with any of the terms or provisions hereof (if the required regulatory and shareholder approvals and any requisite consents of third parties are obtained) will (a) violate any provision of the charters, articles, certificates or bylaws of Buyer or Acquiring Bank; (b) violate any Law applicable to Buyer or Acquiring Bank or any of their respective properties or assets; (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or the lapse of time, or both, would constitute a default) under, result in the termination or cancellation under, accelerate the performance required by or rights or obligations under, result in the creation of any Lien upon any of the respective properties or assets of Buyer or Acquiring Bank under, or require the consent of a third party pursuant to, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, contract or other instrument or obligation to which Buyer or Acquiring Bank is a party, or by which Buyer or Acquiring Bank or any of their respective properties, assets or business activities, may be bound or subject excluding from the foregoing clause (c) such violations, conflicts, breaches or defaults which either individually or in the aggregate would not be reasonably expected to result in a Material Adverse Change to Buyer.

Section 4.05.    Litigation. Except as disclosed in Confidential Schedule 4.05 of the Buyer Disclosure Schedules, neither Buyer nor Acquiring Bank are parties to any, and there are no pending or, to the Best Knowledge of Buyer, threatened, Proceedings of any nature against Buyer or Acquiring Bank which are reasonably likely, individually or in the aggregate, to result in a Material Adverse Change to Buyer, nor, to the Best Knowledge of Buyer, is there any basis for any proceeding, claim or any action against Buyer or Acquiring Bank that would be reasonably likely, individually or in the aggregate, to result in a Material Adverse Change to Buyer. There is no injunction, order, judgment or decree in effect with respect to Buyer or Acquiring Bank or the assets or properties of Buyer or Acquiring Bank that has resulted in, or is reasonably likely to result in, a Material Adverse Change to Buyer.
Section 4.06.    Compliance with Laws, Permits and Instruments. Buyer and its Subsidiaries are in compliance with all applicable Laws except where the failure, whether individually or in the aggregate, to be so in compliance is not reasonably expected to cause a Material Adverse Change to Buyer. Buyer and Acquiring Bank, and their respective employees and agents, hold all material licenses, registrations, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses as now being conducted. Buyer is in material compliance with all applicable listing and corporate governance rules of the NASDAQ.
Section 4.07.    Governmental Consents and Approvals.
(a)    Except for regulatory and other approvals as disclosed in Confidential Schedule 4.07 of the Buyer Disclosure Schedules, no approval, consent, order or authorization of, or registration, declaration or filing with, any Governmental Authority is required on the part of Buyer in connection with the execution, delivery or performance of this Agreement or the agreements contemplated hereby, or the consummation by Buyer or Acquiring Bank of the transactions contemplated hereby or thereby.
(b)    Buyer is “well capitalized” as defined by federal regulations as of the Execution Date. Acquiring Bank has a Community Reinvestment Act rating of “satisfactory”. Buyer is not aware of any circumstance regarding Buyer or the Acquiring Bank that would be reasonably likely to materially impede or delay Buyer’s ability to obtain all requisite regulatory approvals necessary to consummate the Integrated Mergers and the Bank Merger in a timely manner.
Section 4.08.    SEC Filings; Financial Statements; Call Reports.
(a)    Buyer has timely filed all material reports and statements, together with any amendments required to be made with respect thereto, that it has been required to file with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since its initial public offering (the “Buyer Reports”). As of their respective dates, each of such reports and statements, (or if amended, as of the date so amended), were true and correct and complied in all material respects with the relevant statutes, rules and regulations enforced or promulgated by the SEC and such reports did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
(b)    The financial statements of Buyer and its Subsidiaries included (or incorporated by reference) in the Buyer Reports (including the related notes, where applicable) and such financial statements prepared by Buyer after the date of this Agreement (i) have been, or will be, prepared from, and in accordance with, the books and records of Buyer and its Subsidiaries (except as may be disclosed therein), (ii) fairly present, or will fairly present, in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Buyer and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount and the omission of notes to the extent permitted by Regulation S-X of the SEC), (iii) complied as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto.
(c)    Grant Thornton, LLP has not resigned (or informed Buyer that it intends to resign) or been dismissed as independent public accountants of Buyer as a result of or in connection with any disagreements with Buyer on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.
(d)    Since October 8, 2014, (i) neither Buyer nor any of its Subsidiaries, nor, to the Best Knowledge of Buyer, any director, officer, auditor, accountant or representative of Buyer or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Buyer or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Buyer or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Buyer or any of its Subsidiaries, whether or not employed by Buyer or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by Buyer or any of its officers, directors, employees or agents to the Board of Directors of Buyer or any committee thereof or to the Best Knowledge of Buyer, to any director or officer of Buyer.
(e)    Neither Buyer nor any of its Subsidiaries has any liability of any material nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of Buyer included in its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2017 (including any notes thereto) and for liabilities incurred in the ordinary course of business and consistent with past practice since June 30, 2017, or in connection with this Agreement and the transactions contemplated hereby.
Section 4.09.    Buyer Information. The information relating to Buyer and its Subsidiaries to be contained in the Proxy Statement and the Registration Statement, and the information relating to Buyer and its Subsidiaries that is provided by Buyer or its representatives for inclusion in any other document filed with any other Regulatory Agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Proxy Statement (except for such portions thereof that relate only to Target or any of its Subsidiaries) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The Registration Statement (except for such portions thereof that relate only to Target or any of its Subsidiaries) will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.
Section 4.10.    Absence of Certain Changes. Except as disclosed in the representations and warranties made in this ARTICLE IV and the Buyer Disclosure Schedules hereto, there has not been any Material Adverse Change with respect to Buyer or Acquiring Bank since June 30, 2017, nor to the Best Knowledge of Buyer, has any event occurred that has resulted in, or has a reasonable probability of resulting in the future in, a Material Adverse Change with respect to Buyer or Acquiring Bank.
Section 4.11.    Undisclosed Liabilities. Neither Buyer nor Acquiring Bank have any material liability or obligation, accrued, absolute, contingent or otherwise and whether due or to become due (including unfunded obligations under any employee plan or liabilities for federal, state or local taxes or assessments) that are not reflected in or disclosed in the Buyer Reports, except (a) those liabilities, obligations and expenses incurred in the ordinary course of business and materially consistent with past business practices since June 30, 2017, (b) liabilities, obligations and expenses incurred as a result of or arising from this Agreement or any other agreement or document contemplated hereby, or any of the transactions contemplated hereby or thereby, or (c) liabilities, obligations and expenses as disclosed on Confidential Schedule 4.11 of the Buyer Disclosure Schedules.
Section 4.12.    Brokerage Fees and Commissions. Other than as set forth in Confidential Schedule 4.12 of the Buyer Disclosure Schedules, no agent, representative or broker has represented Buyer or Acquiring Bank in connection with the transactions described in this Agreement.
Section 4.13.    Taxes and Tax Returns.
(a)    Each of Buyer and its Subsidiaries has duly and timely filed or caused to be filed (giving effect to all applicable extensions) all material Tax Returns required to be filed by any of them, and all such Tax Returns are true, correct, and complete in all material respects.
(b)    All material Taxes of Buyer and its Subsidiaries that are due, whether or not shown on any Tax Return, have been fully and timely paid. Each of Buyer and its Subsidiaries has withheld and paid to the relevant Governmental Authority on a timely basis all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any Person.
(c)    Neither Buyer nor any of its Subsidiaries has taken any action, or knows of any fact or circumstance, that could reasonably be expected to prevent the Integrated Mergers, taken together, from being treated as an integrated transaction that qualifies as a “reorganization” within the meaning of the Code § 368(a).
Section 4.14.    Financing. Buyer has, or at Closing will have, sufficient liquid resources or a credit facility with sufficient availability to pay the Aggregate Cash Consideration.
Section 4.15.    Representations Not Misleading. No representation or warranty by Buyer contained in this Agreement contains or will contain on the Closing Date any untrue statement of a material fact or omits or will omit on the Closing Date to state a material fact necessary to make the statements contained herein, in light of the circumstances under which they were made, not misleading. To the Best Knowledge of Buyer, all written statements, exhibits, schedules, and other documents furnished to Target by Buyer or Acquiring Bank as part of the due diligence for this Agreement are accurate in all material respects.
ARTICLE V
COVENANTS OF TARGET
Target covenants and agrees with Buyer as follows:

Section 5.01.    Commercially Reasonable Efforts. Target will use commercially reasonable efforts to cause the consummation of the transactions contemplated hereby in accordance with the terms and conditions of this Agreement.
Section 5.02.    Information for Regulatory Applications and Registration Statement.
(a)    To the extent permitted by applicable Law, Target shall prepare and furnish Buyer with all information concerning Target (including information relating to its directors, officers and shareholders as may be reasonably required) that is required for inclusion in any application, statement or document to be made or filed by Buyer with any Governmental Authority in connection with the transactions contemplated by this Agreement during the pendency of this Agreement. Target shall fully cooperate with Buyer in the filing of any applications, statements or other documents necessary to complete the transactions contemplated by this Agreement. Target shall have the right to review in advance, and to the extent practicable consult with Buyer, in each case subject to applicable Laws relating to the exchange of information, with respect to all written information submitted to any third party or any federal or Texas Governmental Authority in connection with the transactions contemplated by this Agreement, but Buyer shall not be required to provide Target with confidential portions of any filing with a Governmental Authority. In exercising the foregoing right, Target agrees to act reasonably and as promptly as practicable.
(b)    Target agrees that none of the information supplied or to be supplied by Target for inclusion or incorporation by reference in (i) the Registration Statement, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, (ii) the Proxy Statement and any amendment or supplement thereto, at the date(s) of mailing to shareholders and at the time of the Target Meeting, and (iii) any other filings made under applicable federal or Texas banking or securities Laws, shall contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Target further agrees that if it shall become aware before the effectiveness of the Registration Statement of any information furnished by such party that would cause any of the statements in the Registration Statement or the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform Buyer thereof and to take the necessary steps to correct the Registration Statement or the Proxy Statement.
Section 5.03.    Shareholder Approval.
(a)    The Target Board shall, as soon as practicable after the Registration Statement becomes effective duly call, give notice of, and cause to be held, a meeting of its shareholders (the “Target Meeting”) at such time as may be mutually agreed to by the parties, but not later than 50 days following the Registration Statement becoming effective, and will direct that this Agreement and the transactions contemplated hereby be submitted to a vote at the Target Meeting for the purpose of obtaining the Requisite Target Vote. Specifically, the Target Board will present for the consideration of Target shareholders a proposal to approve and adopt this Agreement and the Merger and the transactions contemplated hereby. The Target Board will (i) cause proper notice of the Target Meeting to be given to the Target shareholders in compliance with applicable Law, (ii) distribute to the Target shareholders the Proxy Statement, (iii) subject to Section 5.03(b), recommend that Target’s shareholders adopt and approve this Agreement and the transactions contemplated hereby, and (iv) perform such other acts as may be reasonably necessary to ensure that the Requisite Target Vote is obtained. Target shall print and commence the mailing (at its expense) of the Proxy

Statement to its shareholders on or before the fifth (5th) Business Day after the date that both the Registration Statement is declared effective and a final prospectus (relating to the Registration Statement) and Proxy Statement is on file with the SEC.
(b)    Notwithstanding the foregoing, the Target Board may change its recommendation as contemplated by this Section 5.03(b) (“Change in Recommendation”) if and only to the extent that:
(i)    Target, Target Bank and the Target Representatives have complied in all material respects with Section 5.09;
(ii)    the Target Board, after consultation with its outside counsel, has determined in good faith that failure to make a Change in Recommendation would reasonably be expected to result in a violation of its fiduciary duties under applicable Law; and
(iii)    if the Target Board intends to make a Change in Recommendation after Target has received an Acquisition Proposal, (A) the Target Board has concluded in good faith, after giving effect to all of the adjustments which may be offered by Buyer pursuant to subclause (C) below, that such Acquisition Proposal constitutes a Superior Proposal, (B) Target shall notify Buyer, at least five (5) Business Days in advance, of its intention to make a Change in Recommendation in response to such Superior Proposal (including the identity of the party making such Acquisition Proposal) and furnish to Buyer a written description of the material terms of the Superior Proposal and copies of such other material documents that Target is not required to keep confidential, and (C) before making such a Change in Recommendation, Target shall, and shall cause its financial and legal advisors to, during the period after Target’s delivery of the notice referred to in subclause (B) above, negotiate with Buyer in good faith for a period of up to five (5) Business Days (to the extent Buyer desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal.
(c)    Target, as sole shareholder of Target Bank, shall approve and adopt the Bank Merger Agreement, and Target shall cause Target Bank to execute such certificates of merger and such other documents and certificates (in each case in form and substance reasonably satisfactory to Buyer and Target) as are necessary to make the Bank Merger effective immediately following the Effective Time.
Section 5.04.    Affirmative Covenants. Except as otherwise permitted or required by this Agreement, from the Execution Date until the Effective Time, Target shall and shall cause Target Bank to:
(a)    maintain its corporate existence in good standing;
(b)    maintain the general character of its business and conduct its business in its ordinary and usual manner;
(c)    extend credit only in accordance with existing lending policies and practices and in the ordinary course of its business;

(d)    use commercially reasonable efforts to (i) preserve its business organization intact; (ii) retain the services of its present employees, officers, directors and agents; (iii) retain its present customers, depositors, suppliers and correspondent banks; and (iv) preserve its goodwill and the goodwill of its suppliers, customers and others having business relationships with it;
(e)    use commercially reasonable efforts to obtain any approvals or consents required to maintain all existing contracts, leases and documents relating to or affecting its assets, Properties and business;
(f)    maintain all offices, machinery, equipment, materials, supplies, inventories, vehicles and other Properties owned, leased or used by it (whether under its control or the control of others) in good operating repair and condition, ordinary wear and tear excepted;
(g)    comply in all material respects with all Laws and permits applicable to its Properties and operations, the non-compliance with which would reasonably be expected to cause a Material Adverse Change to Target or Target Bank;
(h)    timely file all Tax Returns required to be filed by it and promptly pay all Taxes, assessments, governmental charges, duties, penalties, interest and fines that become due and payable;
(i)    withhold from each payment made to each of its employees the amount of all Taxes required to be withheld therefrom and pay the same to the appropriate Governmental Authority;
(j)    continue to follow and implement policies, procedures and practices regarding the identification, monitoring, classification and treatment of all assets in substantially the same manner as it has in the past;
(k)    account for all transactions in accordance with GAAP (unless otherwise instructed by RAP, in which instance account for such transaction in accordance with RAP) specifically without limitation paying or accruing for by the Closing Date all liabilities, obligations, costs, and expenses owed or incurred by Target or Target Bank on or before the Closing Date;
(l)    perform all of its material obligations under contracts, leases and documents relating to or affecting its assets, Properties and business, except such obligations as it may in good faith dispute;
(m)    maintain and keep in full force and effect, in all material respects, presently existing insurance coverage and give all notices and present all claims under all insurance policies in due and timely fashion; and
(n)    timely file all reports required to be filed with Governmental Authorities and observe and conform, in all material respects, to all applicable Laws, except those being contested in good faith by appropriate proceedings; and
(o)    conduct its operations in the ordinary course of business and consistent with past practices.

Section 5.05.    Negative Covenants. From the Execution Date through the earlier of the Closing or termination of this Agreement, without the prior written consent of Buyer, Target shall not and Target shall cause Target Bank to not:
(a)    intentionally take any action that would reasonably be expected to result in a Material Adverse Change to Target or Target Bank;
(b)    take or fail to take any action that could reasonably be expected to cause the representations and warranties made in ARTICLE III to be inaccurate in any material respect at the time of the Closing or preclude Target from making such representations and warranties at the time of the Closing;
(c)    declare, set aside or pay or obligate it to pay any dividend or other distribution with respect to its capital except that Target Bank may pay dividends to Target;
(d)    enter into, alter, amend, renew or extend any contract or commitment which would result in an obligation of Target or Target Bank to make payments in excess of $25,000, except for the transactions which are set forth on Confidential Schedule 5.05(d) of the Target Disclosure Schedules and loans and extensions of credit in the ordinary course of business and consistent with past practice which are subject to the provisions of Section 5.05(x) and Section 5.05(y);
(e)    mortgage, pledge or subject to Lien any of its Properties, business or assets, tangible or intangible except (i) statutory Liens not yet delinquent, (ii) consensual landlord Liens, (iii) minor defects and irregularities in title and encumbrances that do not materially impair the use thereof for the purpose for which they are held, (iv) pledges of assets to secure public funds deposits, and (v) those assets and Properties disposed of for fair value since June 30, 2017;
(f)    cause or allow the loss of insurance coverage, unless replaced with coverage which is substantially similar (in amount and insurer) to that in effect as of the Execution Date;
(g)    incur any indebtedness, obligation or liability, whether absolute or contingent, other than the receipt of deposits and trade debt or except in the ordinary course of business and consistent with past practices or in connection with the transactions contemplated by this Agreement or any of the agreements or documents contemplated hereby;
(h)    discharge or satisfy any Lien or pay any obligation or liability, whether absolute or contingent, due or to become due, except in the ordinary course of business and consistent with past practices;
(i)    issue, reserve for issuance, grant, sell or authorize the issuance of any shares of its capital or other securities or subscriptions, options, warrants, calls, rights or commitments of any kind relating to the issuance thereto, except to the extent any commitment to do so is outstanding as of the Execution Date, all of which are set forth in Confidential Schedule 5.05(i) of the Target Disclosure Schedules;
(j)    amend or otherwise change its Certificate of Formation, Articles of Association, charter, or bylaws;
(k)    sell, transfer, lease to others or otherwise dispose of any material amount of its assets or Properties, discount or arrange for a payoff of a charged off or deficiency credit, cancel or compromise any material debt or claim, or waive or release any right or claim other than in the ordinary course of business and consistent with past practices; provided, however, that any such transaction involving amounts in excess of $25,000 shall be deemed to not be in the ordinary course of business, and provided further, that nothing in this Section 5.05(k) shall prohibit or restrict the sale, transfer, lease or other disposition by Target Bank of any asset of Target Bank that is classified as “Other Real Estate Owned” in the ordinary course of business and consistent with past practices;
(l)    except in the ordinary course of the business and consistent with past practices, enter into or give any promise, assurance or guarantee of the payment, discharge or fulfillment of any undertaking or promise made by any other third Person;
(m)    sell or knowingly dispose of, or otherwise divest itself of the ownership, possession, custody or control, of any corporate books or records of any nature that, in accordance with sound business practice, normally are retained for a period of time after their use, creation or receipt, except at the end of the normal retention period;
(n)    except for salary increases in the ordinary course of business and materially consistent with past practices of Target or Target Bank, payment of employee bonuses at Closing which are set forth on Confidential Schedule 5.05(n) of the Target Disclosure Schedules and which have been fully accrued as an expense and reflected in the calculation of Tangible Common Equity, or benefits under the terms of an Employee Plan, make any material change in the rate of compensation, commission, bonus, vesting or other direct or indirect remuneration payable, or pay or agree to or orally promise to pay, conditionally or otherwise, any bonus, extra compensation, pension, severance or vacation pay, to or for the benefit of any of its shareholders, directors, officers, employees or agents, or enter into any employment or consulting contract (other than as contemplated by this Agreement) or other agreement with any director, officer or employee or adopt, amend in any material respect or terminate (other than amendments required by applicable Law or termination of the Employee Plans contemplated by this Agreement) any pension, employee welfare, retirement, stock purchase, stock option, stock appreciation rights, termination, severance, income protection, golden parachute, savings or profit-sharing plan (including trust agreements and insurance contracts embodying such plans), any deferred compensation, or collective bargaining agreement, any group insurance contract or any other incentive, welfare or employee benefit plan or agreement maintained by it for the benefit of its directors, employees or former employees;
(o)    engage in any transaction with any Affiliate except in the ordinary course of business and consistent with past practices;
(p)    acquire any capital or other equity securities or acquire any equity or ownership interest in any bank, corporation, partnership or other entity, except (i) through settlement of indebtedness, foreclosure, or the exercise of creditors’ remedies, or (ii) in a fiduciary capacity, the ownership of which does not expose it to any liability from the business, operations or liabilities of such Person;
(q)    except as contemplated by this Agreement, terminate, cancel or surrender any contract, lease or other agreement or suffer or unreasonably permit any damage, destruction or loss which, in any case or in the aggregate, may reasonably be expected to result in a Material Adverse Change to Target or Target Bank;
(r)    dispose of, enter into any settlement regarding the breach of infringement of permit to lapse, transfer or grant any rights under, or knowingly breach or infringe upon, any United States or foreign license or Proprietary Right or materially modify any existing rights with respect thereto;

(s)    make any capital expenditures, capital additions or betterments except in the ordinary course of business and consistent with past practices;
(t)    hire or employ any new officer or hire or employ any new non-officer employee, other than to replace non-officer employees;
(u)    make any, or acquiesce in any, change in financial accounting methods, principles or material practices, except as required by GAAP or RAP, including without limitation making any “reverse provision for loan losses” or other similar entry or accounting method that would reduce the allowance for loan and lease losses of Target Bank;
(v)    pay a rate on deposits at Target Bank materially higher than is consistent with the ordinary course of business and consistent with past practices;
(w)    make any new loan to a single borrower and his related interests except in the ordinary course of business and consistent with Target Bank’s loan policy and past practices; provided that for purposes of additional diligence, at least one (1) Business Day prior to any approval under Target Bank’s loan policy and procedures of any loan in excess of $500,000, Target shall provide to Buyer the information regarding such loan; and further Target shall provide to Buyer a weekly written report of all loans made, renewed, or modified by Target Bank;
(x)    renew, extend the maturity of, or alter the material terms of any loan except in compliance with Target Bank’s existing policies and procedures and consistent with past practices;
(y)    renew, extend the maturity of, or alter any of the material terms of any loan classified as “OAEM”, “substandard” or “doubtful” other than in the ordinary course of business and consistent with past banking practice;
(z)    sell (but payment at maturity or prepayment is not deemed a sale) Investment Securities or purchase Investment Securities, other than U.S. Treasuries with a maturity of two (2) years or less; or
(aa)    institute, settle or agree to settle, any litigation, action or proceeding before any Governmental Authority other than in the ordinary course of business and consistent with past practice; provided that any such settlement or agreement does not impose, in the reasonable judgment of Buyer, any material adverse effect on Buyer and/or Acquiring Bank after giving effect to it; and provided further that any payments provided for under any such settlement or agreement, contingent or otherwise, shall be accounted for in the calculation of Tangible Common Equity;
(bb)    redeem, purchase or otherwise acquire or obligate it to acquire, directly or indirectly, any of its capital or other securities;
(cc)    (i) make, change or revoke any material Tax election, (ii) change any material method of Tax accounting, (iii) enter into any closing agreement or settle, compromise or abandon any material audit or other proceeding relating to Taxes, or (iv) file any material amended Tax Return; or
(dd)    enter into any agreement or make any commitment whether in writing or otherwise to take any of the types of action described in subsections (a) through (cc) above.

Section 5.06.    Access; Pre Closing Investigation. To the extent permitted by applicable Law, Target shall afford the officers, directors, employees, attorneys, accountants, investment bankers and authorized representatives of Buyer full access during regular business hours to all of the books, contracts, commitments, personnel and records of Target and Target Bank, and furnish to Buyer during such period all such information concerning Target and Target Bank and their affairs as Buyer may reasonably request; provided, that Buyer and the Acquiring Bank shall have no right to review confidential supervisory information (as such term is defined in 12 C.F.R. § 261.2) of Target or Target Bank, so that Buyer may have full opportunity to make such reasonable investigation as it shall desire to make of the affairs of Target and Target Bank, including access sufficient to verify the value of the assets and the liabilities of Target and Target Bank and the satisfaction of the conditions precedent to Buyer’s obligations described in ARTICLE VIII. Buyer shall request permission for all such access reasonably in advance and all such access shall be conducted in a manner designed to minimize disruption to the normal business operations and employee or customer relations of Target and Target Bank. Target agrees at any time, and from time to time, to furnish to Buyer as soon as practicable, any additional information that Buyer may reasonably request. No investigation by Buyer or its representatives shall affect the representations and warranties set forth herein; provided, however, that Buyer shall promptly notify Target to the extent that Buyer’s investigation determines that any of the representations and warranties by Target set forth in ARTICLE III are untrue.
Section 5.07.    Obligation to Provide Information from Target and Subsidiary Meetings.
(a)    In order to facilitate the continuing interaction of Buyer with Target and Target Bank, and in order to keep Buyer and Target fully advised of all ongoing activities of each other, subject to the limitations in this Section 5.07, the Parties agree as follows: (a) during the last week of each month between the Execution Date and the Closing Date on a date mutually agreed upon by Buyer and Target, Target will and will cause Target Bank to provide Buyer with all materials (except as otherwise provided herein) from that month’s meeting(s) of the boards of directors of Target and Target Bank and the committees thereof and, if applicable, its Subsidiaries; and (b) at a time mutually agreed upon by Buyer and Target after such provision of materials, (i) Target’s Bank’s president will meet telephonically or in person with up to three (3) representatives of Buyer to provide an overview of such materials and the underlying meetings, and (ii) such Buyer representative(s) will provide an update to Target’s Bank’s president and up to two (2) representatives of Target and/or Target Bank on matters pertaining to Regulatory Approvals, including status of filings, applications and correspondence related thereto. Such Buyer representatives, Target representatives and officer or representatives of Target Bank (and its Subsidiaries, as applicable) shall be bound by the Parties’ respective confidentiality obligations under this Agreement and shall not be provided with materials or information regarding, any session or meeting during which the discussion relates to (x) matters involving this Agreement, (y) information or material which Target or Target Bank is required or obligated to maintain as confidential under applicable Laws, or (z) pending or threatened litigation or investigations if, in the opinion of counsel to Target or Buyer, as applicable, the materials or information would adversely affect the confidential nature of or any privilege relating to any matters to be discussed.
(b)    No information provided to a representative of Buyer as contemplated under this Section 5.07 or knowledge gained or deemed to have been gained by virtue of such information will affect any of the representations and warranties in this Agreement made by Target.
(c)    No party shall be required to provide access to or to disclose confidential supervisory information (as such term is defined in 12 C.F.R. § 261.2) or other information where such access or disclosure would, in the opinion of counsel, jeopardize the attorney-client privilege of the entity in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties) or contravene any Law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement.
Section 5.08.    Notifications. Target shall promptly notify Buyer in writing:
(a)    if Target becomes aware of any fact or condition that makes untrue, or shows to have been untrue, in any material respect, any material written information provided by Target to Buyer, any schedule to this Agreement or any representation or warranty made by Target in this Agreement or that results in Target’s failure to comply with any covenant, condition or agreement contained in this Agreement;
(b)    of any litigation, or of any claim, controversy or contingent liability that is reasonably expected to become the subject of litigation, against Target or Target Bank or affecting any of their Properties, if such litigation or potential litigation is reasonably likely, in the event of an unfavorable outcome, to result in a Material Adverse Change to Target or Target Bank. Target shall promptly notify Buyer of any legal action, suit or proceeding or judicial, administrative or governmental investigation, pending or, to the Best Knowledge of Target, threatened against Target or Target Bank that (i) questions or would reasonably be expected to question the validity of this Agreement or the agreements contemplated hereby, or any actions taken or to be taken by Target or Target Bank pursuant hereto or (ii) seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby; and
(c)    if any change shall have occurred or, to the Best Knowledge of Target, been threatened (or any development shall have occurred or, to the Best Knowledge of Target, been threatened involving a prospective change) in the business, financial condition or operations of Target and/or Target Bank that has resulted in or would reasonably be expected to result in a Material Adverse Change to Target or Target Bank.
No notification by Target under this Section 5.08 shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.
Section 5.09.    No Negotiation with Others.
(a)    Target agrees that it shall not, and that it shall cause Target Bank and the respective employees, directors, officers, financial advisors and agents of Target and Target Bank (collectively, “Target Representatives”) not to (i) solicit, knowingly encourage, initiate or participate in any negotiations or discussions with any third party (except for the limited purpose of notifying such Person of the existence of the provisions of this Section 5.09) regarding an Acquisition Proposal, whether by acquisition, business combination, purchase of securities or assets or otherwise; (ii) disclose to any third party any information concerning the business, Properties, books or records of Target or Target Bank in connection with any Acquisition Proposal, other than as provided herein or as compelled by Law; or (iii) cooperate with any third party to make any Acquisition Proposal, other than the sale by Target Bank of assets in the ordinary course of business and consistent with past practices. Promptly upon receipt of any unsolicited offer, Target will communicate to Buyer the terms of any proposal or request for information and the identity of the parties involved.

(b)    Notwithstanding anything to the contrary contained in this Section 5.09, if prior to the adoption of this Agreement by the shareholders of Target by the Requisite Target Vote, Target and the Target Representatives, having each theretofore complied with the terms of Section 5.09(a), receives an unsolicited, bona fide written Acquisition Proposal, Target and the Target Representatives may engage in negotiations and discussions with, and furnish any information and other access (so long as all such information and access has previously been made available to Buyer or is made available to Buyer before or concurrently with the time such information or access is made available to such Person) to, any Person making such Acquisition Proposal if, and only if, the Target Board determines in good faith, after consultation with outside legal and financial advisors, that (i) such Acquisition Proposal is or is reasonably capable of becoming a Superior Proposal and (ii) the failure of the Target Board to furnish such information or access or enter into such discussions or negotiations would reasonably expected to be, a violation of its fiduciary duties to the Target shareholders; but before furnishing any material nonpublic information, Target shall have received from the Person making such Acquisition Proposal an executed confidentiality agreement with terms at least as restrictive in all material respects on such Person as the Confidentiality Agreement entered into with Buyer on March 27, 2017, which confidentiality agreement shall not prohibit Target from complying with the terms of this Section 5.09. Target will promptly, and in any event within twenty-four (24) hours of receipt of the unsolicited, bona fide Acquisition Proposal, (x) notify Buyer in writing of the receipt of such Acquisition Proposal or any request for nonpublic information relating to Target or for access to the Properties, books or records of Target by any Person that has made, or to the Best Knowledge of Target may be considering making, an Acquisition Proposal and (y) communicate the material terms of such Acquisition Proposal to Buyer, including as they may change upon any modification or amendment to the terms thereof. Target will keep Buyer reasonably apprised of the status of and other matters relating to any such Acquisition Proposal on a timely basis.
(c)    Nothing contained in this Section 5.09 shall prevent Target or the Target Board from (i) taking the actions provided in Section 5.03(b) or Section 5.09(b), (ii) responding to an unsolicited bona fide Acquisition Proposal for the sole purpose of clarifying the terms and conditions of the Acquisition Proposal, (iii) informing any Person who submits an unsolicited bona fide Acquisition Proposal of Target’s obligations pursuant to Section 5.09(a), or (iv) in consultation with outside counsel, complying with its disclosure obligations under federal or state Law in connection with a Change in Recommendation.
Section 5.10.    Non-Governmental Consents and Approvals. Target shall use commercially reasonable efforts to obtain all consents and approvals from third parties listed on Confidential Schedule 3.04 of the Target Disclosure Schedules. Target will cooperate in all commercially reasonable respects with Buyer to obtain all such approvals and consents required of Buyer.
Section 5.11.    Environmental Investigation; Right to Terminate Agreement.
(a)    Buyer and its consultants, agents and representatives, at the sole cost and expense of Buyer, shall have the right to the same extent that Target has the right, but not the obligation or responsibility, to inspect any Property, including conducting asbestos surveys and sampling, environmental assessments and investigation, and other environmental surveys and analyses including soil and ground sampling (“Environmental Inspections”). Buyer shall notify Target in writing before any Environmental Inspection, and Target may place reasonable restrictions on the time of such Environmental Inspection. If, as a result of any such Environmental Inspection, further investigation (“Secondary Investigation”) including, test borings, soil, water and other sampling is deemed desirable by Buyer, Buyer shall (i) notify Target in writing of any Property for which it intends to conduct such a Secondary Investigation and the reasons for the Secondary Investigation, and (ii) at the sole cost and expense of Buyer, commence the Secondary Investigation. Buyer shall give reasonable written notice to Target of the Secondary Investigation, and Target may place reasonable time and place restrictions on the Secondary Investigation.
(b)    Buyer shall make available to Target the results and reports of such Environmental Inspections and Secondary Investigations promptly after Buyer receives or is advised of such results. Buyer shall not have any liability or responsibility of any nature whatsoever for the results, conclusions or other findings related to any Environmental Inspection, Secondary Investigation or other environmental survey. If this Agreement is terminated, except as otherwise required by Law, reports to any Governmental Authority of the results of any Environmental Inspection, Secondary Investigation or other environmental survey shall not be made by Buyer. Buyer shall make no such report before Closing unless required to do so by applicable Law, and in such case will give Target reasonable written notice of Buyer’s intentions.
(c)    Buyer shall have the right to terminate this Agreement if, with respect to the Properties (as defined in Section 11.11) only, (i) the factual substance of any warranty or representation set forth in Section 3.22 is not materially true and accurate; (ii) the results of an Environmental Inspection or Secondary Investigation are disapproved by Buyer because such Environmental Inspection or Secondary Investigation identifies material violations or potential material violations of Environmental Laws; (iii) Target has refused to allow Buyer to conduct an Environmental Inspection or Secondary Investigation in a manner that Buyer reasonably considers necessary; (iv) the Environmental Inspection or Secondary Investigation identifies any past or present event, condition or circumstance that would or potentially could reasonably be expected to require a remedial or cleanup action costing in excess of $25,000 or result in a Material Adverse Change to Target or Target Bank; (v) the Environmental Inspection or Secondary Investigation identifies the presence of any underground or above ground storage tank in, on or under any Property that is not shown to be in material compliance with all Environmental Laws applicable to the tank either at the Execution Date or at a future time certain, or that has had a release of petroleum or some other Hazardous Material that has not been cleaned up to the satisfaction of the relevant Governmental Authority or any other party with a legal right to compel cleanup; or (vi) the Environmental Inspection or Secondary Investigation identifies the presence of any asbestos-containing material in, on or under any Property, the removal of which could reasonably be expected to result in a Material Adverse Change to Target or Target Bank. Buyer shall advise Target in writing (the “Environmental Notice”) as to whether Buyer intends to terminate this Agreement because Buyer disapproves of the results of the Environmental Inspection or Secondary Inspection in respect of the Properties. Upon receipt of the Environmental Notice, Target shall have the opportunity to correct any objected to violations or conditions to Buyer’s reasonable satisfaction within thirty (30) days after the date of the Environmental Notice. If Target fails to demonstrate correction of the violations or conditions to the reasonable satisfaction of Buyer, Buyer may terminate the Agreement on the thirty-first (31st) day after the date of the Environmental Notice.
(d)    Target agrees to make available to Buyer and its consultants, agents and representatives all documents and other material relating to environmental conditions of any Property including the results of other environmental inspections and surveys. Target also agrees that all engineers and consultants who prepared or furnished such reports may discuss such reports and information with Buyer and shall be entitled to certify the same in favor of Buyer and its consultants, agents and representatives and make all other data available to Buyer and its consultants, agents and representatives.

Section 5.12.    Employee Benefit Plans. To the extent requested by Buyer, Target or Target Bank shall execute and deliver such instruments and take such other actions as Buyer may reasonably require in order to cause the amendment or termination of any Target Employee Plan or contractual arrangement with an Target PEO on terms satisfactory to Buyer and in accordance with applicable Law and effective no later than the Closing Date, except that the winding up of any such plan may be completed following the Closing Date, provided that Target or its Subsidiary has used its commercially reasonable best efforts to complete the winding up of such plan.
Section 5.13.    Supplemental Target Disclosure Schedules. At least three (3) Business Days before the Closing, Target shall provide Buyer with supplemental Target Disclosure Schedules to be delivered by Target pursuant to this Agreement reflecting any material changes thereto between the Execution Date and the Closing Date, provided that although such supplement or amendment shall be deemed to modify the Target Disclosure Schedules for the purpose of determining whether there is a breach of any representation or warranty contained in this Agreement, such supplement or amendment shall not be deemed to have modified the representations, warranties and covenants for the purpose of determining whether the conditions set forth in ARTICLE VIII hereof have been satisfied.
Section 5.14.    Releases. Target shall use its commercially reasonable efforts to obtain from each of the directors and executive officers of Target and Target Bank a written release in the forms attached hereto as Exhibit E executed by such director or executive officer and dated the Closing Date, releasing Target and Target Bank from claims arising before the Effective Time.
Section 5.15.    Shareholder List. After the Execution Date, Target shall from time to time make available to Buyer, upon its request, a list of the Target shareholders, and the holders of Target Options and their addresses, a list showing all transfers of the Target Common Stock and such other information as Buyer may reasonably request regarding both the ownership and prior transfers of the Target Common Stock.
Section 5.16.    Conforming Accounting Adjustments. Target shall, if requested in writing by Buyer, consistent with GAAP, RAP and applicable banking Laws, immediately before Closing, make such accounting entries as Buyer may reasonably request in order to conform the accounting records of Target to the accounting policies and practices of Buyer. No such adjustment by Target or Target Bank shall of itself constitute or be deemed to be a breach, violation or failure by Target or Target Bank to satisfy any representation, warranty, covenant, condition or other provision of this Agreement or constitute grounds for termination of this Agreement by Buyer or be an acknowledgment by Target of any adverse circumstances for purposes of determining whether the conditions to Buyer’s obligations under this Agreement have been satisfied, nor will any such adjustment affect the calculation of the Tangible Common Equity. The recording of any such adjustments shall not be deemed to imply any misstatement of previously furnished financial statements or information and shall not be construed as concurrence by Target, Target Bank or their respective management with any such adjustments.
Section 5.17.    D & O Liability Insurance. Contemporaneously with the Closing, Target and Target Bank shall purchase an extended reporting period for three (3) years under Target’s existing directors and officers liability insurance policy, on terms approved by Buyer, such approval not to be unreasonably withheld, conditioned or delayed, for purposes of covering actions occurring before the Effective Time. Notwithstanding any other provision of this Agreement, the premiums for such coverage shall be paid and accrued for by Target and/or Target Bank and shall be included (as a deduction) in the calculation of Tangible Common Equity.

Section 5.18.    Termination of Contracts.
(a)    Target and Target Bank will, with regard to its Contracts, including its DP Contracts and contracts related to the provision of any other electronic banking services, reasonably cooperate and if reasonably requested by Buyer prior to the Closing Date give notice to terminate any Contract and take such actions as reasonably requested by Buyer; provided, that, except for those contracts set forth on Confidential Schedule 5.18(a) of the Target Disclosure Schedules, with respect to which Buyer shall be responsible for the costs, fees, expenses, contract payments, penalties or liquidated damages necessary to be paid in connection with the termination of such contract, any and all costs, fees, expenses, contract payments, penalties or liquidated damages necessary to be paid by Target or Target Bank in connection with the termination of any contract subject to this Section 5.18(a) shall be accrued or paid by Target or Target Bank on or prior to the Calculation Date in accordance with this Section 5.18(a) and shall be reflected in the calculation of Transaction Expenses as contemplated by Section 2.02(c)(ii). For the avoidance of doubt, Buyer will not pay or be responsible for the payment of any costs, fees, expenses, contract payments, penalties or liquidated damages in connection with the termination of any contract subject to this Section 5.18(a) except those contracts explicitly set forth on Confidential Schedule 5.18(a) of the Target Disclosure Schedules.
(b)    Such notice and actions by Target or Target Bank pursuant to this Section 5.18 will be in accordance with the terms of such contracts.
Section 5.19.    Allowance for Loan and Lease Losses. Target shall and shall cause Target Bank to maintain its allowance for loan and lease losses at a level consistent with their historical methodology and in compliance with GAAP and RAP (as applicable), and at a minimum, maintain at the Effective Time its allowance for loan and lease losses at a level equal to at least $4,650,000, less the amount of the specific reserves for the outstanding classified loans set forth on Confidential Schedule 5.19 of the Target Disclosure Schedules (the “Minimum Allowance Amount”) that is used by Target or Target Bank for the resolution of the related outstanding classified loan prior to the Closing Date. Target shall give Buyer written notice prior to using any such specific reserves to resolve the related outstanding classified loan. If the allowance for loan and lease losses is less than the Minimum Allowance Amount on the Calculation Date, Target shall make a provision for loan loss in an amount necessary to increase the allowance for loan and lease losses to an amount equal to the Minimum Allowance Amount as of the Calculation Date. For the avoidance of doubt, any such provision shall be taken into account in the calculation of Tangible Common Equity pursuant to Section 2.02(b).
Section 5.20.    Tax Matters.
(a)    All transfer, documentary, sales, use, stamp, registration and other such Taxes and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred by Target or its Affiliates in connection with the consummation of the transactions contemplated by this Agreement, if any, shall be paid by the party liable for such Tax under Law when due, and such party will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by applicable Law, the other party will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.
(b)    Target shall comply with the recordkeeping and information reporting requirements set forth in Treasury Regulation Section 1.368-3.

(c)    Target will use its commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).
(d)    Target will not take any action or omit to take any action that would prevent or impede the Integrated Mergers together from qualifying as a reorganization described in the Code § 368(a) or satisfying the “continuity of business enterprise” requirement for a “reorganization” as provided in Treasury Regulation § 1.368-1(d).
(e)    In the event of any audit of Target’s federal or state Tax Returns (i) prior to the consummation of the Merger, Target shall cooperate regarding any such audit and Target shall not settle the same without the consent of Buyer, which consent will not be unreasonably withheld.
Section 5.21.    Tax Certificates. Officers of Target shall execute and deliver to Norton Rose Fulbright US, LLP and to Andrews Kurth Kenyon LLP, respectively, certificates containing appropriate representations and covenants, reasonably satisfactory in form and substance to such counsel, at such time or times as may be reasonably requested by such counsel, including prior to the effective date of the Proxy Statement and the Closing Date, in connection with such counsel’s deliveries of opinions with respect to the Tax treatment of the Integrated Mergers pursuant to Section 7.11 and Section 8.14.
Section 5.22.    Cancellation of Target Options. Target shall, prior to the Closing Date, use its reasonable best efforts to obtain all consents as may be required to effect the treatment of Target Options pursuant to the provisions of Section 1.06(f) and to cancel the Target Options effective as of the Effective Time and to obtain the agreements provided for by Section 8.13(d).
ARTICLE VI
COVENANTS OF BUYER
Buyer hereby makes the covenants set forth in this ARTICLE VI to Target.
Section 6.01.    Commercially Reasonable Efforts. Buyer agrees to use commercially reasonable efforts to cause the consummation of the transactions contemplated hereby in accordance with the terms and conditions of this Agreement.
Section 6.02.    Notifications. Buyer shall promptly notify Target in writing:
(a)    if Buyer becomes aware of any fact or condition that makes untrue, or shows to have been untrue, in any material respect, any schedule to this Agreement or any representation or warranty made by Buyer in this Agreement or that results in Buyer’s failure to comply with any covenant, condition or agreement contained in this Agreement;
(b)    of any litigation, or of any claim, controversy or contingent liability that might reasonably be expected to become the subject of litigation, against Buyer or Acquiring Bank or affecting any of their respective Properties, if such litigation or potential litigation is reasonably likely, in the event of an unfavorable outcome, to result in a Material Adverse Change to Buyer. Buyer shall promptly notify Target in writing of any legal action, suit or proceeding or judicial, administrative or governmental investigation, pending or, to the knowledge of Buyer, threatened against Buyer or Acquiring Bank that (i) questions or could reasonably be expected to question the validity of this Agreement or the agreements contemplated hereby or any actions taken or to be taken by Buyer with respect hereto or thereto or (ii) seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby; and
(c)    if any change shall have occurred or been threatened (or any development shall have occurred or been threatened involving a prospective change) in the business, financial condition, or operations of Buyer and/or Acquiring Bank that has or may reasonably be expected to have to result in a Material Adverse Change with respect to Buyer or Acquiring Bank or lead to a failure to obtain necessary regulatory approval of the transactions contemplated by this Agreement.
No notification by Buyer under this Section 6.02 shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.
Section 6.03.    Affirmative Covenants. Except as otherwise permitted or required by this Agreement, from the Execution Date until the Effective Time, Buyer shall and shall cause Acquiring Bank to (a) maintain its corporate existence in good standing; (b) maintain the general character of its business and conduct its business in its ordinary and usual manner; (c) extend credit only in accordance with existing lending policies and practices; and (d) use commercially reasonable efforts to preserve its business organization intact; to retain the services of its present employees, officers, directors and agents; to retain its present customers, depositors, suppliers and correspondent banks; and to preserve its goodwill and the goodwill of its suppliers, customers and others having business relationships with it.
Section 6.04.    Registration Statement.
(a)    As soon as reasonably practicable following the Execution Date, Buyer shall prepare a registration statement on Form S-4 or other applicable form (the “Registration Statement”) to be filed by Buyer with the SEC in connection with the issuance of the shares of Buyer Common Stock to the Target shareholders pursuant to Section 1.06(c) (including the Proxy Statement for the Target Meeting and prospectus and other proxy solicitation materials constituting a part thereof. Buyer shall provide Target, and its legal, financial and accounting advisors, the right to review and provide comments upon (i) the Registration Statement in advance of such Registration Statement being filed with the SEC and (ii) on all amendments and supplements to the Registration Statement and all responses to requests for additional information and replies to comments relating to the Registration Statement before filing or submission to the SEC. Buyer shall consider in good faith all comments from Target and its legal, financial and accounting advisors to the Registration Statement, all amendments and supplements thereto and all responses to requests for additional information; provided that Target and such advisors review and provide comments in a reasonably prompt manner. Target agrees to cooperate with Buyer and Buyer’s counsel and accountants in requesting and obtaining appropriate opinions, consents and letters from its financial advisor and independent auditor and in taking such other reasonable actions in connection with the Registration Statement and the Proxy Statement. Provided that Target has cooperated and promptly provided information required of it (or reasonably requested by Buyer) for inclusion in the Registration Statement and Proxy Statement as required by this Section 6.04(a) and Section 5.02 Buyer will file, or will cause to be filed, the Registration Statement with the SEC on or before September 22, 2017. Buyer shall use its commercially reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act of 1933, as amended (the “Securities Act”), as promptly as reasonably practicable after the filing thereof. Buyer also agrees to use its commercially reasonable efforts to obtain all necessary state securities Law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement.

(b)    Buyer agrees that none of the information supplied by Buyer for inclusion or incorporation by reference in (i) the Registration Statement, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act and (ii) any other filings made under applicable federal or Texas banking or securities Laws, shall contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Buyer further agrees that if it shall become aware before the effectiveness of the Registration Statement of any information furnished by such party that would cause any of the statements in the Registration Statement or the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform Target thereof and to take the necessary steps to correct the Registration Statement or the Proxy Statement. Buyer agrees to advise Target, promptly after Buyer receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of shares of Buyer Common Stock for offering or sale in any jurisdiction, of the initiation or, to the extent Buyer is aware thereof, threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information. Buyer agrees to promptly provide to Target copies of all correspondence between Buyer or any of its representatives, on the one hand, and the SEC, on the other hand.
Section 6.05.    NASDAQ Listing. Buyer shall, as promptly as practicable, file all documents, take all actions reasonably necessary and otherwise use its commercially reasonable best efforts to list, before the Closing Date, on the NASDAQ the shares of Buyer Common Stock to be issued to the Target shareholders in connection with the Merger.
Section 6.06.    Issuance of Buyer Common Stock. The shares of Buyer Common Stock to be issued by Buyer to the shareholders of Target pursuant to this Agreement will, on the issuance and delivery to such shareholders pursuant to this Agreement, be duly authorized, validly issued, fully paid and nonassessable. The shares of Buyer Common Stock to be issued to the shareholders of Target pursuant to this Agreement are and will be free of any preemptive rights of the shareholders of Buyer or any other Person. The shares of Buyer Common Stock to be issued to the shareholders of Target pursuant to this Agreement pursuant to the Registration Statement after it has become effective, except for shares of Buyer Common Stock issued to any shareholder of Target who may be deemed to be an “affiliate” (under the Exchange Act) of Buyer after completion of the Merger, will be freely tradable by each Target shareholder who is not a dealer for purposes of the Securities Act.
Section 6.07.    Regulatory and Other Approvals. With the cooperation of Target, Buyer shall file or cause to be filed applications for all regulatory approvals required to be obtained by Buyer and the Acquiring Bank in connection with this Agreement and the transactions contemplated hereby, including to the necessary applications for the prior approval of the Merger by the FRB (or appropriate Federal Reserve Bank acting on delegated authority) and the Texas Department of Banking (the “TDB”). Buyer shall provide Target, and its legal, financial and accounting advisors, the right to review and provide comments upon the non-confidential portions of regulatory applications prior to submission to the Regulatory Authorities, provided that Target and such advisors review and provide comments in a reasonably prompt manner. Buyer shall consider in good faith all comments from Target and its legal, financial and accounting advisors to such applications, all amendments and supplements thereto and all responses to requests for additional information. Such applications shall be filed within 30 calendar days of the Execution Date. Buyer shall use its commercially reasonable best efforts to obtain all such regulatory approvals and any other approvals from third parties at the earliest practicable time. Buyer shall keep Target reasonably informed as to the status of such applications and filings, and Buyer shall promptly furnish Target and its counsel with copies of all such regulatory filings and all correspondence for which confidential treatment has not been requested.
Section 6.08.    Access to Properties and Records. To the extent permitted by applicable Law, Buyer shall and shall cause each of its Subsidiaries, upon reasonable notice from Target to Buyer to: (a) afford the employees and officers and authorized representatives (including legal counsel, accountants and consultants) of Target reasonable access to the properties, books and records of Buyer and its Subsidiaries during normal business hours in order that Target may have the opportunity to make such reasonable investigation as it shall desire to make of the affairs of Buyer and its Subsidiaries, and (b) furnish Target with such additional financial and operating data and other information as to the business and properties of Buyer as Target may, from time to time, reasonably request. No investigation by Target or its representatives shall affect the representations and warranties set forth herein; provided, however, that Target shall promptly notify Buyer to the extent that Target’s investigation determines that any of the representations and warranties by Buyer set forth in ARTICLE IV are untrue.
Section 6.09.    Director and Officer Indemnification. For a period of three (3) years after the Effective Time, Buyer shall indemnify, defend and hold harmless each Person entitled to indemnification from Target and Target Bank (each, an “Indemnified Party”) against all liabilities arising out of actions or omissions occurring at or prior to the Effective Time (including, without limitation, matters related to the negotiation, execution and performance of this Agreement or consummation of the Merger) to the same extent (including advancement of expenses) and subject to the conditions set forth in the Certificate of Formation or Association, as applicable, of Target and Target Bank, and in the bylaws of Target and Target Bank, as in effect as of the Execution Date. If Buyer or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any other entity, then and in each case, proper provision shall be made so that the successors and assigns of Buyer or the surviving company shall assume the obligations set forth in this Section 6.09 prior to or simultaneously with the consummation of such transaction.
Section 6.10.    Employee Matters.
(a)    Buyer agrees that the employees of Target and Target Bank who continue their employment after the Closing Date (the “Target Employees”) will be entitled to participate as newly hired employees in the employee benefit plans and programs maintained for employees of Buyer and Acquiring Bank, subject to the granting of credit for prior service as provided below, in accordance with the respective terms of such plans and programs, and Buyer shall take all actions necessary or appropriate to facilitate coverage of the Target Employees in such plans and programs and the granting of such credit from and after the Closing Date.
(b)    Acquiring Bank shall, on or before the fifteenth (15th) calendar day prior to the anticipated Closing Date, provide Target with a list of employees of Target Bank to whom Acquiring Bank will not offer employment (the “Terminated Employees”) and a list of employees of Target Bank who will be provided with retention agreements, including the terms and conditions of such retention agreements. Such lists will be kept confidential by Target and shall be disclosed only to the executive officers of Target who need to know such information, and such information shall not be discussed with employees of Target Bank except upon the mutual consent of Target and Buyer, which consent will not be unreasonably withheld by either party. Provided that Target and Target Bank have properly terminated such employees at or prior to the Effective Time, Target Bank may make severance payments to the Terminated Employees in accordance with Target and Target Bank’s existing severance policies in the Target Employee Plans as of the date of this Agreement. Any such severance payments made by Target or Target Bank in accordance with Target and Target Bank’s existing severance policies in the Target Employee Plans as of the date of this Agreement and payments made under the retention agreements agreed upon between Buyer and the related employee shall not be Transaction Expenses. For the avoidance of doubt, Target and/or Target Bank may agree to pay retention or “stay-put” bonuses to its employees and any such retention or “stay-put” bonuses shall be Transaction Expenses.
(c)    Each Target Employee will be entitled to credit for prior service with Target for all purposes under the employee welfare benefit plans and other employee benefit plans and programs (other than for purposes of vesting under stock incentive plans and for any purpose under Buyer’s employee stock ownership plan), sponsored by Buyer or Acquiring Bank to the extent permitted by applicable Law. To the extent permitted by applicable Law, any eligibility waiting period and pre-existing condition exclusion applicable to such plans and programs shall be waived with respect to each Target Employee and their eligible dependents. Without limiting the foregoing, Buyer shall extend coverage to Target Employees for health care, dependent care and limited purpose health care flexible spending accounts established under the Code § 125 to the same extent as available to similarly situated employees of Buyer or its Subsidiaries to the extent permitted by applicable Law. Buyer shall give effect to any elections made by Target Employees with respect to such accounts under Target’s Employee Plan to the extent permitted by applicable Law Target Employees shall be credited with amounts available for reimbursement equal to such amounts as were credited under Target’s Employee Plan to the extent permitted by applicable Law. Notwithstanding the foregoing, to the extent that waiving such conditions or crediting such amounts requires the consent of Buyer’s or Acquiring Bank’s health insurance carrier, Buyer shall only be required to use commercially reasonable best efforts to cause such carrier to waive such conditions and credit such amounts. Buyer shall provide each Target Employee with credit for co-payments and deductibles paid in the plan year in which the Closing Date occurs in satisfying any applicable deductible or out-of-pocket requirements under the Buyer plans in which such Target Employee is entitled to participate. For purposes of determining Target Employee’s benefits for the calendar year in which the Merger occurs under Buyer’s vacation program, any vacation taken by a Target Employee immediately preceding the Closing Date for the calendar year in which the Merger occurs will be deducted from the total Buyer vacation benefit available to such Target Employee for such calendar year.
Section 6.11.    Supplemental Buyer Disclosure Schedules. At least three (3) Business Days before the Closing, Buyer shall provide Target with supplemental Buyer Disclosure Schedules to be delivered by Buyer pursuant to this Agreement reflecting any material changes thereto between the Execution Date and the Closing Date, provided that while such supplement or amendment shall be deemed to modify the Buyer Disclosure Schedules for the purpose of determining whether there is a breach of any representation or warranty contained in this Agreement, such supplement or amendment shall not be deemed to have modified the representations, warranties and covenants for the purpose of determining whether the conditions set forth in ARTICLE VII hereof have been satisfied.

Section 6.12.    Tax Matters.
(a)    Buyer shall prepare, or cause to be prepared, and file, or caused to be filed, all Tax Returns for Target that are filed after the Closing and shall pay all Taxes with respect to such Tax Returns.
(b)    After the Effective Time, Buyer may settle any audit of Target commencing prior to the Effective Time in any matter that it determines is appropriate and shall pay all amounts due with respect to any such settlement.
(c)    Buyer shall comply with the recordkeeping and information reporting requirements set forth in Treasury Regulation § 1.368-3.
(d)    Following the Merger, Buyer will not take any action or omit to take any action that would prevent or impede the Integrated Mergers together from qualifying as a reorganization described in Code § 368(a) or satisfying the “continuity of business enterprise” requirement for a “reorganization” as provided in Treasury Regulation § 1.368-1(d).
Section 6.13.    Tax Certificates. Officers of Buyer and Merger Sub shall execute and deliver to Norton Rose Fulbright US, LLP and to Andrews Kurth Kenyon LLP, respectively, certificates containing appropriate representations and covenants, reasonably satisfactory in form and substance to such counsel, at such time or times as may be reasonably requested by such counsel, including prior to the effective date of the Proxy Statement and the Closing Date, in connection with such counsel’s deliveries of opinions with respect to the Tax treatment of the Integrated Mergers pursuant to Section 7.11 and Section 8.14.
ARTICLE VII
CONDITIONS PRECEDENT TO THE OBLIGATIONS OF TARGET
The obligations of Target under this Agreement are subject to the satisfaction, before or at the Closing, of each of the following conditions, which may be waived in whole or in part by Target:
Section 7.01.    Representations and Warranties. All representations and warranties made by Buyer in ARTICLE IV shall have been true and correct in all material respects (except for those representations and warranties which are qualified by a materiality standard, which shall be true and correct in all respects) when made and as of the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date (other than those limited to a specified date, which shall speak only as to such date).
Section 7.02.    Performance of Obligations. Buyer shall have, or shall have caused to be, performed or complied with, in all material respects, all agreements, terms, covenants and conditions required by this Agreement to be performed or complied with by Buyer at or before the Closing.
Section 7.03.    Third Party Approvals. Target shall have received such approvals and consents as described in Confidential Schedule 3.04 of the Target Disclosure Schedules in connection with this Agreement and any other agreement contemplated hereby, and with the consummation of the transactions contemplated hereby and thereby, and all applicable waiting periods shall have expired.
Section 7.04.    No Litigation. No action shall have been taken, and no statute, rule, regulation or order shall have been promulgated, enacted, entered, enforced or deemed applicable to this Agreement and the Bank Merger Agreement or the transactions contemplated hereby or thereby by any Governmental Authority, including by means of the entry of a preliminary or permanent injunction, that would (a) make this Agreement or any other agreement contemplated hereby or thereby, or the transactions contemplated hereby or thereby, illegal, invalid or unenforceable, (b) impose material limits on the ability of any party to this Agreement to consummate this Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby, or (c) upon the consummation of this Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby, subject or could reasonably be expected to subject Target or Target Bank, or any of their respective officers, directors, shareholders or employees, to criminal or civil liability. No action or proceeding by or before any Governmental Authority or by any other Person shall be threatened, instituted or pending that could reasonably be expected to result in any of the consequences referred to in clauses (a) through (c) above.
Section 7.05.    Delivery of Closing Documents. At the Closing, Buyer shall deliver to Target such documents and certificates reasonably necessary to carry out the terms and provisions of this Agreement in form and substance reasonably satisfactory to Target, including the following (all of such actions constituting conditions precedent to Target’s obligations to close hereunder):
(a)    a certificate, dated as of the Closing Date, executed by the Secretary of Buyer, acting solely in his or her capacity as an officer of Buyer, pursuant to which Buyer shall certify (i) the due adoption by the Board of Directors of Buyer (the “Buyer Board”) of corporate resolutions attached to such certificate authorizing the execution and delivery of this Agreement, and the other agreements and documents to which Buyer is a party contemplated hereby and thereby, and the consummation of the transactions contemplated hereby and thereby, including the Merger, and (ii) the incumbency and true signatures of those officers of Buyer duly authorized to act on its behalf in connection with (A) the execution and delivery of this Agreement and any other agreements and documents to which Buyer is a party contemplated hereby and thereby, and (B) the taking of all actions contemplated hereby and thereby on behalf of Buyer;
(b)    a certificate, dated as of the Closing Date, duly executed by the Secretary of Acquiring Bank, acting solely in his or her capacity as an officer of Acquiring Bank, pursuant to which Acquiring Bank shall certify (i) the due adoption by the Board of Directors of Acquiring Bank (the “Acquiring Bank Board”) of corporate resolutions attached to such certificate authorizing the execution and delivery of the Bank Merger Agreement and any other agreements and documents contemplated hereby and thereby, and the consummation of the transactions contemplated hereby and thereby, including the Bank Merger; (ii) the approval by Buyer, as the sole shareholder of Acquiring Bank, of the Bank Merger Agreement, and the consummation of the transactions contemplated hereby and thereby, including the Bank Merger; and (iii) the incumbency and true signatures of those officers of Acquiring Bank duly authorized to act on its behalf in connection with the execution and delivery of the Bank Merger Agreement and any other agreements and documents contemplated hereby and thereby, and the consummation of the transactions contemplated hereby and thereby, on behalf of Acquiring Bank;
(c)    a certificate duly executed by an executive officer of Buyer, acting solely in his capacity as an executive officer of Buyer, dated as of the Closing Date, certifying satisfaction of the conditions set forth in Section 7.01, Section 7.02 and Section 7.09;
(d)    all consents and approvals listed on Confidential Schedule 4.07 of the Buyer Disclosure Schedules;
(e)    supplemental disclosure as required by Section 6.11;

(f)    executed agreements, certificates of merger, certificates, as applicable, and other documents necessary to consummate the Bank Merger; and
(g)    all other documents required to be delivered to Target by Buyer under the provisions of this Agreement and all other documents, certificates and instruments as are consistent with the terms of this Agreement and reasonably requested by Target or its counsel.
Section 7.06.    Shareholder Approvals. The shareholders of Target shall have approved this Agreement and the transactions contemplated hereby by the Requisite Target Vote.
Section 7.07.    Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending such effectiveness shall be in effect, and no action, suit, proceeding, or investigation by the SEC to suspend the effectiveness shall have been initiated, continuing, or have been threatened and be unresolved, and all necessary approvals under state securities Laws relating to the issuance or trading of the shares of Buyer Common Stock to be issued in the Merger shall have been received.
Section 7.08.    Listing of Buyer Common Stock. The shares of Buyer Common Stock to be delivered to the shareholders of Target pursuant to this Agreement shall have been authorized for listing on the NASDAQ and such approval shall not have been withdrawn or revoked.
Section 7.09.    No Material Adverse Change. There shall have been no Material Adverse Change to Buyer since June 30, 2017.
Section 7.10.    Delivery of Aggregate Merger Consideration. Buyer shall have delivered, or caused to be delivered, to the Exchange Agent, the Aggregate Merger Consideration, and Target shall have received evidence of the same from Buyer.
Section 7.11.    Tax Opinion. Target shall have received the written opinion of Andrews Kurth Kenyon LLP, in form and substance reasonably satisfactory to Target, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, that are consistent with the state of facts existing at the Effective Time, that the Integrated Mergers shall together be treated as an integrated transaction that qualifies as a “reorganization” within the meaning of the Code § 368(a). In rendering such opinion, such counsel may require and rely upon the certificates, representations and covenants referred to in Section 5.21 and Section 6.13.
ARTICLE VIII
CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER
The obligations of Buyer under this Agreement are subject to the satisfaction, before or at the Closing, of each of the following conditions, which may be waived in whole or in part by Buyer.
Section 8.01.    Representations and Warranties. All representations and warranties made by Target in ARTICLE III shall have been true and correct in all material respects (except for those representations and warranties which are qualified by a materiality standard, which shall be true and correct in all respects) when made and as of the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date (other than those limited to a specified date, which shall speak only as to such date).

Section 8.02.    Performance of Obligations. Target shall have, or shall have caused to be, performed or complied with, in all material respects, all agreements, terms, covenants and conditions required by this Agreement to be performed or complied with by Target before or at the Closing.
Section 8.03.    Delivery of Closing Documents. At the Closing, Target shall deliver to Buyer such documents and certificates reasonably necessary to carry out the terms and provisions of this Agreement in form and substance satisfactory to Buyer, including the following (all of such actions constituting conditions precedent to Buyer’s obligations to close hereunder):
(a)    a certificate, dated as of the Closing Date, duly executed by the Secretary of Target, acting solely in his or her capacity as an officer of Target, pursuant to which Target shall certify (i) the due adoption by the Target Board of corporate resolutions attached to such certificate authorizing the execution and delivery of this Agreement and any other agreements and documents to which Target is a party contemplated hereby and thereby, and the consummation of the transactions contemplated hereby and thereby; (ii) the approval by the shareholders of Target of this Agreement, and the consummation of the transactions contemplated hereby, including the Merger; (iii) the incumbency and true signatures of those officers of Target duly authorized to act on its behalf in connection with (A) the execution and delivery of this Agreement and any other agreements and documents to which Target is a party contemplated hereby and thereby, and (B) the taking of all actions contemplated hereby and thereby on behalf of Target; and (iv) a true and correct list of the record holders (A) of Target Common Stock and (B) the Target Options (including exercise price) as of the Closing Date;
(b)    a certificate, dated as of the Closing Date, duly executed by the Secretary of Target Bank, acting solely in his or her capacity as an officer of Target Bank, pursuant to which Target Bank shall certify (i) the due adoption by the Board of Directors of Target Bank (the “Target Bank Board”) of corporate resolutions attached to such certificate authorizing the execution and delivery of the Bank Merger Agreement and any other agreements and documents to which Target Bank is a party contemplated hereby and thereby, and the consummation of the transactions contemplated hereby and thereby, including the Bank Merger; (ii) the approval by Target, as the sole shareholder of Target Bank, of the Bank Merger Agreement, and the consummation of the transactions contemplated thereby, including the Bank Merger; and (iii) the incumbency and true signatures of those officers of Target Bank duly authorized to act on its behalf in connection with the execution and delivery of the Bank Merger Agreement and any other agreements and documents to which Target Bank is a party contemplated hereby and thereby, and the taking of all actions contemplated hereby and thereby on behalf of Target Bank;
(c)    a certificate duly executed by an executive officer of Target, acting solely in his capacity as an executive officer of Target, dated as of the Closing Date, certifying satisfaction of the conditions set forth in Section 8.01, Section 8.02 and Section 8.06;
(d)    as of the Effective Time (i) all Target Employee Plans (as defined in Section 3.30) required to be terminated by Buyer in writing before the Closing have been terminated in accordance with the terms of such Employee Plans, the Code, the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and all other applicable Laws and that all affected participants have been notified of such terminations to the extent such notice is required by applicable Laws, and (ii) Seller shall have provided evidence reasonably satisfactory to Buyer of (i) of this subsection;
(e)    all consents and approvals listed on Confidential Schedule 3.07 of the Target Disclosure Schedules;

(f)    supplemental disclosure schedules as required by Section 5.13 and the Closing Date;
(g)    executed agreements, certificates of merger, certificates, and other documents necessary to consummate the Bank Merger; and
(h)    all other documents required to be delivered to Buyer by Target under the provisions of this Agreement and all other documents, certificates and instruments as are consistent with the terms of this Agreement and reasonably requested by Buyer or its counsel.
Section 8.04.    Government Approvals. Buyer shall have received approvals and consents as may be required by applicable Law from all applicable Governmental Authorities, including the FRB and the TDB in connection with this Agreement and any other agreement contemplated hereby, and with the consummation of the transactions contemplated hereby and thereby, and all applicable waiting periods shall have expired. Such approvals and consents shall not have imposed, in the reasonable good faith judgment of Buyer, any material adverse requirement upon Buyer or its Subsidiaries, including any requirement that Buyer sell or dispose of any significant amount of its assets or any Buyer Subsidiary.
Section 8.05.    No Litigation. No action shall have been taken, and no statute, rule, regulation or order shall have been promulgated, enacted, entered, enforced or deemed applicable to this Agreement, the Bank Merger Agreement, or the transactions contemplated hereby or thereby, by any Governmental Authority, including by means of the entry of a preliminary or permanent injunction, that would (a) make this Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby, illegal, invalid or unenforceable, (b) require the divestiture of a material portion of the assets of Target or Buyer, (c) impose material limits on the ability of any party to this Agreement to consummate the Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby, (d) otherwise result in a Material Adverse Change to Target, Target Bank, Acquiring Bank or Buyer, or (e) upon the consummation of this Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby, subject or could reasonably be expected to subject Buyer or any of its Subsidiaries, or any officer, director, shareholder or employee of Buyer or any of its Subsidiaries, to criminal or civil liability. No action or proceeding by or before any Governmental Authority or by any other Person shall be threatened, instituted or pending that would reasonably be expected to result in any of the consequences referred to in clauses (a) through (e) above.
Section 8.06.    No Material Adverse Change. There shall have been no Material Adverse Change to Target or Target Bank since June 30, 2017.
Section 8.07.    Minimum Tangible Common Equity. The Final Tangible Common Equity shall not be less than the Minimum Tangible Common Equity. For the avoidance of doubt, the condition in this Section 8.07 shall be deemed satisfied if the Final Tangible Common Equity at Closing is $32,750,000 or more.
Section 8.08.    Minimum ALLL. As of the Closing Date, the allowance for loan and lease losses of Target Bank shall be at least the Minimum Allowance Amount.
Section 8.09.    Shareholder Approvals. The shareholders of Target shall have approved this Agreement and the transactions contemplated hereby by the Requisite Target Vote. The holders of no more than 5% of the Target Common Stock shall have exercised and not forfeited their statutory dissenters’ rights under the TBOC.

Section 8.10.    Resignations. Buyer shall have received the resignations of each of the directors of Target and Target Bank, effective as of the Closing Date.
Section 8.11.    Registration Statement. The Registration Statement covering the shares of Buyer Common Stock to be issued in the Merger shall have become effective under the Securities Act and no stop order suspending such effectiveness shall be in effect, and no action, suit, proceeding, or investigation by the SEC to suspend the effectiveness shall have been initiated, continuing, or have been threatened and be unresolved, and all necessary approvals under state securities Laws relating to the issuance or trading of the shares of Buyer Common Stock to be issued in the Merger shall have been received.
Section 8.12.    Listing. The shares of Buyer Common Stock to be issued to the Target shareholders in the Merger shall have been approved for listing on the NASDAQ and such approval shall not have been withdrawn or revoked.
Section 8.13.    Ancillary Agreements.
(a)    Each of the Director Support Agreements shall be and remain in full force and effect as of the Closing Date.
(b)    Each director of Target and Target Bank shall have entered into an agreement in the form attached hereto as Exhibit E, releasing Target and Target Bank from any and all claims by such director (collectively, the “Director Releases”), and such Director Releases shall be and remain in full force and effect as of the Closing Date.
(c)    The executive officers of Target and Target Bank shall have entered into an agreement in the form attached hereto as Exhibit E, releasing Target and Target Bank from any and all claims by such officer (collectively, the “Officer Releases”), and such Officer Releases shall be and remain in full force and effect as of the Closing Date.
(d)    Each of the persons listed on Confidential Schedule 8.13(d) shall have entered into an acknowledgement and release agreement in form and substance reasonably satisfactory to Buyer and such agreements shall be in full force and effect as of the Closing Date.
Section 8.14.    Tax Opinion. Buyer shall have received the written opinion of Norton Rose Fulbright US, LLP, in form and substance reasonably satisfactory to Buyer, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, that are consistent with the state of facts existing at the Effective Time, that the Integrated Mergers shall together be treated as an integrated transaction that qualifies as a “reorganization” within the meaning of the Code § 368(a). In rendering such opinion, Norton Rose Fulbright US, LLP may rely upon the certificates, representations and covenants referred to in Section 5.21 and Section 6.13.
Section 8.15.    FIRPTA Certificate. Target shall have delivered to Buyer a duly executed certificate, in form and substance as prescribed by Treasury regulations promulgated under § 1445 of the Code, stating that Target is not, and has not been, during the relevant period specified in § 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation” within the meaning of § 897(c) of the Code.

Section 8.16.    Cancellation of Target Options. Each Option Cancellation Agreement executed by a holder of Target Options prior to the Closing Date shall not have been terminated and shall be in full force as of the Closing Date.
ARTICLE IX
TERMINATION AND ABANDONMENT
Section 9.01.    Right of Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after adoption of this Agreement by the shareholders of Buyer or Target:
(a)    by mutual consent of Buyer and Target in a written instrument, if the Board of Directors of each so determines by a vote of a majority of the members of its entire Board;
(b)    by either the Board of Directors of Buyer or the Board of Directors of Target if any Governmental Authority that must grant a Requisite Regulatory Approval has denied approval of the Merger or the other transactions contemplated hereby, unless the failure to obtain a Requisite Regulatory Approval shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;
(c)    by either the Board of Directors of Buyer or the Board of Directors of Target (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if the Merger shall not have been consummated on or before February 1, 2018 (the “Termination Date”); provided, however, that if the Merger has not been consummated on or before the Termination Date because approval to consummate the transactions contemplated by this Agreement has not been received from a Governmental Authority, then such date may be extended by either party without the consent of the other parties to this Agreement for a period not to exceed thirty-one (31) days; provided further that such Termination Date or extension thereof may also be extended to such later date as agreed upon by the parties hereto; provided further, that the right to terminate this Agreement under this Section 9.01(c) shall not be available to any party whose action or failure to act has been the primary cause of or resulted in the failure of the Closing to occur on or before such date;
(d)    by either the Board of Directors of Buyer or the Board of Directors of Target (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true) set forth in this Agreement on the part of Target, in the case of a termination by Buyer, or Buyer, in the case of a termination by Target, which breach or failure to be true, either individually or in the aggregate with all other breaches by such party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in ARTICLE VIII, in the case of a termination by Buyer, or ARTICLE VII, in the case of a termination by Target, and which is not cured within thirty (30) days following written notice to Target, in the case of a termination by Buyer, or Buyer, in the case of a termination by Target, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the Termination Date);
(e)    by Buyer, if the Board of Directors of Target shall have (i) failed to recommend in the Proxy Statement that the shareholders of Target adopt this Agreement, or withdrawn, modified or qualified such recommendation in a manner adverse to Buyer, or resolved to do so, or failed to reaffirm such recommendation within two (2) Business Days after Buyer requests in writing that such action be taken, or failed to recommend against acceptance of a tender offer or exchange offer for outstanding Target Common Stock that has been publicly disclosed (other than by Buyer or an Affiliate of Buyer) within ten (10) Business Days after the commencement of such tender or exchange offer, in any such case whether or not permitted by the terms hereof, (ii) recommended or endorsed an Acquisition Proposal, or (iii) breached its obligations under Section 5.03 or Section 5.09 in any material respect;
(f)    by Buyer, if Target shall have failed to obtain the Requisite Target Vote at the duly convened Target Meeting or at any adjournment or postponement thereof at which a vote on the adoption of this Agreement was taken;
(g)    by Target if, prior to the adoption of this Agreement by the shareholders of Target by the Requisite Target Vote, Target has received a Superior Proposal and has complied with its obligations under Section 5.09 of this Agreement; or
(h)    by Buyer or Target, if the Determination Date VWAP is less than $22.07;
Section 9.02.    Notice of Termination. The power of termination provided for by Section 9.01 may be exercised only by a notice given in writing, as provided for in Section 11.07.
Section 9.03.    Effect of Termination.
(a)    In the event of termination of this Agreement by either Buyer or Target as provided in Section 9.01, this Agreement shall forthwith become void and have no effect, and none of Buyer, Target, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) this Section 9.03, ARTICLE X, and ARTICLE XI shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, neither Buyer nor Target shall be relieved or released from any liabilities or damages arising out of its willful and material breach of any provision of this Agreement.
(b)    In the event that this Agreement is terminated by Buyer pursuant to Section 9.01(c) if, at the time of termination, (i) the Target Meeting has not occurred, (ii) there has been an Acquisition Proposal at any time prior to the termination of this Agreement, and (iii) within twelve (12) months after the date of such termination, Target enters into a definitive agreement with the party or parties that made any Acquisition Proposal, then, Target shall, on the date of entry into a definitive agreement with respect to such Acquisition Proposal, pay Buyer, by wire transfer of same day funds, a fee equal to $2,000,000 (the “Termination Fee”); provided, that for purposes of this Section 9.03(b), all references in the definition of Acquisition Proposal to “25%” shall instead refer to “50%”.
(c)    In the event that this Agreement is terminated by Buyer pursuant to (i) Section 9.01(e) or (ii) Section 9.01(f) if at the time of the failure of the shareholders to approve and adopt this Agreement there shall exist an Acquisition Proposal, then Target shall pay Buyer, by wire transfer of same day funds, the Termination Fee on the date of termination.
(d)    In the event that this Agreement is terminated by Target pursuant to Section 9.01(g), then Target shall pay Buyer, by wire transfer of same day funds, the Termination Fee on the date of termination.

(e)    Notwithstanding anything to the contrary herein, but without limiting the right of any party to recover liabilities or damages arising out of the other party’s willful and material breach of any provision of this Agreement, in the event that this Agreement is terminated as provided in Section 9.01, the maximum aggregate amount of monetary fees, liabilities or damages payable by a single party under this Agreement shall be equal to the Termination Fee.
(f)    Each of Buyer and Target acknowledges that the agreements contained in this Section 9.03 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other party would not enter into this Agreement; accordingly, if Buyer or Target fails promptly to pay the amount due pursuant to this Section 9.03, and, in order to obtain such payment, the other party commences a suit which results in a judgment against the non-paying party for the Termination Fee, such non-paying party shall pay the costs and expenses of the other party (including attorneys’ fees and expenses) in connection with such suit. In addition, if Buyer or Target, as the case may be, fails to pay the amounts payable pursuant to this Section 9.03, then such party shall pay interest on such overdue amounts at a rate per annum equal to the “prime rate” (as reported by Bloomberg Financial, LP or any successor thereto) in effect on the date on which such payment was required to be made for the period commencing as of the date that such overdue amount was originally required to be paid.
ARTICLE X
CONFIDENTIAL INFORMATION
Section 10.01.    Confidentiality. Each Recipient hereby agrees that the Subject Information will be used solely for the purpose of reviewing and evaluating the transactions contemplated by this Agreement and any other agreement contemplated hereby, and that the Subject Information will be kept confidential by the Recipient and the Recipient’s Representatives; but (a) any of such Subject Information may be disclosed to the Recipient’s Representatives (including the Recipient’s accountants, attorneys and investment bankers) who need to know such Subject Information for the purpose of evaluating any such possible transaction between the Disclosing Party and the Recipient (it being understood that such Representatives shall be informed by the Recipient of the confidential nature of such Subject Information and that the Recipient shall direct and cause such Persons to treat such Subject Information confidentially); (b) any of such Subject Information may be disclosed by a Recipient who has been ordered by a court to do so or is required by Law to do so provided Recipient has notified the Disclosing Party before such disclosure and cooperates with the Disclosing Party if the Disclosing Party elects to pursue legal means to contest and avoid the disclosure; and (c) any disclosure of such Subject Information may be made to which the Disclosing Party expressly consents in writing before any such disclosure by Recipient. For the avoidance of doubt, a Recipient is prohibited from, and shall be responsible for any of its Representatives who, use the Subject Information, directly or indirectly, to (y) call on, service or solicit customers of the Disclosing Party, or (z) interfere with or damage (or attempt to interfere with or damage) any relationship between any such customer and the Disclosing Party.
Section 10.02.    Securities Law Concerns. Each Recipient hereby acknowledges that the Recipient is aware, and the Recipient will advise the Recipient’s Representatives who are informed as to the matters that are the subject of this Agreement, that the United States securities Laws prohibit any Person who has received material, non-public information from an issuer of securities from purchasing or selling securities of such issuer or from communicating such information to any other Person under circumstances in which it is reasonably foreseeable that such Person is likely to purchase or sell such securities.

Section 10.03.    Return of Subject Information. If this Agreement is terminated for any reason, the Recipient shall promptly return to the Disclosing Party all written material containing or reflecting any of the Subject Information, other than information contained in any application, notice or other document filed with any Governmental Authority and not returned to the Recipient by such Governmental Authority. In making any such filing, the Recipient will request confidential treatment of such Subject Information included in any application, notice or other document filed with any Governmental Authority.
ARTICLE XI
MISCELLANEOUS
Section 11.01.    Nonsurvival of Representations and Warranties. The parties hereto agree that all of the representations, warranties and covenants contained in this Agreement shall terminate and be extinguished at Closing, except for those covenants that specifically require performance after the Closing. Nothing in this Section 11.01 shall limit or otherwise affect the remedies available to Buyer or Target, as the case may be, with respect to a cause of action arising out of an intentional misrepresentation by Target or Buyer, respectively.
Section 11.02.    Expenses. Except as specifically provided in this Agreement, all costs and expenses incurred in connection with this Agreement and all agreements and documents contemplated hereby, and the consummation of the transactions contemplated hereby and thereby, shall be borne and paid by the party incurring such costs or expenses.
Section 11.03.    Brokerage Fees and Commissions. Target shall not have any responsibility or liability for any fees, expenses or commissions payable to any agent, representative or broker of Buyer or Acquiring Bank, and Buyer hereby agrees to indemnify and hold harmless Target for any amounts owed to any agent, representative or broker of Buyer or Acquiring Bank. Buyer shall have no responsibility or liability for any other fees, expenses or commissions payable to any agent, representative or broker of Target or Target Bank and Target hereby agrees to indemnify and hold harmless Buyer for any amounts owed to any other agent, representative or broker of Target or Target Bank.
Section 11.04.    Entire Agreement. This Agreement (including the documents and instruments referred to herein) and the other agreements, documents, schedules and instruments executed and delivered by the parties to each other at the Closing constitute the full understanding of the parties, a complete allocation of risks between them and a complete and exclusive statement of the terms and conditions of their agreement relating to the subject matter hereof, and supersede any and all prior agreements, whether written or oral, that may exist between the parties with respect thereto. Except as otherwise specifically provided in this Agreement, no conditions, usage of trade, course of dealing or performance, understanding or agreement purporting to modify, vary, explain or supplement the terms or conditions of this Agreement shall be binding unless hereafter or contemporaneously herewith made in writing and signed by the party to be bound, and no modification shall be effected by the acknowledgment or acceptance of documents containing terms or conditions at variance with or in addition to those set forth in this Agreement. Each party to this Agreement acknowledges that, in executing and delivering this Agreement, it has relied only on the written representations, warranties and promises of the other parties hereto that are contained herein or in the other agreements executed by the parties contemporaneously with or, if contemplated hereby, subsequent to the execution of this Agreement, and has not relied on the oral statements of any other party or its representatives.

Section 11.05.    Severability. If any term or other provision of this Agreement is held to be illegal, invalid or unenforceable by any rule of Law or public policy, such term or provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision were not a part hereof, and all other conditions and provisions of this Agreement shall remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or unenforceable, there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and still be legal, valid and enforceable. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only as broad as is enforceable.
Section 11.06.    Notices. All notices and other communications hereunder by any party hereto to any other party shall be in writing; and may be delivered personally, by nationally-recognized overnight courier service, by United States mail, or by e-mail or facsimile transmission, to such party at the address or transmission numbers set forth below:
(a)    If given to Target, or to an officer thereof, in such officer’s official capacity, at Target’s mailing address or transmission number set forth below (or such address or transmission number as Target may give notice to Buyer by like notice):
If to Target:

Liberty Bancshares, Inc.
860 W. Airport Freeway, Suite 100
Hurst, Texas 76054
Attention: Elliott S. Garsek
Email: egarsek@bgsfirm.com
with a copy (which shall not constitute notice) to:
Haynie Rake Repass & Klimko, P.C.
14643 Dallas Parkway, Suite 550
Dallas, Texas 75254
Attention: Mark Haynie, Esq.
Facsimile: (972) 716-1850
Email: mark@hrrpc.com
If to Buyer:

Veritex Holdings, Inc.
8214 Westchester Drive, Suite 400
Dallas, Texas 75225
Attention: C. Malcolm Holland, III
Email: mholland@veritexbank.com

with a copy (which shall not constitute notice) to:
Norton Rose Fulbright US LLP
98 San Jacinto Boulevard., Ste. 1100
Austin, TX 78701-4255
Attention:    Justin M. Long
Facsimile:    (512) 536-4598

Email:        justin.long@nortonrosefulbright.com
Any notice given pursuant to this Agreement shall be effective (i) in the case of personal delivery, e-mail or facsimile transmission, when received; (ii) in the case of mail, upon the earlier of actual receipt or three (3) Business Days after deposit with the United States Postal Service, first class certified or registered mail, postage prepaid, return receipt requested; and (iii) in the case of nationally-recognized overnight courier service, one (1) Business Day after delivery to the courier service together with all appropriate fees or charges and instructions for overnight delivery.
Section 11.07.    GOVERNING LAW; VENUE. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF EACH OF THE PARTIES SUBJECT TO THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS WITHOUT REGARD TO THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS. IF A DISPUTE ARISES UNDER OR ARISES RELATED TO THIS AGREEMENT, THE PARTIES IRREVOCABLY AGREE THAT VENUE FOR SUCH DISPUTE SHALL LIE EXCLUSIVELY IN ANY COURT OF COMPETENT JURISDICTION IN DALLAS COUNTY, TEXAS.
Section 11.08.    Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 11.08.
Section 11.09.    Counterparts; Electronic Transmission. This Agreement may be executed in one (1) or more counterparts, each of which shall be deemed an original, and all counterparts hereof so executed by the parties hereto, whether or not such counterpart shall bear the execution of each of the parties hereto, shall be deemed to be, and shall be construed as, one and the same Agreement. An e-mail, facsimile or other electronic transmission of a signed counterpart of this Agreement shall be sufficient to bind the party or parties whose signature(s) appear thereon.
Section 11.10.    Additional Definitions.
(a)    “Affiliate” means any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such Person in question. For the purposes of this definition, “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”) as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

(b)    “Acquisition Proposal” means a written offer or proposal from a party other than Buyer which contains a fixed price per share or a mathematically ascertainable formula for calculating a price per share for the Target Share regarding any of the following (other than the transactions contemplated by this Agreement) involving Target: (i) any merger, reorganization, consolidation, share exchange, recapitalization, business combination, liquidation, dissolution or other similar transaction involving any sale, lease, exchange, mortgage, pledge, transfer or other disposition of all or substantially all of the assets or equity securities or deposits of, Target, in a single transaction or series of related transactions which could reasonably be expected to impede, interfere with, prevent or materially delay the completion of the Merger; or (ii) any tender offer or exchange offer for 25% or more of the outstanding shares of Target Common Stock or the filing of a registration statement in connection therewith.
(c)    “Best Knowledge” means the actual knowledge of executive officers of Buyer or Target, as applicable, with respect to a particular matter, after reasonable inquiry or that would be reasonably expected to come to the attention of such executive officer in the course of the management reporting practices of Target or Buyer, as applicable.
(d)    “Business Day” means any day other than a Saturday, a Sunday, or a day on which banks in the State of Texas are authorized or required by applicable Law to be closed.
(e)    “Disclosing Party” means the party furnishing the Subject Information, including (i) all Persons related to or affiliated in any way with the Recipient or the Disclosing Party, as the case may be, and (ii) any Affiliate the Recipient or the Disclosing Party, as the case may be.
(f)    “Environmental Laws” means any applicable Laws, now in effect and in each case as amended to date, including any judicial or administrative order, consent decree, judgment relating to pollution or protection of public or employee health or safety or the environment, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. § 9601, et seq.; the Hazardous Materials Transportation Authorization Act, as amended 49 U.S.C. § 5101, et. seq.; the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. § 6901, et. seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. §1201, et. seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601, et. seq.; the Clean Air Act, 42 U.S.C. §7401, et. seq.; and the Safe Drinking Water Act, 42 U.S.C. § 300f. et. seq.
(g)    “FDIC” means the Federal Deposit Insurance Corporation.
(h)    “Governmental Authority” means any United States or foreign federal, state or local court, administrative agency, commission or other governmental authority, Regulatory Agency or instrumentality thereof, in each case, of competent jurisdiction.
(i)    “Hazardous Material” means any pollutant, contaminant, chemical, or toxic or hazardous substance, constituent, material or waste, or any other chemical, substances, constituent or waste including petroleum, including crude oil or any fraction thereof, or any petroleum product, defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” toxic substances,” “toxic pollutants,” “contaminants,” or “pollutants,” or words of similar import, under any Environmental Laws, or which is in any way regulated as hazardous or toxic by any federal, state or local government authority, agency or instrumentality, including mixtures thereof with other materials, and including any regulated building materials such as asbestos and lead, but notwithstanding the foregoing or any other provision in this Agreement to the contrary, the words “Hazardous Material” shall not mean or include any such Hazardous Material used, generated, manufactured, stored, disposed of or otherwise handled in normal quantities in the ordinary course of the business of the Target Bank in compliance with all Environmental Laws, or such that may be naturally occurring in any ambient air, surface water, ground water, land surface or subsurface strata.
(j)    “Investment Securities” means a security held by Target Bank and reflected as an asset of Target Bank in accordance with GAAP or RAP.
(k)    “Law” means any federal, state, local, municipal or other statute, law, administrative order, constitution, ordinance, permit, treaty, judgment principles of common law, rule or regulation.
(l)    “Material Adverse Change” means any material adverse change in the financial condition, assets, properties, liabilities (absolute, accrued, contingent or otherwise), reserves, business or results of operations other than, in each case, any change, circumstance, event or effect relating to (i) any change occurring after the Execution Date in any federal or state Law, which change affects banking institutions and their holding companies generally, including any change affecting the Deposit Insurance Fund administered by the FDIC, (ii) changes in general economic, legal, regulatory or political conditions affecting financial institutions generally, including changes in interest rates, credit availability and liquidity and currency exchange rates, (iii) general changes in credit markets or general downgrades in credit markets, (iv) changes in GAAP or RAP that affect financial institutions generally; (v) changes resulting from reasonable expenses (such as customary legal, accounting and investment advisor fees) incurred in connection with this Agreement, (vi) changes resulting from, acts of terrorism or war, (vii) changes resulting from payments of any amounts due, or the provision of any benefits to, any officer or employee under employment, change in control or severance agreements in effect as of the Execution Date, or (viii) actions and omissions of Buyer, Acquiring Bank, Target or Target Bank taken at the request, or with the prior written consent, of the other party hereto in contemplation of the transactions contemplated hereby.
(m)    “Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including any Governmental Authority.
(n)    “Property” or “Properties” means all real property owned or leased by Target or Target Bank, including properties that Target Bank has foreclosed on as well as their respective premises and all improvements and fixtures thereon.
(o)     “Recipient” means the party receiving the Subject Information, including (i) all Persons related to or affiliated in any way with the Recipient or the Disclosing Party, as the case may be, and (ii) any Affiliate the Recipient or the Disclosing Party, as the case may be.
(p)    “Regulatory Agency” means (i) the SEC, (ii) any self‑regulatory organization, (iii) the FRB, (iv) the FDIC, (v) the TDB, and (vi) any other federal or state governmental or regulatory agency or authority.
(q)    “Representative” means all directors, officers, shareholders, employees, representatives, advisors, attorneys, accountants and agents of the Recipient or the Disclosing Party, as the case may be.

(r)    “Subject Information” means all information furnished to the Recipient or its Representatives (whether prepared by the Disclosing Party, its Representatives or otherwise and whether or not identified as being non-public, confidential or proprietary) by or on behalf of the Disclosing Party or its Representatives relating to or involving the business, operations or affairs of the Disclosing Party or otherwise in possession of the Disclosing Party; provided, however, the term “Subject Information” shall not include information that (a) was already in the Recipient’s possession at the time it was first furnished to Recipient by or on behalf of Disclosing Party, if such information is not known by the Recipient to be subject to another confidentiality agreement with or other obligation of secrecy to the Disclosing Party, its Subsidiaries or another party, or (b) becomes generally available to the public other than as a result of a disclosure by the Recipient or its Representatives, or (c) becomes available to the Recipient on a non‑confidential basis from a source other than the Disclosing Party, its Representative or otherwise, if such source is not known by the Recipient to be bound by a confidentiality agreement with or other obligation of secrecy to the Disclosing Party, its Representative or another party.
(s)    “Subsidiary” means, when used with reference to any entity, any corporation, a majority of the outstanding voting securities of which are owned, directly or indirectly, by such entity or any partnership, joint venture or other enterprise in which such entity has, directly or indirectly, any equity interest.
(t)    “Superior Proposal” means a bona fide Acquisition Proposal made by a party other than Buyer that the Target Board determines in its good faith judgment, after consultation with its outside counsel and its independent financial advisor (i) is or would result in a transaction that if consummated would be more favorable to Target’s shareholders from a financial point of view than the Merger, taking into account all of the terms and conditions of such proposal and of this Agreement (including any proposal by Buyer to amend the terms of this Agreement) and (ii) is capable of being, and is reasonably likely to be, consummated on the terms so proposed taking into account all financial, regulatory, legal and other aspects of such proposal.
(u)    “Tax” and “Taxes” means all U.S. federal, state and local, and foreign Taxes, fees assessments or other charges of a similar nature (whether imposed directly or through withholding), including any interest, additions to Tax or penalties related thereto.
(v)    “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Authority.
Section 11.11.    Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Merger), in addition to any other remedy to which they are entitled at Law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at Law would be adequate and (b) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.
Section 11.12.    Attorneys’ Fees and Costs. If attorneys’ fees or other costs are incurred to secure performance of any of the obligations herein provided for, or to establish damages for the breach thereof, or to obtain any other appropriate relief, whether by way of prosecution or defense, the prevailing party shall be entitled to recover reasonable attorneys’ fees and costs incurred therein.

Section 11.13.    Rules of Construction. When a reference is made in this Agreement to an Article, Section, Exhibit or schedule, such reference shall be to an Article or Section of, or an Exhibit or Confidential schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision in this Agreement. Each use herein of the masculine, neuter or feminine gender shall be deemed to include the other genders. Each use herein of the plural shall include the singular and vice versa, in each case as the context requires or as is otherwise appropriate. The word “or” is used in the inclusive sense. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors or assigns.
Section 11.14.    Binding Effect; Assignment. All of the terms, covenants, representations, warranties and conditions of this Agreement shall be binding upon, and inure to the benefit of and be enforceable by, the parties hereto and their respective heirs, successors, representatives and permitted assigns. Nothing expressed or referred to herein is intended or shall be construed to give any Person other than the parties hereto any legal or equitable right, remedy or claim under or in respect of this Agreement, or any provision herein contained, it being the intention of the parties hereto that this Agreement, the assumption of obligations and statements of responsibilities hereunder, and all other conditions and provisions hereof are for the sole benefit of the parties to this Agreement and for the benefit of no other Person. Nothing in this Agreement shall act to relieve or discharge the obligation or liability of any third party to any party to this Agreement, nor shall any provision give any third party any right of subrogation or action over or against any party to this Agreement. Notwithstanding any other provision of this Agreement, it is specifically intended by the parties to this Agreement that the Persons entitled to the benefits of the covenants contained in Section 6.09 are third-party beneficiaries solely with respect to such sections. No party to this Agreement shall assign this Agreement, by operation of Law or otherwise, in whole or in part, without the prior written consent of the other party. Any assignment made or attempted in violation of this Section 11.15 shall be void and of no effect.
Section 11.15.    Public Disclosure. None of Buyer, Acquiring Bank, Target or Target Bank will make, issue or release, or cause to be made, issued or released, any announcement, statement, press release, acknowledgment or other public disclosure of the existence, terms, conditions or status of this Agreement or the transactions contemplated hereby without the prior written consent of the other parties to this Agreement. Notwithstanding the foregoing, Buyer and Target, upon prior notice to the other party, will be permitted to make (i) disclosure to their own officers, directors, employees and shareholders, and (ii) any public disclosures or governmental filings as legal counsel may deem necessary to maintain compliance with or to prevent violations of applicable Laws or that may be necessary to obtain regulatory approval for the transactions contemplated hereby.
Section 11.16.    Extension; Waiver. At any time before the Closing Date, the parties hereto, by action taken or authorized by their respective boards of directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other party hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document, certificate or writing delivered pursuant hereto or (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension of waiver shall be valid only if set forth in a written instrument signed on behalf of such party in the manner provided in Section 11.17, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. No party to this Agreement shall by any act (except by a written instrument given pursuant to Section 11.17) be deemed to have waived any right or remedy hereunder or to have acquiesced in any breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising any right, power or privilege hereunder by any party hereto shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver of any party of any right or remedy on any one occasion shall not be construed as a bar to any right or remedy that such party would otherwise have on any future occasion or to any right or remedy that any other party may have hereunder.
Section 11.17.    Amendments. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective boards of directors, at any time before or after approval of this Agreement by the Target shareholders; but after the approval of this Agreement by the Target shareholders, there shall not be, without the further approval of the Target shareholders, any amendment of this Agreement that decreases the consideration to be paid for the shares of Target Common Stock pursuant to Section 1.06(a) that materially and adversely affects the rights of the Target shareholders hereunder. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

VERITEX HOLDINGS, INC.

By:	/s/ C. Malcolm Holland, III
Name:	C. Malcolm Holland, III
Title:	Chairman and Chief Executive Officer

FREEDOM MERGER SUB, INC.

By:	/s/ C. Malcolm Holland, III
Name:	C. Malcolm Holland, III
Title:	Chairman and Chief Executive Officer

LIBERTY BANCSHARES, INC.

By:	/s/ Elliott S. Garsek
Name:	Elliott S. Garsek
Title:	Chairman of the Board

[Signature Page to Agreement and Plan of Reorganization]

Exhibit A

VOTING AGREEMENT
THIS VOTING AGREEMENT (this “Voting Agreement”) dated August [•], 2017, is executed by and among Veritex Holdings, Inc. (“Buyer”), a Texas corporation and registered bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHCA”), Liberty Bancshares, Inc. (“Target”), a Texas corporation and registered bank holding company under the BHCA, and the shareholders of Target whose names are set forth on the signature page hereto (individually, a “Shareholder” and collectively, the “Shareholders”). Terms with their initial letter capitalized and not otherwise defined herein shall have the meanings given them in the Reorganization Agreement (as defined below)
RECITALS:
WHEREAS, concurrently herewith, Buyer, Freedom Merger Sub, Inc. (“Merger Sub”), a Texas corporation and wholly-owned subsidiary of Buyer, and Target are entering into that certain Agreement and Plan of Reorganization, dated as of the date hereof (the “Reorganization Agreement”), which provides for the acquisition of all of the issued and outstanding common stock of Target (“Target Common Stock”), by Buyer through the merger of Merger Sub with and into Target (the “Merger”) with Target surviving and (ii) immediately thereafter, Target will merge with and into Buyer, with Buyer being the surviving corporation (the “Second-Step Merger”, and together with the Merger, the “Integrated Mergers”);
WHEREAS, as an inducement and a condition to Buyer’s willingness to enter into the Reorganization Agreement, each of persons listed on Schedule 1 to the Reorganization Agreement, all of whom are Shareholders, have agreed to vote his or her shares of Target Common Stock in favor of approval of the Reorganization Agreement and the transactions contemplated thereby; and
WHEREAS, Buyer and Target are relying on this Voting Agreement in incurring expenses in reviewing the business of Target, in preparing the Registration Statement and related Proxy Statement for the meeting of shareholders of Target, in proceeding with the filing of applications for regulatory approvals, and in undertaking other actions necessary for the consummation of the Merger.
AGREEMENT:
NOW, THEREFORE, for and in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Target and the Shareholders undertake, promise, covenant and agree with each other as follows:
1.Each of the Shareholders hereby severally represents and warrants to Buyer and Target that such Shareholder is the registered owner or beneficial owner of or has full voting power with respect to the number of the shares of Target Common Stock set forth beside its name on Schedule 1 of this Voting Agreement (the “Shares”).
2.While this Voting Agreement is in effect, each Shareholder shall not, directly or indirectly, (a) sell or otherwise dispose of or encumber prior to the record date of Target’s special meeting of shareholders referred to in Section 5.03 of the Reorganization Agreement (the “Shareholder Meeting”) any or all of his or her Shares unless the Shareholder, after giving effect to such sale disposition or encumbrance, retains the sole voting power over the Shares, or (b) deposit any shares of Target Common Stock into a voting trust or enter into a voting agreement or arrangement with

1

respect to any shares of Target Common Stock or grant any proxy with respect thereto, other than to other members of the Board of Directors of Target for the purpose of voting to approve the Reorganization Agreement and the transactions contemplated thereby.
3.Each Shareholder hereby agrees during the term of this Voting Agreement to vote the Shares, and any additional shares of Target Common Stock or other voting securities acquired by such Shareholder after the date hereof, (a) in favor of the approval and adoption of the Reorganization Agreement and the transactions contemplated thereby at the Shareholder Meeting, and (b) against approval of any Acquisition Proposal (as defined in the Reorganization Agreement) made in opposition to or competition with such proposals presented at the Shareholder Meeting or any other meeting of shareholders held prior or subsequent to the Shareholder Meeting; provided, however, that this Section 2 shall be inapplicable if there has been a modification or amendment to the Reorganization Agreement which reduces the Aggregate Merger Consideration (as defined in the Reorganization Agreement), other than any adjustment to the Aggregate Merger Consideration provided for in the Reorganization Agreement. Notwithstanding the foregoing sentence, the Shareholders may vote in favor of a Superior Proposal (as defined in the Reorganization Agreement.)
4.Each Shareholder hereby acknowledges and agrees (a) Section 5.09 of the Reorganization Agreement sets forth certain requirements, restrictions and limitations on the actions and/or inactions of Target, Liberty Bank, wholly-owned subsidiary of Target (“Target Bank”), and the Target Representatives, (b) Shareholder is a Target Representative as that term is defined in, and for the purposes of, the Reorganization Agreement and the transactions contemplated thereby, and (c) Shareholder, as a Target Representative, is required to comply with and shall abide by such requirements, restrictions and limitations.
5.Nothing in this Voting Agreement shall be deemed to restrict any of Shareholder from taking any action in the capacity of a director or officer of Target that such Shareholder shall reasonably believe, after consultation with its legal counsel, is necessary to fulfill any of the Shareholder’s fiduciary duties and obligations as a director or officer (if applicable).
6.This Voting Agreement shall continue in effect until the earlier to occur of (a) the termination of the Reorganization Agreement in accordance with its terms and (b) the consummation of the Merger.
7.Each Shareholder has the legal capacity, power and authority to enter into and perform all of the Shareholder’s obligations under this Voting Agreement. This Voting Agreement has been duly and validly executed and delivered by the Shareholder and constitutes the legal, valid and binding obligation of the Shareholder, enforceable against the Shareholder in accordance with its terms except as the enforceability may be limited by bankruptcy, insolvency or other laws affecting creditors’ rights. If the Shareholder is married and the Shareholder’s Shares constitute community property, this Voting Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, the Shareholder’s spouse, enforceable against such person in accordance with its terms, except as the enforceability may be limited by bankruptcy, insolvency or other laws affecting creditors’ rights.
8.Each Shareholder hereby (a) confirms his knowledge of the availability of the rights of dissenting shareholders under the Texas Business Organizations Code (the “TBOC”) with respect to the Merger and (b) confirms receipt of a copy of the provisions of the TBOC related to rights of dissenting shareholders. Each Shareholder hereby waives and agrees not to assert, and shall use its best efforts to cause any of its affiliates who hold of record any of the Shareholder’s Shares to waive and not to assert, any appraisal rights with respect to the Merger that the Shareholder or such

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affiliate may now or hereafter have with respect to any Shares (or any other shares of capital stock of Target that the Shareholder shall hold of record at the time that Shareholder may be entitled to assert appraisal rights with respect to the Merger) whether pursuant to the TBOC or otherwise.
9.This Voting Agreement may not be modified, amended, altered or supplemented with respect to a particular Shareholder except upon the execution and delivery of a written agreement executed by Target, Buyer and such Shareholder. Any such modification, amendment, alteration or supplement shall only apply to the Shareholder(s) executing such written agreement and this Voting Agreement will remain in full force and effect with respect to Shareholders who do not execute such written agreement.
10.This Voting Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument. A facsimile or electronic scan in “PDF” format of a signed counterpart of this Voting Agreement will be sufficient to bind the party or parties whose signature(s) appear thereon.
11.This Voting Agreement, together with the Reorganization Agreement and the agreements contemplated thereby, embody the entire agreement and understanding of the parties hereto in respect to the subject matter contained herein. This Voting Agreement supersedes all prior agreements and understandings among the parties with respect to such subject matter contained herein.
12.If any provision of this Voting Agreement is held to be illegal, invalid or unenforceable under present or future laws, then (a) this Voting Agreement is to be construed and enforced as if such illegal, invalid or unenforceable provision were not a part hereof; (b) the remaining provisions of this Voting Agreement will remain in full force and effect and will not be affected by such illegal, invalid or unenforceable provision or by its severance from this Voting Agreement; and (c) there will be added automatically as a part of this Voting Agreement a provision mutually agreed to which is similar in terms to such illegal, invalid or unenforceable provision as may be possible and still be legal, valid and enforceable.
13.All notices, requests, demands and other communications required or permitted hereby shall be in writing and shall be deemed to have been duly given if delivered by hand or first class mail, postage prepaid or sent by facsimile, courier or personal delivery to the parties hereto set forth below their signature on the signature pages hereof unless by such notice a different address shall have been designated. All notices sent by mail as provided above shall be deemed delivered three (3) days after deposit in the mail. All notices sent by courier as provided above shall be deemed delivered one day after being sent and all notices sent by facsimile shall be deemed delivered upon confirmation of receipt. All other notices shall be deemed delivered when actually received. Any party to this Voting Agreement may change its address for the giving of notice by giving notice as herein provided. Notices permitted to be sent via e-mail shall be deemed delivered only if sent to such persons at such e-mail addresses as may be set forth in writing.
14.Each Shareholder recognizes and acknowledges that a breach by the Shareholder of any covenants or agreements contained in this Voting Agreement will cause Buyer to sustain damages for which they would not have an adequate remedy at law for money damages, and therefore the parties hereto agree that, in the event of any such breach, Buyer shall be entitled to seek the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief, without the necessity of posting bond, in addition to any other remedy to which they may be entitled, at law or in equity.

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15.From time to time, at Buyer’s request and without further consideration, each Shareholder shall execute and deliver such additional documents reasonably requested by Buyer as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Voting Agreement.
16.This Voting Agreement and the relations among the parties hereto arising from this Voting Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without giving effect to any principles of conflicts of law.
17.All of the terms, covenants, representations, warranties and conditions of this Voting Agreement are binding upon, and inure to the benefit of and are enforceable by, the parties and their respective successors, representatives and permitted assigns. No party to this Voting Agreement may assign this Voting Agreement, by operation of law or otherwise, in whole or in part, without the prior written consent of the other parties, and any purported assignment made or attempted in violation of this Section 17 shall be null and void. Nothing contained in this Voting Agreement, express or implied, is intended to confer upon any persons, other than the parties hereto or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Voting Agreement.
[Signature Page to Follow]

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IN WITNESS WHEREOF, the parties have executed this Voting Agreement as of the date above written.

VERITEX HOLDINGS, INC.

By:
Name:	C. Malcolm Holland, III
Title:	Chairman and Chief Executive Officer

LIBERTY BANCSHARES, INC.

By:
Name:	Elliott S. Garsek
Title:	Chairman of the Board

[Signature Page to Voting Agreement]

SHAREHOLDER

Address for notice:

[Signature Page to Voting Agreement]

SCHEDULE 1
VOTING AGREEMENT SHAREHOLDERS

Individual	Number of Shares

[Signature Page to Voting Agreement]

Exhibit B

DIRECTOR
SUPPORT AGREEMENT
THIS SUPPORT AGREEMENT (this “Support Agreement”) is made and entered into as of August [•], 2017, by and between Veritex Holdings, Inc. (“Buyer”), a Texas corporation and registered bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHCA”) and [•] (the “Director”). Terms with their initial letter capitalized and not otherwise defined herein shall have the meanings given them in the Reorganization Agreement (as defined below).
RECITALS:
WHEREAS, Buyer, Freedom Merger Sub, Inc. (“Merger Sub”), a Texas corporation and a wholly owned subsidiary of Buyer and Liberty Bancshares, Inc. (“Target”), a Texas corporation and registered bank holding company under the BHCA, have entered into that certain Agreement and Plan of Reorganization, dated as of the date hereof (the “Reorganization Agreement”), which provides for the acquisition of Target and its wholly-owned subsidiary, Liberty Bank (“Target Bank”), by Buyer;
WHEREAS, the Director is a director of Target and/or Target Bank; and
WHEREAS, in connection with consummation of the transactions contemplated by the Reorganization Agreement, Buyer and the Director have agreed to enter into this Support Agreement.
AGREEMENT:
NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and intending to be legally bound hereby, Buyer and the Director agree as follows:
1.Support. The Director agrees to use reasonable efforts to refrain from harming Target and Target Bank’s goodwill and their customer and client relationships.
2.Covenants.
(a)For and in consideration of consummation of the transactions contemplated by the Reorganization Agreement, the Director agrees that for a period of one year after the Closing Date, the Director will not, without the prior written consent of Buyer, directly or indirectly, (i) solicit banking business of any current customers of Target Bank, including those customers as of the Closing Date; (ii) acquire more than 2% of, charter, operate or own control of, any financial services company or institution that provides banking services similar to those provided by Target Bank; (iii) serve as an officer, director, employee, agent or consultant to any financial services company or institution that provides banking services similar to those provided by Target Bank, or (iv) establish or operate a branch or other office of a financial services company or institution that provides banking services similar to those provided by Target Bank, in each case set forth in clauses (ii), (iii) and (iv), that has its main office, a branch office, or other office within 25 miles of the main office, a branch office or other office of Target and/or Target Bank.
Notwithstanding the provisions of this Section 2(a), the Director shall not be prohibited from (i) serving as an officer, director, employee, agent or consultant of the financial services company or institution set forth on Confidential Schedule 1 attached hereto (an “Excepted Company”), or (ii) establishing or operating a branch or other office of an Excepted Company; but

1

the Director shall be subject to the prohibitions in Section 2(a)(i) even in his role with an Excepted Company.
(b)The Director agrees that (i) this Support Agreement is entered into in connection with the sale to Buyer of the goodwill of the business of Target and Target Bank, (ii) is ancillary to the Reorganization Agreement, (iii) the Director is receiving valuable consideration in the Reorganization Agreement for this Support Agreement, and (iv) the limitations as to time, geographical area, and scope of activity to be restrained by this Support Agreement are reasonable and acceptable, and do not impose any greater restraint than is reasonably necessary to protect the goodwill and other business interests that Buyer is acquiring from Target and Target Bank.
(c)This Support Agreement creates a narrowly tailored advance approval requirement in order to avoid unfair competition and irreparable harm to Buyer and Veritex Community Bank, the successor to Target Bank, and is not intended or to be construed as a general restraint from engaging in a lawful profession or a general covenant against competition. Nothing herein will prohibit (i) ownership of less than 2% of the publicly traded capital stock of a corporation so long as this is not a controlling interest, or (ii) ownership of mutual fund investments. The Director may not avoid the purpose and intent of this paragraph by engaging in conduct within the geographically limited area from a remote location through means such as telecommunications, written correspondence, computer generated or assisted communications, or other similar methods. The Director agrees that if, at some later date, a court of competent jurisdiction determines that the non-solicitation agreement set forth in this Support Agreement does not meet the criteria set forth by applicable law, this Support Agreement may be reformed by the court and enforced to the maximum extent permitted under applicable law.
3.Confidentiality, Non-Solicitation of Employees. The Director agrees that he is familiar with Target and Target Bank’s confidential business information and trade secrets, including without limitation, customer lists and information, account lists, and other business plans and information, and salary, pay scale, capabilities, experiences, skill and desires of Target Bank’s employees (the “Confidential Information”). The term “Confidential Information” does not include any information that (i) is generally available to and known by the public, (ii) was available on a non-confidential basis from a source other than Target and Target Bank, and (iii) was independently acquired or developed without violating any laws or obligations under this Support Agreement. The Director agrees to maintain the confidentiality of the Confidential Information and not use such Confidential Information for any purpose. The Director further covenants and agrees that, for a period of one year after the Closing Date, he shall not recruit, directly or indirectly, any employees of Veritex Community Bank, as the successor to Target Bank, nor shall he contact or communicate with any employees of Veritex Community Bank for the purpose of inducing employees to terminate their employment with Veritex Community Bank. Notwithstanding the foregoing, the Director shall not be prohibited from hiring any employee who (i) is terminated by Veritex Community Bank or who has voluntarily resigned from employment without direct or indirect solicitation by the Director, (ii) responds to any general advertisement appearing in a newspaper, magazine or trade publication, (iii) is a referral made by a placement agency or service so long as such placement agency or service has not been instructed by Director to solicit from Veritex Community Bank such employee.
4.Termination. This Support Agreement shall terminate after the end of the period set forth in Section 2 above.
5.Effective Time. This Support Agreement shall become effective, if at all, on the Closing Date at the Effective Time. If the Reorganization Agreement is terminated in accordance

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with its terms, this Support Agreement shall not become effective and shall be of no further force or effect.
6.Injunctive Relief. If the Director violates any of the provisions set forth in this Support Agreement, Buyer and the Director acknowledge that Buyer and Veritex Community Bank would suffer immediate and irreparable harm and would not have an adequate remedy at law for money damages if any of the covenants contained herein were not performed in accordance with their terms or otherwise were materially breached. Accordingly, Buyer and the Director agree that, without the necessity of proving actual damages or posting bond or other security, Buyer and Veritex Community Bank shall be entitled to temporary or permanent injunction or injunctions to prevent breaches of such performance and to specific enforcement of such covenants in addition to any other remedy to which Buyer and Veritex Community Bank may be entitled, at law or in equity. In such a situation, the parties agree that Buyer and Veritex Community Bank may pursue any remedy available, including declaratory relief, concurrently or consecutively in any order as to any breach, violation, or threatened breach or violation of this Support Agreement, and the pursuit of any particular remedy or remedies shall not be deemed an election of remedies or waiver of the right to pursue any other remedy.
7.Assignability. Neither this Support Agreement nor any of the rights, interests or obligations under this Support Agreement may be assigned, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other party. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding two sentences, this Support Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.
8.GOVERNING LAW. THIS SUPPORT AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, INTERPRETATION AND PERFORMANCE OF THIS SUPPORT AGREEMENT SHALL BE GOVERNED BY, THE LAWS OF THE STATE OF TEXAS, WITHOUT GIVING EFFECT TO PROVISION THEREOF REGARDING CONFLICT OF LAWS.
9.Severability. If any term or other provision of this Support Agreement is held to be illegal, invalid or unenforceable by any rule of law or public policy, (a) such term or provision shall be fully severable and this Support Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision were not a part hereof; (b) the remaining provisions of this Support Agreement shall remain in full force and effect and shall not be affected by such illegal, invalid or unenforceable provision or by its severance from this Support Agreement; and (c) there shall be added automatically as a part of this Support Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and still be legal, valid and enforceable. If any provision of this Support Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only as broad as is enforceable.
10.Notice. All notices, requests, consents and other communications to be given or delivered hereunder shall be given in accordance with, and the effectiveness of such communications shall be determined under, the provisions of Section 11.07 of the Reorganization Agreement and shall be delivered at the respective addresses of the parties set forth on the signature page hereto.
11.No Delay, Waiver, Etc. No delay on the part of the parties hereto in exercising any power or right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise

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of any power or right hereunder preclude other or further exercise thereof or the exercise of any other power or right.
12.Modification. No amendment hereof shall be effective unless contained in a written instrument signed by the parties hereto.
13.Counterparts. This Support Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which will constitute one and the same instrument. A facsimile or electronic scan in “PDF” format of a signed counterpart of this Support Agreement will be sufficient to bind the party or parties whose signature(s) appear thereon.
14.Headings. The descriptive headings of the several sections of this Support Agreement are inserted for convenience of reference only and do not constitute a part of this Support Agreement.
[Signature Page to Follow]

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IN WITNESS WHEREOF, the undersigned have executed this Support Agreement as of the date first above written.

VERITEX HOLDINGS, INC.

By:
Name:	C. Malcolm Holland, III
Title:	Chairman and Chief Executive Officer

Address:	8214 Westchester Drive, Suite 400
Dallas, TX 75225

DIRECTOR

Name:

Address:

[Signature Page to Support Agreement]

CONFIDENTIAL SCHEDULE 1

6

Exhibit C

OPTION TERMINATION AND RELEASE AGREEMENT
This OPTION TERMINATION AND RELEASE AGREEMENT (this “Agreement”) is entered into as of [•], 2017, by and between Liberty Bancshares, Inc. (“Target”) and [•] (the “Optionee”).
WHEREAS, the Optionee is the holder of outstanding and unexercised options (the “Target Options”) to purchase shares of common stock, par value $1.00 per share, of Target (“Target Common Stock”) granted pursuant to the Liberty Bancshares, Inc. 2009 Stock Option Plan, and the terms and conditions of such Target Options are set forth in one or more stock option agreements (as amended, modified, or supplemented, the “Target Option Agreements”);
WHEREAS, Target, Veritex Holdings, Inc. (“Buyer”) and Freedom Merger Sub, Inc. have entered into an Agreement and Plan of Reorganization, dated as of August 1, 2017 (the “Reorganization Agreement”), which provides for the acquisition of Target by Buyer (the “Merger”);
WHEREAS, the parties to this Agreement desire to provide for the cancellation of any Target Option that is unexpired, outstanding and unexercised (whether vested or unvested) immediately prior to the Effective Time (as defined in the Reorganization Agreement) in exchange for cash consideration equal to the Option Cancellation Payment (as defined in Section 2 hereof) for the shares of Target Common Stock subject to the Optionee’s Target Options (the “Target Option Shares”); and
WHEREAS, as of the date hereof, the Optionee holds Target Options as follows:

Grant Date	Target Option Shares	Exercise Price
[•]	[•]	$[•]
[•]	[•]	$[•]
NOW, THEREFORE, in exchange for the mutual promises and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the undersigned parties hereby agree as follows:

1.
Termination of Target Options and Target Option Agreements. (a) Effective as of immediately prior to the Effective Time but subject to the occurrence of the Closing (as defined in the Reorganization Agreement) any Target Options that are not otherwise vested and immediately exercisable and that have not previously expired or been exercised will become fully vested, (b) at the Effective Time, the Target Option Agreement and the Target Options shall automatically and irrevocably terminate and be cancelled in exchange for the consideration described in Section 2 of this Agreement and, in each case, shall be of no further force and effect, and (c) no party to the Target Option Agreement shall have any further rights, duties, liabilities, or obligations whatsoever related to the Target Options or under the Target Option Agreements, and all such rights, duties, liabilities, and obligations shall be merged with and into this Agreement.

2.
Option Consideration. In exchange for the termination and cancellation of the Target Options as set forth herein, at or after the Effective Time, Buyer will pay to Optionee an amount in cash, without interest, equal to the product of (i) the number of Target Option Shares multiplied by (ii) the excess, if any, of the Per Option Amount (as defined in the Reorganization Agreement) over the exercise price per share of such Target Option Shares

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(the “Option Cancellation Payment”), less applicable tax withholdings, if any. Buyer shall pay to the Optionee the Option Cancellation Payment on the first Business Day following the Effective Time.

3.
Exercise or Termination of Options Prior to Effective Time. This Agreement will not impair the ability of the Optionee to exercise, prior to the Effective Time, all or any portion of the Target Options in accordance with their terms. Upon any such exercise of Target Options prior to the Effective Time, or if any of the Target Options terminate or expire in accordance with their terms prior to the Effective Time, no Option Cancellation Payment will be paid with respect to such exercised, terminated or expired Target Options, it being the intent of the parties that the Option Cancellation Payment will be paid solely with respect to Target Options that are issued and outstanding immediately prior to the Effective Time.

4.
Release. At the Effective Time, the Optionee, for himself and his heirs, administrators and assigns, upon and in exchange for the payment to the Optionee of the Option Cancellation Payment, less applicable tax withholdings, irrevocably releases Target, Buyer, and their respective subsidiaries, and such entities’ respective successors and assigns (by merger or otherwise), and the directors, officers, employees, attorneys, representatives and agents of each of the foregoing, from any claim or liability whatsoever arising out of or related to the Optionee’s Target Options, Target Option Agreements or other agreements with Target evidencing the Target Options.

5.
Representations and Warranties. The Optionee represents and warrants that he holds no rights, options, warrants, securities or agreements of any character obligating Target or any subsidiary or affiliate of Target to issue, exchange, transfer, deliver or sell shares of Target Common Stock or other equity interests of Target to the Optionee, except for the Target Options set forth in the recitals to this Agreement. The Optionee further represents and warrants that he is the sole legal, record and beneficial owner of the Target Options set forth in the recitals to this Agreement, except to the extent of any spousal interest arising as a result of the community property laws of the State of Texas. The Optionee acknowledges that none of Buyer, Target or any other person or entity has made any oral or written representation, inducement, promise or agreement to the Optionee in connection with the cancellation of the Target Options, other than as expressly set forth in this Agreement. The Optionee hereby acknowledges and agrees that he (a) has read this Agreement in its entirety prior to executing it, (b) understands the provisions and effects of this Agreement and (c) has consulted with such attorneys, accountants and other financial or tax advisors as he or she has deemed appropriate in connection with his or her execution of this Agreement.

6.	Governing Law. This Agreement will be construed, performed and enforced in accordance with the laws of the State of Texas, without regard to its conflicts of law principles.

7.
Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which will constitute one and the same instrument. A facsimile or electronic scan in “PDF” format of a signed counterpart of this Agreement will be sufficient to bind the party or parties whose signature(s) appear thereon.

8.
Termination. If the Reorganization Agreement is terminated, this Agreement, without further action, shall be null and void, and the Target Options shall remain in existence in accordance with the provisions of the Target Option Agreement.

[Signature Page Follows]

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IN WITNESS WHEREOF, this Agreement has been executed as of the date first written above.

LIBERTY BANCSHARES, INC.

By:
Name:	Elliott S. Garsek
Title:	Chairman of the Board

OPTIONEE:

Name:

[Signature Page to Option Termination and Release Agreement]

Exhibit D

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Bank Merger Agreement”) is made as of August [•], 2017, by and between Veritex Community Bank (the “Bank”), and Liberty Bank (“Target Bank”).

RECITALS:

WHEREAS, Target Bank is a Texas banking association duly organized and existing under the laws of the State of Texas, having its principal offices in North Richland Hills, Texas, and a wholly-owned subsidiary of Liberty Bancshares, Inc., a Texas corporation and registered bank holding company (“Target”);

WHEREAS, the Bank is a Texas banking association duly organized and existing under the laws of the State of Texas, having its principal offices in the Dallas, Texas, and a wholly-owned subsidiary of Veritex Holdings, Inc., a Texas corporation and registered bank holding company (“Buyer”);

WHEREAS, Target and Buyer are parties to that certain Agreement and Plan of Reorganization dated as of August 1, 2017 (the “Reorganization Agreement”), pursuant to which (i) Freedom Merger Sub, Inc., a Texas corporation and a wholly-owned Subsidiary of Buyer (“Merger Sub”) will merge with and into Target, with Target as the surviving corporation in the Merger (the “Merger”), and (ii) immediately thereafter, Target will merge with and into Buyer, with Buyer being the surviving corporation (the “Second-Step Merger”, and together with the Merger, the “Integrated Mergers”);

WHEREAS, the Reorganization Agreement also contemplates that, immediately following the Integrated Mergers, Target Bank is to be merged with and into the Bank, with the Bank as the surviving bank (the “Bank Merger”);

WHEREAS, Target Bank has authorized capital stock of 1,500,000 shares of common stock, par value $1.00 per share, of which 1,500,000 shares are issued and outstanding, (all of such shares are hereby referred to as the “Target Bank Stock”) all of which are owned by Target;

WHEREAS, the Bank has authorized capital stock of 80,000 shares of common stock, par value $1.00 per share (“Bank Common Stock”) of which 80,000 shares are issued and outstanding and owned by Buyer;

WHEREAS, the Boards of Directors of Target Bank and the Bank have approved this Bank Merger Agreement and the transactions contemplated thereby, including, without limitation, the Bank Merger, and have authorized the execution and performance hereof; and

WHEREAS, as and when required by the provisions of this Bank Merger Agreement, all such action as may be necessary or appropriate shall be taken by Target Bank and the Bank in order to consummate the Bank Merger.

NOW, THEREFORE, in consideration of the premises, and of the mutual covenants and agreements herein set forth and for the purposes of prescribing the terms and conditions of the Bank Merger, Target Bank and the Bank hereby agree that Target Bank shall be merged with and into the Bank pursuant to Section 32.301 of the Texas Finance Code on the following terms and conditions:

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1.    The Bank Merger. At the Effective Time (as defined herein), Target Bank will merge with and into the Bank, pursuant to the provisions of and with the effect provided in Section 32.301 of the Texas Finance Code and Chapter 10 of the Texas Business Organizations Code. The Bank shall continue as the bank resulting from the Bank Merger (the “Resulting Bank”), and the separate corporate existence of Target Bank shall cease. The Articles of Association and Bylaws of the Bank shall continue in effect as the Articles of Association and Bylaws of the Resulting Bank, until the same shall be amended and changed as provided by law.

2.    Resulting Bank. The name of the Resulting Bank shall be “Veritex Community Bank”. The established main office and branch facilities of the Bank immediately prior to the Bank Merger shall continue as the established main office and branch facilities of the Resulting Bank and the established main office and branch facilities of Target Bank immediately prior to the Bank Merger shall become branch facilities of the Resulting Bank.

3.    Rights and Property of Resulting Bank. At the Effective Time, the corporate existence of Target Bank and the Bank shall, as provided in Section 32.301 of the Texas Finance Code and Chapter 10 of the Texas Business Organizations Code, be merged into and continued in the Resulting Bank; and the Resulting Bank shall be deemed to be the same Texas banking association as Target Bank and the Bank. All rights, franchises and interests of Target Bank and the Bank, respectively, in and to every type of property (real, personal and mixed) and chooses in action shall be transferred to and vested in the Resulting Bank by virtue of the Bank Merger without further act or deed, and without any assignment having occurred, but subject to any existing liens or other encumbrances thereon. The Resulting Bank, at the Effective Time and without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises and interests, including without limitation appointments, designations and nominations, and all other rights and interests as trustee, executor, administrator, transfer agent and registrar of stocks and bonds, guardian of estates, assignee, receiver, and in every other fiduciary capacity, and in every agency capacity, in the same manner and to the same extent as such rights, franchises and interests were held or enjoyed by Target Bank and the Bank, respectively, at the Effective Time.

4.    Liabilities and Obligations of Resulting Bank. At the Effective Time, the Resulting Bank shall be liable for all liabilities of Target Bank and of the Bank, respectively; and all deposits, debts, liabilities, obligations and contracts of Target Bank and of the Bank, respectively, matured or unmatured, whether accrued, absolute, contingent or otherwise, and whether or not reflected or reserved against on balance sheets, books of account or records of Target Bank or the Bank, as the case may be, including all liabilities of Target Bank and the Bank for taxes, whether existing at the Effective Time or arising as a result of or pursuant to the Bank Merger, shall be those of the Resulting Bank and shall not be released or impaired by the Bank Merger; and all rights of creditors and other obligees and all liens on property of either Target Bank or the Bank shall be preserved unimpaired.

5.    Exchange and Conversion of Shares. At the Effective Time, the shares of Target Bank Stock outstanding at the Effective Time shall, by virtue of the Bank Merger and without any action on the part of the holder thereof, be cancelled; and the shares of the Bank Common Stock issued and outstanding at the Effective Time shall, by virtue of the Bank Merger and without any action on the part of holders thereof, continue to be issued and outstanding. The result of such conversions shall be that the Bank, as the Resulting Bank, shall have 80,000 shares of its capital stock issued and outstanding, with a par value of $1.00 per share, all of which shares shall be owned by Buyer.

6.    Directors and Officers. The directors and officers of the Bank at the Effective Time shall be the directors and officers of the Resulting Bank plus such officers of Target Bank as the

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Board of Directors of the Resulting Bank shall determine.

7.    Shareholder Approval. This Bank Merger Agreement shall be submitted to Target, as the sole shareholder of Target Bank, and to Buyer, as the sole shareholder of the Bank, for approval by written consent. Upon approval by Target and Buyer, this Bank Merger Agreement shall be made effective as soon as practicable thereafter in the manner provided in Section 13 hereof.

8.    Dissenting Shareholders. Any shareholder of Target Bank who objects to the Bank Merger and follows the procedure for dissent set forth in the Texas Business Organizations Code, as amended, shall be entitled to the rights and benefits afforded to dissenting shareholders by such statute.

9.    Conditions to Consummation of the Bank Merger. Consummation of the Bank Merger as provided herein shall be conditioned upon the satisfaction of the conditions set forth in the Reorganization Agreement, certain of which may be waived in accordance with the terms and provisions of the Reorganization Agreement. Further, notwithstanding any provision in the Reorganization Agreement or any other provision of this Bank Merger Agreement, the obligation of the parties to consummate this Bank Merger Agreement is expressly subject to the prior consummation of the Integrated Mergers.

10.    Termination. This Bank Merger Agreement will terminate upon the termination of the Reorganization Agreement in accordance with its terms, or upon the mutual written consent of the Bank and the Target Bank, and in no other manner. Upon such termination, neither party to this Bank Merger Agreement will have any further liability or obligation by reason of this Bank Merger Agreement to the other party.

11.    Effect of Termination. In the event of the termination and abandonment of this Bank Merger Agreement pursuant to the provisions of Section 10 hereof, the liability by reason of this Bank Merger Agreement or the termination thereof on the part of either Target Bank, the Bank or the directors, officers, employees, agents or shareholders of either of them shall be determined pursuant to the terms and provisions of the Reorganization Agreement. Such terms and provisions are hereby incorporated herein by reference for all purposes.

12.    Amendment. To the extent permitted by law, this Bank Merger Agreement may be amended by a subsequent writing signed by all of the parties hereto upon the approval of the Board of Directors of each of the parties.

13.    Closing Date and Effective Time. The closing date of the Bank Merger (the “Closing Date”) shall be on a date as provided for in the Reorganization Agreement. Subject to the terms of and upon satisfaction on or before the Closing Date of all requirements of law and the conditions specified in this Bank Merger Agreement, the Bank Merger shall become effective at the opening of business on the date specified in the Certificate of Merger to be issued by the Texas Department of Banking under the seal of that office authorizing the Resulting Bank to conduct the business of banking, such time being herein called the “Effective Time.” If a time other than the opening of business is specified in said Certificate, the Effective Time shall be the time so specified.

14.    Multiple Counterparts. For the convenience of the parties hereto and to facilitate the filing and recording of this Bank Merger Agreement, any number of counterparts thereof may be executed, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument, but only one of which need be produced.

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15.    Rules of Construction. Descriptive headings as to the contents of particular sections are for convenience only and shall not control or affect the meaning, construction or interpretation of any provision of this Bank Merger Agreement. All sections referred to herein are sections of this Bank Merger Agreement. Each use herein of the masculine, neuter or feminine gender shall be deemed to include the other genders. Each use herein of the plural shall include the singular and vice versa, in each case as the context requires or as it is otherwise appropriate. The word “or” is used in the inclusive sense.

16.    Binding Effect; Assignment. All of the terms, covenants, representations, warranties and conditions of this Bank Merger Agreement shall be binding upon, and inure to the benefit of and be enforceable by, the parties hereto and their respective successors, representatives and permitted assigns. Nothing expressed or referred to herein is intended or shall be construed to give any person other than the parties hereto any legal or equitable right, remedy or claim under or in respect of this Bank Merger Agreement, or any provision herein contained, it being the intention of the parties hereto that this Bank Merger Agreement, the assumption of obligations and statements of the Bank hereunder, and all other conditions and provisions hereof are for the sole benefit of the parties to this Bank Merger Agreement and for the benefit of no other person. Nothing in this Bank Merger Agreement shall act to relieve or discharge the obligation or liability of any third party to any party to this Bank Merger Agreement, nor shall any provision give any third party any right of subrogation or action over or against any party to this Bank Merger Agreement. No party to this Bank Merger Agreement shall assign this Bank Merger Agreement, by operation of law or otherwise, in whole or in part, without the prior written consent of the other parties. Any assignment made or attempted in violation of this Section 16 shall be void and of no effect.

[Signature Page Follows]

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IN WITNESS WHEREOF, Target Bank and the Bank have caused this Bank Merger Agreement to be executed in counterparts by their duly authorized officers as of the date first above written, and the directors constituting a majority of the Board of Directors of each such bank have approved the Bank Merger and the execution of this Bank Merger Agreement.

VERITEX COMMUNITY BANK

By:
Name:	C. Malcolm Holland, III
Title:	Chairman and Chief Executive Officer

LIBERTY BANK

By:
Name:	Don R. Waters
Title:	Chairman of the Board

[Signature Page to Bank Merger Agreement]

Exhibit E

RELEASE BY DIRECTORS AND OFFICERS
THIS RELEASE (this “Release”), dated August [•], 2017, is by and among Liberty Bancshares, Inc. (“Target”), a Texas corporation and registered bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHCA”) Liberty Bank (“Target Bank”) wholly-owned subsidiary of Target, and [•] (the “Releasor”), a Director and/or Executive Officer of Target and/or Target Bank, in favor of the Target and/or Target Bank.
RECITALS:
WHEREAS, the Releasor is a duly elected or appointed director and/or executive officer of Target and/or Target Bank as of the date hereof;
WHEREAS, Target and Veritex Holdings, Inc. (“Buyer”), a Texas corporation and registered bank holding company under the BHCA (“Buyer”), and Freedom Merger Sub, Inc. (“Merger Sub”), a wholly owned subsidiary of Buyer, are parties to that certain Agreement and Plan of Reorganization, dated as of August 1, 2017 (as such agreement may be amended or supplemented from time to time, the “Reorganization Agreement”), pursuant to which Merger Sub will merge with and into Target, with Target as the surviving entity and immediately thereafter Target will merge with and into Buyer with Buyer as the surviving entity; and
WHEREAS, it is a condition to the obligation of Buyer to consummate the transactions contemplated by the Reorganization Agreement that the Releasor execute and deliver this Release to confirm the absence of, and release, certain claims by the Releasor Persons (as defined below) against Target or Target Bank arising from liabilities and obligations existing prior to the Effective Time (as defined in the Reorganization Agreement).
AGREEMENT:
NOW, THEREFORE, for and in consideration of the premises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned Releasor hereby agrees as follows:
1.Release. Effective at and as of the Effective Time, the Releasor, on his own behalf and on behalf of his heirs, executors, administrators, agents, successors and assigns (collectively, the “Releasor Persons”) hereby irrevocably and unconditionally releases, waives and forever discharges Target and Target Bank and their respective successors, predecessors, parents, subsidiaries, and affiliates, and all of their respective past and present officers, directors, shareholders, affiliates, agents and representatives (each, a “Released Party” and collectively, the “Released Parties”), from any and all manners of actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, executions, claims and demands of every type and nature whatsoever, known and unknown, in law or equity, now existing or that may arise after the date hereof (each a “Claim” and collectively, the “Claims”), relating to, arising out of or in connection with Target or Target Bank and their respective businesses or assets, including any Claims arising out of or resulting from the Releasor’s status, relationship, affiliation, rights, obligations and/or duties as a director, officer, employee or security holder of Target or Target Bank, as the case may be, for all periods occurring prior to the Effective Time; provided, however, that a Released Party shall not be released from any Claims of the Releasor Persons (a) in connection with any accrued compensation and other rights and benefits under any benefit plan, employment,

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severance, change in control or equity agreement or arrangement between the Releasor and Target and/or Target Bank set forth on Schedule 1 attached hereto, (b) as to any rights of indemnification pursuant to the certificate of incorporation or articles of association and bylaws (or similar constituent documents) of Target and Target Bank, (c) in connection with any deposits or similar accounts or banking products of the Releasor at Target Bank, (d) any written contractual obligations of Target or Target Bank owed to the Releasor on the date of this Release, set forth on Schedule 1 attached hereto (e) arising under or in connection with the Reorganization Agreement and the transactions contemplated thereby, (f) pursuant to indemnification rights under the laws of the respective states of incorporation of Target and Target Bank pertaining to current and former officers and directors of corporations organized thereunder.
The Releasor hereby represents and warrants that in his capacity as a director, officer, employee and/or security holder of Target or Target Bank, as applicable, the Releasor has no knowledge of any Claims that the Releasor may have against the Released Parties, except for any claims excepted from this Release in the proviso clause to Section 1 hereof or specifically described on Schedule 1 hereto.
2.Authority, Representation by Counsel. The Releasor hereby represents and warrants that he has full power and authority to enter into, execute and deliver this Release, all proceedings required to be taken to authorize the execution, delivery and performance of this Release and the agreements and undertakings relating hereto and the transactions contemplated hereby have been validly and properly taken and this Release constitutes a valid and binding obligation of the Releasor in the capacity in which executed. The Releasor further represents and warrants that he has entered into this Release freely of his own accord and without reliance on any representations of any kind of character not set forth herein. The Releasor enters into this Release after the opportunity to consult with his own legal counsel.
3.Successors. This Release shall be binding upon the undersigned Releasor, the Releasor Persons and their respective heirs, executors, administrators, agents, successors and permitted assigns and shall inure to the benefit of the Released Parties and their respective successors.
4.Governing Law. This Release shall be governed by and construed in accordance with the laws of State of Texas, without giving effect to any principles of conflicts of law.
5.Entire Agreement, Amendment. This Release represents the entire understanding between the parties relating to the subject matter hereof and supersedes all prior agreements and negotiations between the parties. This Release shall not be amended, modified, or altered in any manner except in writing signed by the parties hereto.
6.Severability, Modification. If any provision of this Release is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions shall remain in full force and effect, as if this Release has been executed without any such invalid provisions having been included. Such invalid provision shall be reformed in a manner that is both (a) legal and enforceable and (b) most closely represents the parties’ original intent.
7.Counterparts. This Release may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. A facsimile or electronic scan in “PDF” format of a signed counterpart of this Release will be sufficient to bind the party or parties whose signature(s) appear thereon.

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8.Termination of Agreement. This Release is executed and delivered contemporaneously with the execution and delivery of the Reorganization Agreement and before the Effective Time, but shall become effective only at and as of the Effective Time. If the Effective Time shall not occur for any reason, this Release shall not become effective but shall be void and of no force or effect.
[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have executed this Release as of the date first above written.

LIBERTY BANCSHARES, INC
By:
Name:	Elliott S. Garsek
Title:	Chairman of the Board

LIBERTY BANK

By:
Name:	Elliott S. Garsek
Title:	Chairman of the Board

RELEASOR

Name:

[Signature page to Release]

Schedule 1